AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON_______________________, 2010

Registration No. __________________

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORIUM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	56-1668867
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 500,
Wayne, Pennsylvania 19087
484-588-5400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip L. Calamia
Encorium Group, Inc.
Chief Financial Officer
435 Devon Park Drive, Building 500,
Wayne, Pennsylvania 19087
484-588-5400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Jason M. Shargel
Cozen O'Conner
1900 Market Street
Philadelphia, Pennsylvania 19103
215-665-6914

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Small reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered (Shares)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Rights to purchase shares of Common Stock, no par value (2)	[—]	—	—	$0.00
Common Stock, par value $0.001 per share, underlying the rights	[—]	[—]	$10,000,000	$713.00

(1)
This registration statement relates to (a) the subscription rights to purchase Common Stock and (b) the shares of Common Stock deliverable upon the exercise of the subscription rights pursuant to the rights offering described in this Registration Statement on Form S-1.

(2)
The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2010

PRELIMINARY PROSPECTUS

ENCORIUM GROUP, INC.

_____________________ SHARES OF COMMON STOCK
SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF UP TO __________________SHARES OF COMMON STOCK AT $_______ PER SHARE

We are distributing, at no charge, to holders of our common stock subscription rights to purchase up to _________________shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of common stock owned at 5:00 p.m., Eastern Time, on_____________, 2010, the record date of the rights offering.

Each subscription right will entitle you to purchase _______ share of our common stock at a subscription price of $____________ per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $_____________ per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.  The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on ___________, 2010, but we may extend the rights offering for additional periods ending no later than _________, 2010.   Our board of directors may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

We have agreed with American Stock Transfer & Trust Company, LLC to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have agreed with The Altman Group, Inc. to serve as information agent for the rights offering.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS.  You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE ____ OF THIS PROSPECTUS.

Our common stock is traded on The NASDAQ Capital Market under the symbol “ENCO.”  The last reported sales price of our common stock on ________________________ was $______________ per share. The shares of common stock issued in the rights offering will also be listed on The NASDAQ Capital Market under the same ticker symbol.  There is currently no market for the subscription rights and none is expected to develop after this offering.

This is not an underwritten offering. Our shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

	PER SHARE			AGGREGATE
Subscription Price	$	[___	]	$	[-],000,000.00
Estimated Expenses	$	[___	]	$	[_]00,000.00
Net Proceeds to Encorium	$	[___	]	$	[-,]00,000.000

If you have any questions or need further information about this rights offering, please call The Altman Group, Inc., our information agent for the rights offering, at________________ (call collect) or at  _______________________ (toll-free).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is June 9, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
SUMMARY	4
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	8
RISK FACTORS	14
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	24
THE RIGHTS OFFERING	25
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	32
USE OF PROCEEDS	35
PLAN OF DISTRIBUTION	35
CAPITALIZATION	36
DETERMINATION OF SUBSCRIPTION PRICE	36
DILUTION	37
BUSINESS	37
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION	44
PROPERTIES	44
LEGAL PROCEEDINGS	44
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE	56
OFFICER AND DIRECTOR INFORMATION	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	63
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	65
COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK	65
CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW	65
LEGAL MATTERS	66
EXPERTS	66
WHERE YOU CAN FIND MORE INFORMATION	67

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES	F-1

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Unless the context otherwise requires, the terms “Encorium,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to Encorium Group, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our common stock, you should read this prospectus carefully, including the sections entitled “Risk Factors” and “The Rights Offering,” and our consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009.

Our Company

We are a clinical research organization (“CRO”) that engages in the design and management of complex clinical trials for the pharmaceutical and biotechnology industries. Our mission is to provide our clients with high-quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials. We offer a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials, such as strategic trial planning, project management, monitoring, data management and biostatistics, pharmacovigilance, medical writing, quality assurance, and outsourcing of clinical staff.  We have clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, nephrology, endocrinology/metabolism, hematology, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, rheumatology, urology, ophthalmology, women’s health and respiratory medicine. The mix of projects is subject to change from year to year.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company generally conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  Such request stays any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Listing Qualification Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010.  If the Company completes the rights offering and at least [__]% of the subscription rights are exercised, the Company believes that it will meet the $2.5 million stockholders’ equity requirement as of the closing of the rights offering.

On February 16, 2010, the Company affected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company’s Common Stock,  were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.

The Company’s strategy is to continue to enhance its reputation as a superior provider of CRO services by providing its clients with exceptional performance ensuring that they achieve their goals on-time, on-budget and with superlative quality. This year has been a challenging one for the CRO industry, for the Company and for its customers. The Company and the biopharmaceutical industry as a whole have been profoundly affected by the negative conditions in the global economy.  In the near term, the Company’s strategy is to continue to adapt to the current changes in the industry and to continue to stabilize the Company’s operations by focusing on business development and reduction of expenses.  The Company’s longer term strategy is to become the world’s leading vaccine CRO with a primary focus on immunology and oncology.  The Company has had several recent successes in the vaccine industry. The Company was able to increase its vaccine business by approximately 150% during 2009 as compared to 2008.  In addition, during 2009, the Company was one of only seven leading CROs nominated and shortlisted for the Second Annual Vaccine Industry Excellence Award for Best Contract Research Organization.  With vaccine development as one of the Company’s primary focuses, the Company believes that global expansion through organic growth, acquisition and the formation of strategic partnerships into certain key markets such as South America and Asia Pacific is necessary to serve its clients’ needs.  In addition, the Company believes it will be necessary to market its services in the U.S. again but, in an effort to minimize risk, the Company currently plans to expand in the U.S. through strategic partnerships, as opposed to acquisition.

Our principal executive office is located at 435 Devon Park Drive, Building 500, Wayne, Pennsylvania 19087.  Our telephone number at that address is (484)-588-5400. Our website is located at http://www.encorium.com. Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

Securities Offered
We are distributing to you, at no charge, one subscription right to purchase _____ share of our common stock for every share of our common stock that you owned as of 5:00 p.m., Eastern Time, on ______________, 2010, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering will be $_____________.

Basic subscription rights	The basic subscription right will entitle you to purchase _____ share of our common stock for each share you owned as of the record date, at a subscription price of $______ per share.

Over-subscription privilege
If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to subscribe for a portion of any shares that are not purchased by our stockholders through the exercise of their basic subscription rights. You may subscribe for shares pursuant to this over-subscription privilege, subject to the purchase and ownership limitations described below. We will not issue fractional shares. Instead, we will round up any fractional rights to the nearest whole right, or any resulting fractional shares to the nearest whole share.

Limitation on the Purchase of Shares
You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Subscription Price	$__________________ per share.

Record Date	5:00 p.m., Eastern Time, on ____________________.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on ____________________, 2010.

Use of Proceeds
The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of $____million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $_______ million, assuming full participation.

Transferability of Rights	The subscription rights are not transferable.

Participation of Directors and Executive Officers
Certain of our officers and directors currently hold shares of Encorium common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their rights to purchase any shares.  See  “The Rights Offering-Directors’ and Executive Officers’ Participation.”

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at a subscription price of $______ per share.

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods. Our board of directors may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•
If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [ _  ], 2010. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [ _  ], 2010.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Subscription Agent	American Stock & Transfer Company, LLC

Information Agent	The Altman Group, Inc.

Shares Outstanding Before the Rights Offering	______________________shares of our common stock were outstanding as of _______, 2010.

Shares Outstanding After Completion of the Rights Offering	Assuming all shares are sold in the rights offering, we expect approximately _____________________shares of our common stock will be outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

The Nasdaq Capital Market	Our shares of common stock are currently listed for trading on The Nasdaq Capital Market under the ticker symbol “ENCO.”

Corporate Information
Our principal executive offices are located at 435 Devon Park Drive, Building 500,
Wayne, Pennsylvania. Our Internet address is www.encorium.com. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information contained on our website is not part of this prospectus.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering.  The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered in the rights offering and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, subscription rights to purchase shares of our common stock at a price of $______ per share. You will receive _____ subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on_______________, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase an aggregate of ______________shares of our common stock at a subscription price of $______ per share. For each share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase one ___  shares. For example, if you owned 100 shares of common stock as of the record date, you would have received_____ subscription rights and would have the right to purchase ______shares of our common stock for $_______ per share (or a total payment of $_______). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all.  If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.  We will not issue fractional shares. If you hold an Encorium Group, Inc. stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other stockholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege. As described below, this offering is limited to an aggregate subscription price of $_______________.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege).   See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.” Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. The percentage of shares each rights holder may acquire will be rounded up to result in delivery of whole shares.

American Stock Transfer and Trust Company, LLC, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

What happens if holders exercise basic subscription rights or over-subscription rights to purchase more than __________________shares in this offering?

If the rights holders exercise their basic subscription rights to purchase more than  ______________shares, we will allocate the ___________________ available shares pro rata among rights holders who exercise their basic subscription rights, based on the number of shares they own on the record date. If the rights holders exercise their basic subscription rights to purchase less than ___________________ shares, we will allocate the remaining available shares pro rata among rights holders who exercise their over-subscription rights, based on the number of shares they own on the record date. The allocation process will assure that the total number of shares available for basic subscriptions and over-subscriptions is distributed on a pro rata basis. The percentage of shares each rights holder may acquire will be rounded up to result in delivery of whole shares.

Payments for basic subscription and over-subscription rights will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the basic and over-subscription rights. If the prorated amount of shares allocated to you in connection with your basic subscription and over-subscription right is less than your basic subscription and over-subscription request, then the excess funds held by the subscription agent on your behalf will be promptly returned to you without interest or penalty. We will issue certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, American Stock Transfer and Trust Company , that you purchased pursuant to your basic subscription and over-subscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

 The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of $____million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $_______ million, assuming full participation. Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage.

In addition, as discussed above, NASDAQ previously determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As of December 31, 2009 the stockholders' equity of the Company was $2.3 million.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  Such request stays any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Listing Qualification Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010. If the Company completes the rights offering and at least [__]% of the subscription rights are exercised, the Company believes that it will meet the $2.5 million stockholders’ equity requirement as of the closing of the rights offering.

How was the $_____ per share subscription price determined?

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from [________________________], its financial advisor with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  See “The Rights Offering—Determination of Subscription Price” in this prospectus.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in Encorium will be diluted by other stockholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors—If you do not exercise your subscription rights, your percentage ownership in Encorium will be diluted.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on __________________, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If our board of directors cancels the rights offering, any money received from subscribing stockholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods, although we do not presently intend to do so.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price.

In addition, although the Company’s common stock is currently listed on The NASDAQ Capital Market, on April 22, 2010 the Company was notified by NASDAQ Stock Market that the Company’s common stock was being delisted for failure to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel which stays any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Listing Qualification Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010.  The Company intends to present a plan that includes a discussion of the actions the Company expects to take to regain compliance with NASDAQ listing rules.  Under Nasdaq's Listing Rules, the Panel may, in its discretion, grant an exception to the continued listing standards for a maximum of 180 calendar days from the date of the delisting determination, or through______, 2010.   However, there can be no assurances that the Panel will grant such exception or that if granted, the Company will be able to regain and/or maintain compliance with the criteria for continued listing on the NASDAQ Capital Market.

In the event the Company's stock is ultimately delisted after the appeals process, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus.   See   “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

Certain of our officers and directors are holders of our common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their subscription rights.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an Encorium stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on ____________, 2010. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Encorium. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on _____________, 2010.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by check or bank draft payable to “American Stock Transfer  & Trust Company LLC, as Subscription Agent,” drawn upon a U.S. bank or by wire transfer of immediately available funds. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offer.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $____________ per share.

Will the shares of common stock that I receive upon exercise of my rights be tradable on the NASDAQ Capital Market, other stock exchange or market, or on the OTC Bulletin Board?

  Although the Company’s common stock is currently listed on The NASDAQ Capital Market and we expect that the shares of our common stock to be issued upon the exercise of the rights also will be listed for trading on that market. On April 22, 2010 the Company was notified by NASDAQ Stock Market that the Company’s common stock was being delisted for failure to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel which stays any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Listing Qualification Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010.  The Company intends to present a plan that includes a discussion of the actions the Company expects to take to regain compliance with NASDAQ listing rules.  Under Nasdaq's Listing Rules, the Panel may, in its discretion, grant an exception to the continued listing standards for a maximum of 180 calendar days from the date of the delisting determination. However, there can be no assurances that the Panel will grant such exception or that if granted, the Company will be able to regain and/or maintain compliance with the criteria for continued listing on the NASDAQ Capital Market.

In the event the Company's stock is ultimately delisted after the appeals process, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus.   See   “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares other than as described herein, and no options for our common shares are exercised, prior to the expiration of the rights offering, if the offering is fully subscribed through the exercise of the subscription rights before the expiration of the rights offering, then additional shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of [  ] shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this rights offering will depend on the number of shares that are subscribed for in the rights offering by our stockholders.   In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will Encorium receive from the rights offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $[ ] million. It is possible that we may not sell all or any of the shares being offered to existing stockholders or that we will elect to cancel the rights offering altogether.

Have any stockholders indicated they will exercise their rights?

The Company’s largest stockholder, Ilari Koskelo, has indicated to the Company that he intends to exercise all of his basic subscription rights, but he has not made any formal commitment to do so.  Depending on the level of participation in the rights offering, the exercise by Ilari Koskelo of his basic subscription rights and oversubscription rights may result in Mr. Koskelo being able to exercise substantial control over matters requiring stockholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page _____ of this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

How do I exercise my subscription rights if I live outside the United States?

Subscription certificates will not be mailed to foreign holders. A foreign holder is any holder on the record date whose address of record is outside the United States or Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

What effect will the rights offering have on holders of stock options?

Option holders will not be eligible to participate in the rights offering with respect to stock options that are unexercised as of the record date. The offering will not affect the rights of option holders under our equity compensation plans and relevant stock option agreement.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on [  ], 2010.

Whom should I contact if I have other questions?

If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact our information agent for the rights offering, The Altman Group, Inc. at ___________ (toll-free) or, for banks and brokers, at __________________.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 and the risks we have highlighted in other sections of this prospectus.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire in the rights offering, and since you cannot revoke the exercise of your subscription rights, you could be committed to buying shares above the market price of our common stock.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.  Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on The Nasdaq Capital Market under the symbol “ENCO,” and the last reported sales price of our common stock on The Nasdaq Capital Market on ______________, 2010 was $_____ per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell shares that you purchase in the rights offering.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership in Encorium will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately [_ ] shares of our common stock. If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [  ], 2010, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

The rights offering does not require a minimum amount of proceeds for us to close the offering, which means that if you exercise your rights, you may acquire additional shares of common stock in us when we do not have enough capital to execute our business strategy in the long term.

There is no minimum amount of proceeds required to complete the rights offering and your exercise of your subscription rights is irrevocable. Therefore, if you exercise your basic subscription rights or the over-subscription privilege, but we do not sell the entire amount of securities being offered in this rights offering, you may be investing in a company that does not have sufficient capital to execute its business strategy.

Depending on the level of participation in the rights offering, Ilari Koskelo may be able to exercise substantial control over matters requiring shareholder approval upon completion of the offering.

On the record date of the rights offering, Ilari Koskelo beneficially owned [        ]% of the outstanding shares of the Company’s common stock. As a shareholder as of the record date, Ilari Koskelo will have the right to subscribe for and purchase shares of our common stock under both the basic subscription and oversubscription rights provided by the rights offering. Mr. Koskelo has indicated to the Company that he intends to exercise all of his basic subscription rights, but has not made any formal commitment to do so. If Mr. Koskelo exercises its rights in the rights offering and a significant number of other stockholders do not exercise their rights, the ownership percentage of Mr. Koskelo following completion of the offering may increase to greater than ___% of the outstanding shares of the Company’s common stock. If this were to occur, Mr. Koskelo would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of Mr. Koskelo.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm Eastern Time on [                      ], 2010, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related to Our Business

We may not be able to meet our cash requirements without implementing cost cutting initiatives, increasing revenues, and maintaining current customer contracts; failure to do so will result in the need to raise additional capital or significantly reduce our operating costs, which may include the cessation of operations in certain countries.

Historically, our net cash used in operations has been substantial. Our net cash used in operations for the three months ended March 31, 2010 was $337 thousand. Our cash and cash equivalents as of March 31, 2010 was $165 thousand as compared to $197 thousand as of December 31, 2009. We anticipate that will meet our cash requirements at least into June of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all. Given the current levels of the trading price of the Company’s common stock, if the Company were to raise additional capital by issuing equity securities, existing stockholders’ percentage ownership would be reduced and they would experience substantial dilution. If we were to raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain additional capital, we will scale back our operations until such capital is obtained or seek stockholder approval to wind down operations and liquidate the company.

The perception that we may not be able to continue as a going concern may adversely affect our business.

Any perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to win new contracts and/or raise additional capital.

We currently fail to meet NASDAQ’s $2.5 million minimum stockholders’ equity requirement for continued listing and may not be able to meet the other listing requirements in the future, with the result being that our Common Stock may be delisted from NASDAQ.

Our common stock began trading on NASDAQ in December 1997. There are several requirements for continued listing on NASDAQ including, but not limited to, a minimum stock price of $1.00 per share and either (a) $2.5 million or more in stockholders’ equity, (b) market capitalization of $35.0 million or more, or (c) net income in the last fiscal year, or two of the last three fiscal years, of $500,000 or more.

On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received  a delisting action on April 29, 2010 from the NASDAQ Stock Market notifying the Company of its  failure to comply with the requirement.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  Such request will stay any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010.  There can be no assurances as to the outcome of the hearing and our continued listing on The NASDAQ Stock Market.

In addition, on September 15, 2009 the Company received notice from NASDAQ that the minimum bid price of the Company's common stock was below $1.00 per share for thirty consecutive business days and that it was therefore not in compliance with Marketplace Rule 5550(a)(1).  The notification letter gave the Company until March 15, 2010 to regain compliance with the minimum closing bid price requirement.  In an effort to satisfy the minimum bid price requirement of $1.00, on February 16, 2010 the Company affected a one-for-eight reverse stock split of the Company’s common stock.  Although as of the date of the filing of this Annual Report on Form 10-K for the period ended December 31, 2009 the Company is in compliance with minimum bid requirement, there can be no assurances that the Company will continue to meet this requirement in the future or the other listing requirements required for continued listing, with the result being that our common stock might be delisted.

If delisted, our common stock will likely be quoted in the over-the-counter market in the so-called “pink sheets” or quoted in the OTC Bulletin Board. In addition, our common stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to “penny stocks.”  These rules require brokers who sell securities that are subject to the rules, and who sell to persons other than established customers and institutional accredited investors, to complete required documentation, make suitability inquiries of investors and provide investors with information concerning the risks of trading in the security. These requirements would make it more difficult to buy or sell our common stock in the open market. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by clients and employees, the loss of institutional investor interest and fewer business development opportunities.

Our backlog may not be indicative of future results.

Backlog is the amount of revenue that remains to be earned and recognized on written awards, signed contracts and letters of intent. We cannot be certain that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including: the ability of clients to reduce or expand the size and duration of the projects (some are performed over several years); the termination or delay of projects; and a change in the scope of work during the course of a project. In addition since our backlog is reported in U.S. Dollars, but substantially all of our contracts are denominated in currencies other than the U.S. Dollar, changes in the foreign currency exchange rates could reduce the amount of backlog reported.

Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of future results and should not be relied upon.

Our inability to forecast our revenue pipeline or convert revenue pipeline into contracts could increase fluctuations in our revenue and financial results.

We use a “pipeline” system, a common industry practice, to forecast contract awards and trends in our business. Our management team monitors the status of all potential contract awards, including the potential dollar amount of each contract transaction. We aggregate these estimates periodically to generate a pipeline and then evaluate the pipeline to identify trends in our business. This pipeline analysis and related estimates of revenue may differ significantly from actual revenues in a particular reporting period. When customers delay contracts, reduce the amount of their contract or cancel contracts altogether, it will reduce the rate of conversion of the pipeline into contracts and our revenues will be harmed. Our inability to respond to a variation in the pipeline or in the conversion of the pipeline into contracts in a timely manner, or at all, could cause us to plan or budget inaccurately and thereby could adversely affect our results of operations and financial condition.

Our operating results can be expected to fluctuate from period to period.

Fluctuating operating results are usually due to the level of new business awards in a particular period and the timing of the initiation, progress or cancellation of significant projects. Even a short acceleration or delay in such projects could have a material effect on our results in a given reporting period. Varying periodic results could adversely affect the price of our common stock if investors react to our reporting operating results which are less favorable than in a prior period or lower than those anticipated by investors or the financial community generally.

Our stock price may continue to experience fluctuations.

The market prices of securities of thinly-traded companies such as ours generally are highly volatile.  In this market environment, the sale of a substantial number of shares of our common stock in the public market or the perception that such a sale might occur would likely have a materially adverse effect on the market price of our common stock.

Any litigation brought against us as a result of this volatility could result in substantial costs and a diversion of our management’s attention and resources, which could negatively impact our financial condition, revenues, results of operations, and the price of our common stock.

If we raise additional capital by issuing equity securities in a fluctuating market, many or all of our existing stockholders may experience substantial dilution, and if we need to raise capital by issuing equity securities at a time when our stock price is down, we may have difficulty raising sufficient capital to meet our requirements.

We may incur additional impairment charges which may adversely affect our results of operations.

The Company follows the provisions ASC 805, “Business Combinations” and ASC 350, “ Goodwill and Other Intangible Assets,” applicable to business combinations. In accordance with these standards, goodwill acquired in connection with the acquisition of Encorium Oy was not amortized. Under ASC 350, goodwill is subject to impairment testing annually or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The Company performed its annual impairment testing as of November 1, 2009 and determined that both goodwill and related intangible assets acquired in connection with the acquisition of Encorium Oy were not impaired and that no adjustment to the carrying value was necessary as of that date.  Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization. If our stock price continues to decline or if economic conditions continue to deteriorate, we may incur additional impairment charges which may adversely impact our results of operations and financial condition.

Failure to develop new business in our intensely competitive industry will cause our revenues to decline.

The market for clinical research services is highly competitive. We primarily compete against in-house departments of pharmaceutical, and biotechnology  companies and other clinical research organizations. Competitors in our industry range from small, limited-service providers to full service, global clinical research organizations. Many of our competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Icon Clinical Research, and Kendle International, Inc.  In addition, many of our competitors have substantially greater financial and other resources than we do. Significant factors in determining whether we will be able to compete successfully include: our consultative and clinical trials design capabilities; our reputation for on-time quality performance; our expertise and experience in specific therapeutic areas; the scope of our service offerings; our ability to recruit investigators and study subjects in a timely manner; our strength in various geographic markets; the price of our services; our ability to acquire, process, analyze and report data in a time-saving and accurate manner; our global data services capabilities; our ability to manage large-scale clinical trials both domestically and internationally; and our size.

If our services are not competitive based on these or other factors and we are unable to develop an adequate level of new business, our business, backlog position, financial condition and results of operations will be materially and adversely affected. In addition, we may compete for fewer clients arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred clinical research organizations that have far greater resources and capabilities.

Our services may from time to time experience periods of increased price competition that could have a material adverse effect on our profitability and revenues. Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low. Therefore, as a general matter, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients.

We depend on a small number of industries and clients for our business, and the loss of one of our significant clients could cause revenues to drop quickly and unexpectedly.

Historically, projects in the fields of cardiovascular, oncology, immunology, vaccines, medical devices as well as clinical staff outsourcing have represented 50-75% of our European project work, although the mix of projects is subject to change from year to year. Our net revenues from our top largest clients amounted to 51% of our net revenues representing 20%, 15%, 9% and 7% of our net revenues, respectively, for the three months ended March 31, 2010, as compared to the three months ended March 31, 2009 in which net revenues from these clients amounted to 51% of our revenues representing 36%, 3%, 9% and 3%. The Company expects that a relatively small number of clients will continue to represent a significant percentage of its net revenue.  Contracts with these clients generally can be terminated on short notice. The loss of business from any one of these significant clients would have a material and adverse effect on its business and revenues.

Loss of key personnel, or failure to attract and retain additional personnel, may cause the success and growth of our business to suffer.

Our future success depends on the personal efforts and abilities of the principal members of our senior management and scientific team to provide strategic direction, develop business, provide service to our clients, manage our operations and finances, and maintain a cohesive and stable environment. The loss of their services might significantly delay or prevent the achievement of business development and strategic objectives. As a provider of complex clinical trial support services, our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for qualified personnel is intense and we cannot assure you that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future. The loss of services of any of our key executives may have a material and adverse affect on our business operations, results of operations and financial position.

Competition for our key executives and skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We compete with clinical research organizations, pharmaceutical and biotechnology companies, and academic and research institutions that have far greater financial resources to recruit skilled personnel. Our inability to attract and retain qualified executives and scientific staff could have a material and adverse affect on our business plan, results of operations and financial condition. There can be no assurance that we will be able to continue to attract and retain qualified executives and scientific staff in the future.

We may bear financial losses because our contracts may be delayed or terminated or reduced in scope for reasons beyond our control.

Our contracts generally may be terminated or reduced in scope either immediately or upon notice. Clients may terminate or delay their contracts for a variety of reasons, including, but not limited to, the failure of products to satisfy safety requirements, unexpected or undesired clinical results, merger or potential merger-related activities, the client’s budget constraints, the client’s decision to terminate the development of a particular product or to end a particular study, insufficient patient enrollment in a study, insufficient investigator recruitment, manufacturing problems resulting in shortages of the product, or our failure to perform our obligations under the contract. This risk of loss or delay of contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies.

Also, over the past several years we have observed that clients may be more willing to delay, cancel or reduce contracts more rapidly than in the past. In addition, companies may proceed with fewer clinical trials or conduct them without assistance of contract research organizations as a result of changing priorities or other internal considerations. These factors may cause such companies to cancel contracts with CROs, such as Encorium. The loss, reduction in scope or delay of a significant contract or the loss or delay of multiple contracts could materially and adversely affect our business, results of operations and financial condition.

The fixed price nature of our contracts could have a negative impact on our operating results.

A significant portion of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts, fail to effectively estimate the cost to complete fixed price contracts, or if we experience significant cost overruns, our business, results of operations and financial condition could be materially and adversely affected. In addition, contracts with our clients are subject to change orders, which occur when the scope of work performed by us needs to be modified from what was originally contemplated by our contract with the client. This can occur, for example, when there is a change in a key study assumption or parameter or a significant change in timing. Under U.S. generally accepted accounting principles, we cannot recognize additional revenue anticipated from change orders until appropriate documentation is received by us from the client authorizing the change made. However, if we incur additional expense in anticipation of receipt of that documentation, we must recognize the expense as incurred. Further, we may not be successful convincing our clients to approve change orders which change the scope of current contracts. Such under-pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Changes in outsourcing trends in the pharmaceutical and biotechnology industries could materially and adversely affect our operating results and growth rate.

Industry trends and economic factors that affect our clients in the pharmaceutical and biotechnology industries also affect our business. Our revenues depend greatly on the expenditures made by the pharmaceutical and biotechnology industries in research and development. The practice of many companies in these industries has been to hire outside organizations like us to conduct clinical research projects. This practice has grown significantly in the last decade, and we have benefited from this trend. However, if this trend were to change and companies in these industries were to reduce the number of research and development projects they outsource, our business could be materially and adversely affected. For example, over the past several years, mergers and other factors in the pharmaceutical industry appear to have slowed decision-making by pharmaceutical companies and delayed drug development projects. The continuation of or increase of these trends could have a negative affect on our business.

Additionally, numerous governments and managed care organizations have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits that can be derived on new drugs, our clients might reduce their research and development spending, which could reduce our business.

Failure to comply with existing regulations could harm our reputation and our operating results.

Any failure on our part to comply with applicable regulations could result in the termination of on-going clinical research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to verify that patient participants were fully informed and had fully consented to a particular clinical trial, the data collected from that trial could be disqualified. If this were to happen, we could be contractually required to repeat the trial at no further cost to our client, but at a substantial cost to us. The issuance of a notice from the FDA based upon a finding of a material violation by us of GCP requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations. Similar notices could be issued from the regulatory authorities in other countries where we conduct clinical studies. Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Changes in governmental regulation could reduce the need for the services we provide, which would negatively affect our future business opportunities.

In recent years the United States Congress, state legislatures and foreign governments have considered various types of health care reform in order to control growing health care costs. The United States Congress, state legislatures and foreign governments may again address health care reform in the future. We are unable to predict what legislative proposals will be adopted in the future, if any.

Implementation of health care reform legislation that results in additional costs to develop new drugs could limit the profits that can be made by our clients from the development of new products. This could adversely affect our clients’ research and development expenditures, which could in turn decrease the business opportunities available to us both in the United States and elsewhere. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings. We cannot predict the likelihood of any of these events.

Governmental agencies throughout the world, but particularly in the U.S., strictly regulate the drug development and approval process. Our business involves helping pharmaceutical and biotechnology companies navigate the regulatory drug approval process. Any changes in drug approval regulatory requirements such as the introduction of simplified drug approval procedures or an increase in regulatory requirements that we have difficulty satisfying, could eliminate or substantially reduce the need for our services. These and other changes in regulation could have an impact on the business opportunities available to us. As a result, our business, results of operations and financial condition may be materially and adversely affected.

Proposed and future laws and regulations, including laws and regulations relating to the confidentiality of patient information, might increase the cost of our business, increase our risks of liability or limit our service offerings.

Various governments might adopt healthcare legislation or regulations that are more burdensome than existing regulations. These changes could increase our expenses or limit our ability to offer some of our products or services. For example, the confidentiality of patient specific information and the circumstances under which it may be released for inclusion in our databases or used in other aspects of our business are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information and other personal health information has been proposed at both the state and national levels and is likely to be proposed in other countries. Proposed federal regulations governing patient specific health information might require us to implement new security measures that require substantial expenditures or limit our ability to offer some of our products and services. These regulations might also increase our costs by creating new privacy requirements and mandating additional privacy procedures for our business, thereby materially and adversely affecting our business, results of operations and financial condition.

Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our business, operating results and financial position.

Recently, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions, the ongoing effects of the war in Iraq, recent international conflicts and terrorist and military activity, and the impact of natural disasters and public health emergencies. If economic growth in the global economy is further slowed, many customers may delay or reduce spending on our services, which would harm our business, results of operations and financial condition.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend upon our clients, study sites and our facilities, as well as the ability to readily travel among these, for the continued operation of our business. We also depend upon the continuous, effective, reliable and secure operation of our computer hardware, software, networks, telecommunications networks, internet servers and related infrastructure. However, catastrophic events, including terrorist attacks, could still disrupt our operations, those of our clients or study sites, or our ability to travel among these locations, which would also affect us. Although we carry business interruption insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event affecting our facilities could have a material and adverse affect on our business and results of operations.

Our success depends on our ability to keep pace with rapid technological changes that could make our products and services less competitive or obsolete.

The clinical research aspects of the pharmaceutical and biotechnology industries are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete.  If we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position, and in turn our business, results of operations and financial condition, would be materially and adversely affected.

We may have exposure to substantial personal injury claims and may not have adequate insurance to cover such claims.

Our business primarily involves the testing of experimental drugs and biologics or other regulated products on consenting human volunteers pursuant to a study protocol. These tests create a risk of liability for personal injury to or death of volunteers resulting from negative reactions to the drugs administered or from improper care provided by third-party investigators, particularly to volunteers with life-threatening illnesses. In connection with many clinical trials, we contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. We do not believe that we are legally accountable for the medical care rendered by third party investigators, and we seek to limit our liability with our clients, third party investigators and others. Although our contracts with clients generally include indemnity provisions and we have loss insurance, our financial condition and results of operations could be materially and adversely affected if we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage. Additionally, our financial condition could be materially and adversely affected if our liability exceeds the amount of our insurance.

Contractual indemnification provisions generally do not protect us against liability arising from certain of our own actions, such as negligence. Our financial condition and results of operations could be materially and adversely affected if we were required to pay damages or bear the cost of defending any claim which is not covered by a contractual indemnification provision, in the event that a party who must indemnify us does not fulfill its indemnification obligations, or if the amount we are required to pay is beyond the level of our insurance coverage. In addition, we may not be able to continue to maintain adequate insurance coverage on terms acceptable to us.

If we are unable to attract suitable willing volunteers for the clinical trials of our clients, our results could be materially and adversely affected.

One of the factors on which we compete is the ability to recruit independent investigators who can identify volunteers for the clinical studies we manage on behalf of our clients. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted, which to date have provided an adequate pool of potential subjects for research studies. Many of our contracts include payments for achieving specific targets directly tied to the recruitment of study subjects. The trials we manage and our operating results could be materially and adversely affected if we are unable to attract suitable and willing volunteers on a consistent basis.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

We do not intend to pay dividends.

We have never paid any cash dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future.

Failure to comply with Section 404 of the Sarbanes-Oxley Act could negatively impact the market price of our stock Failure to maintain effective internal controls in accordance price.

If, in the future, we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could negatively impact the market price of our common stock.

Actions or inspections by regulatory authorities may cause clients not to award future contracts to us or to cancel existing contracts, which may have a material and adverse effect on our results of operations.

We may be subject to continuing inspections of our facilities and documentation in connection with studies we have conducted in support of marketing applications, or routine inspections of our facilities that have yet to be inspected by regulatory authorities. Regulatory authorities can have significant authority over the conduct of clinical trials, and they have the power to take regulatory and legal action in response to violations of clinical standards, subject protection and regulatory requirements in the form of civil and criminal fines, injunctions and other measures. Additionally, there is a risk that actions by regulatory authorities, if they result in significant inspectional observations or other measures, could cause clients not to award us future contracts or to cancel existing contracts. Depending upon the amount of revenue lost, the results could have a material and adverse affect on our results of operations.

We might lose business opportunities as a result of healthcare reform.

Numerous governments have undertaken efforts to control healthcare costs through legislation, regulation and voluntary agreements with healthcare providers and drug companies. Healthcare reform could reduce the demand for our services and, as a result, our revenue. Any such legislation could cause our customers to spend less on research and development. If this were to occur, we could have fewer clinical trials for our business, which could reduce our earnings.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

Since the sale of our U.S. Business on July 16, 2009, all of our operations are conducted outside the U.S. Our business is subject to substantial risks associated with doing business internationally, including:

•	less stable political and economic environments and changes in a specific country’s or region’s political or economic conditions,

•	potential negative consequences from changes in tax laws affecting our ability to repatriate profits,

•	unfavorable labor regulations,

•	greater difficulties in managing and staffing foreign operations,

•
the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions, and to maintain an effective compliance program to ensure compliance,

•	changes in trade policies, regulatory requirements and other barriers,

•	civil unrest or other catastrophic events, and

•	longer payment cycles of foreign customers and difficulty collecting receivables in foreign jurisdictions.

These factors are beyond our control. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on our business, results of operations or financial condition.

We have substantial exposure to currency risks.

Since the sale of our U.S. Business on July 16, 2009, all of our operations are conducted outside the U.S. We operate in many foreign countries and are subject to exchange rate gains and losses for multiple currencies. We may also be subject to foreign currency transaction risk when our service contracts are denominated in a currency other than the currency in which we incur expenses or earn fees related to such contracts. Changes in the exchange rate foreign currencies and the U.S. dollar could materially affect the translation of our subsidiaries’ financial results into U.S. dollars for purposes of reporting our consolidated financial results.

The Company depends on the biopharmaceutical industry for most of its revenue.

The Company’s revenues depend on the outsourcing trends, size of the drug-development pipeline and research and development expenditures of the biopharmaceutical industry. Economic factors and industry trends that affect companies in the industry affect its business. A slowdown in research and development spending or a reprioritization of the drug development pipelines or limited access to capital to fund projects in the biopharmaceutical industry could negatively affect our net service revenues and results of operations. Mergers and acquisitions in the biopharmaceutical industry and the related rationalization of the drug-development pipelines could result in delay or cancellation of certain existing projects.

The Company’s indebtedness could adversely affect its business and financial condition.

As of March 31, 2010, the Company’s consolidated indebtedness was $1.6 million.  The Company’s level of indebtedness will have several important effects on its future operations. For example, the Company will be required to use a portion of its cash flow from operations for the payment of principal and interest due on its outstanding indebtedness.  In addition, the Company’s outstanding indebtedness and leverage could increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures. Finally, the level of the Company’s outstanding indebtedness may affect its ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions as well as conditions affecting the Company’s operations specifically, including, but not limited to, financial and business conditions, many of which are beyond its control, may affect its future performance. As a result, these and other factors may affect the Company’s ability to make principal and interest payments on its indebtedness. The Company’s business might not generate the cash flow necessary to service its indebtedness.  If the Company cannot generate sufficient cash flow from operations in the future to service its indebtedness, it may, among other things:

•	Seek additional financing in the debt or equity markets;

•	Seek to refinance or restructure all or a portion of its indebtedness;

•	Sell selected assets; and/or

•	Reduce or delay planned capital expenditures.

These measures might not be sufficient to enable the Company to service its indebtedness in which event an event of default could potentially occur under one of the Companies loan facilities which would materially and adversely affect the Company’s financial condition and operations.

The Company may be exposed to risk from its various counterparties.

The current global economy has shown signs of weakening and continues to show signs of fragility; its impact may be far reaching. As a result, the Company may be exposed to risks related to defaults from its suppliers and customers.   Key suppliers could fail to deliver agreed upon goods or services. Customers may not be able to obtain financing for their clinical trials with the Company, which may result in the delay or cancellation of these trials. Additionally, customers may not be able to pay or may pay receivables more slowly than in the past resulting in bad debt expenses or poor cash flow.

We could make acquisitions  that could be difficult to integrate, disrupt our business, dilute the equity of our stockholders and harm our operating results.

In an effort to realize our strategic goal of becoming the world’s leading vaccine CRO, we may make acquisitions. Acquisitions involve risks, including (i) the inability to successfully integrate acquired businesses or to realize anticipated synergies, economies of scale or other expected value; (ii) difficulties in managing and coordinating operations at new sites; (iii) the loss or termination of key employees of acquired businesses; (iv) the loss of key customers of acquired businesses; (v) performance of acquired products; (vi) unanticipated expenses in connection with refining and improving acquired products; (vii) diversion of management’s attention from other business concerns; and (viii) risks of entering businesses and markets in which we have no direct or limited prior experience. Acquisitions may result in the utilization of cash and marketable securities, dilutive issuances of equity securities and the incurrence of debt, any of which would weaken our financial position. In addition, acquisitions may result in the creation of (i) certain definite-lived intangible assets that increase amortization expense, (ii) goodwill and other indefinite-lived intangible assets that subsequently may result in large write-downs should these assets become impaired and (iii) earn-out or other payments that may need to be expensed rather than recorded as additional goodwill.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

 This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on___________________, 2010, subscription rights to purchase shares of our common stock at a price of $_______ per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately _____________ shares of our common stock for an aggregate purchase price of $____ million.

Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on __________________, 2010. Each subscription right entitles the holder to a basic subscription right to purchase_______ shares and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase _____shares of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of _________per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

We will not issue or pay cash in place of fractional rights or fractional shares. Instead, we will round up any fractional rights to the nearest whole right, or any resulting fractional shares to the nearest whole share. We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that other stockholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

American Stock Transfer and Trust Company, LLC, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription rights and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Determination of Subscription Price

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from_____________________,  our financial advisor with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Reasons for the Rights Offering

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of $____million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $_______ million, assuming full participation.

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage.

Directors’ and Executive Officers’ Participation

Certain of our officers and directors currently hold shares of Encroium common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their Rights to purchase any shares.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights will be diluted.  See  “Questions and Answers Related to the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. All questions as to the validity, form, eligibility, including times of receipt and matters pertaining to beneficial ownership, and the acceptance of rights certificates and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional, or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.  You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold an Encorium stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on [ _  ], 2010.  Rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their rights certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the basic subscription, all over-subscriptions will be honored in full. Otherwise, remaining shares will be allocated on a pro rata basis as described under “Over-Subscription Privilege” above.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue ______ subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full in U.S. currency by:

• check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn against a U.S. bank; or

• wire transfer of immediately available funds to the subscription account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, at JPMorgan Chase Bank, 55 Water Street,New York, New York 10005, ABA #021000021, Account #530-354616 American Stock Transfer, Reference: Encorium Group, Inc. with reference to the rights holder's name.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank.

If you elect to exercise your subscription rights, you should consider using a certified check or bank draft to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check or bank draft, drawn upon a U.S. bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US.   We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Rights Certificate or Payment

If you fail to complete and sign the required rights certificates or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect rights certificate, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date and Cancellation Rights

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [ _ ], 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [ _  ], 2010, expiration date that we have established for the rights offering.

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.

 Unexercised Subscription Rights

In the event all or any portion of the subscription rights are not exercised prior to the expiration of the rights offering, any such unexercised rights will terminate automatically and have no value. Thereafter, no additional shares of common stock will be issued by the Company in connection with this rights offering.

Subscription Agent

The subscription agent for this offering is American Stock Transfer LLC. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or, if your shares are hold by a nominee, to such nominee.

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The Company’s information agent for the rights offering is The Altman Group, Inc. If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact the Altman Group, Inc. at____________________ (toll-free) or, for banks and brokers, at __________________(call collect).

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent, which we estimate will total $[].

You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights.

No Fractional Shares

All shares will be sold at a purchase price of $[] per share. We will not issue fractional shares.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the company’s information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [ _  ], 2010, expiration date.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Intended Purchases

Our largest stockholder, Ilari Koskelo, has indicated to us that he intends to exercise all of his basic subscription rights, but has not made any formal commitment to do so, for a total exercise of           shares equaling approximately $[      ] million (he currently holds approximately [      ]% of the outstanding shares of the Company’s common stock). Depending on the level of participation in the rights offering, the exercise by Mr. Koskelo of his subscription rights may result in Mr. Koskelo being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of _________2010, ______________________shares of our common stock were issued and outstanding. If the rights offering is fully subscribed through the exercise of the subscription rights, then an additional ________________shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of [  ] shares of common stock outstanding. The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held exclusively as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	retirement plans, individual retirement accounts, or other tax deferred accounts;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. holders, nor does it address any tax considerations to persons other than U.S. holders.  You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes under Section 305(a) of the Code because the distribution of the subscription rights should not be deemed a “disproportionate distribution” under Section 305(b), as described below.  This position is not binding on the IRS, or the courts, however.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s  pro rata  share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any. Distributions having this effect are referred to as “disproportionate distributions.”

The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a gain or loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised, if any, will be re-allocated to the existing common stock.

Sale or Other Disposition of Subscription Rights

If you sell or otherwise dispose of the subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (a) the proceeds of sale and (b) your tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above).  Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights, determined as described in “—Tax Basis and Holding Period of the Subscription Rights” above, exceeds one year at the time of disposition.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to certain exceptions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made to you of proceeds from the sale of subscription rights or rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding (currently at a rate of 28%). Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SUBSCRIPTION RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

USE OF PROCEEDS

The net proceeds will be used for anticipated working capital needs and general corporate purposes. We expect that the total purchase price of the shares offered in this rights offering to be $_______ million, assuming full participation.

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of $____million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

PLAN OF DISTRIBUTION

Overview

We will distribute the subscription rights certificates and copies of this prospectus to individuals who owned shares of our common stock at 5:00 p.m. Eastern Time on ____________________________2010.   If you wish to exercise your subscription rights and purchase shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions about whether your completed rights certificate or payment has been received, you may call our information agent,________________________________________________--.

Financial Advisor

We have not engaged any dealer-manager or any broker-dealer to engage in solicitation of the exercise of rights or to underwrite the rights offering.  However, we have engaged ___________as our financial advisor in connection with financing alternatives, including the rights offering, for which it will be paid a customary fee. ____________________has not prepared any report or opinion constituting a recommendation to us or any subscriber for our shares of common stock, nor has  it prepared an opinion as to the purchase price or terms of the rights offering. _________________ expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock.

Directors, Executive Officers and Employees

We are offering shares directly to you pursuant to the rights offering. Our directors and executive officers may participate in the solicitation of our stockholders for the exercise of subscription rights for the purchase of shares. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of Encorium may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares or to provide advice regarding the exercise of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the subscription rights or shares.

CAPITALIZATION

The following table shows our historical consolidated capitalization at March 31 2010, our pro forma consolidated capitalization at March 31, 2010  giving effect to the sale of an assumed _________________ shares at the subscription price of $___________________________ per share and the receipt of net proceeds of $[ _ ] million from the rights offering after deducting estimated offering expenses in the amount of $[ _ ]. You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference into this prospectus.

At March 31, 2010
Pro Forma
	Actual	As Adjusted
(dollars in thousands)
Cash and cash equivalents and restricted cash	$

Total liabilities excluding debt	$

Total debt	$

Common stock, $0.001 par value ()

Accumulated other comprehensive income

Common stock held in treasury (20,794 shares), at cost

Additional paid-in capital

Accumulated deficit

Total shareholders’ equity	$

Total liabilities and shareholders’ equity	$

DETERMINATION OF SUBSCRIPTION PRICE

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from____________________________, our financial advisor with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  See “The Rights Offering—Determination of Subscription Price” in this prospectus.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2010 was approximately $______ million, or $_______ per share of our common stock, based upon ____________________ shares of our common stock outstanding. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of $____ million and after deducting estimated offering expenses payable by us of $[_], and the application of the estimated $[  ] million of net proceeds from the rights offering, our pro forma net tangible book value as of March 31, 2010 would have been approximately $[  ] million, or $[ ] per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $[ ] per share and an immediate dilution to purchasers in the rights offering of $[ ] per share.

The following table illustrates this per share dilution, assuming a fully subscribed rights offering of __________________shares at the subscription price of $_____________ per share to raise a maximum of $____ million in this offering.

Subscription price	$
Net tangible book value per share prior to the rights offering
Increase per share attributable to the rights offering
Pro forma net tangible book value per share after the rights offering
Dilution in net tangible book value per share to purchasers	$

BUSINESS

Overview

We are a clinical research organization (“CRO”) that engages in the design and management of complex clinical trials for the pharmaceutical and biotechnology industries. Our mission is to provide our clients with high-quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials. We offer a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials, such as strategic trial planning, project management, monitoring, data management and biostatistics, pharmacovigilance, medical writing, quality assurance, and outsourcing of clinical staff.  We have clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, nephrology, endocrinology/metabolism, hematology, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, rheumatology, urology, ophthalmology, women’s health and respiratory medicine. The mix of projects is subject to change from year to year.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company generally conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which fails to meet the $2.5 million minimum stockholders equity requirement.  The Company anticipates that a delisting action will be brought against it for failure to comply with the requirement.  If a delisting action is brought, the Company may request a hearing before the NASDAQ Listing Qualifications Panel.  Such request would stay any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock would remain listed on NASDAQ pending a formal determination by the Panel.  However, there can be no assurances that the Panel will grant such request.

On February 16, 2010, the Company affected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company’s Common Stock,  were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.

Industry Overview

The CRO industry provides independent clinical trial and product development services for the pharmaceutical and biotechnology industries.  Companies in these industries often outsource product development services to CROs in order to manage the drug development process more efficiently and cost-effectively.  Outsourcing also enables these companies to access expertise and experience beyond their organizations. Historically, many companies in the pharmaceutical and biotechnology industries have performed the majority of their product development internally. Outsourcing drug development activities to CROs provides these companies with a variable cost alternative to the fixed costs associated with internal drug development. Companies no longer need to staff for peak periods and can benefit from a CRO’s technical resources, therapeutic expertise, and the global infrastructure required to conduct clinical trials on a worldwide basis.

At the present time, we believe that the percentage of services required for product development that are being outsourced is increasing and will continue to increase in the future because of numerous factors, including: cost containment pressures; attempts to overcome limitations on internal capacity; a desire to improve the timeline for evaluating and developing new drugs and/or devices; the desire to increase the percentage of development costs that are variable as compared to fixed costs; the need to perform research relating to new drugs in multiple countries simultaneously; the response to increasingly stringent government regulations in various countries; and the desire to use external expertise to supplement internal design and development capabilities.

As the investment required to develop new drugs continues to increase, an opportunity is created to help speed the drug development process or make this process more efficient.

Our Strategy

The Company’s strategy is to continue to enhance its reputation as a superior provider of CRO services by providing its clients with exceptional performance ensuring that they achieve their goals on-time, on-budget and with superlative quality. This year has been a challenging one for the CRO industry, for the Company and for its customers. The Company and the biopharmaceutical industry as a whole have been profoundly affected by the negative conditions in the global economy.  In the near term, the Company’s strategy is to continue to adapt to the current changes in the industry and to continue to stabilize the Company’s operations by focusing on business development and reduction of expenses.  The Company’s longer term strategy is to become the world’s leading vaccine CRO with a primary focus on immunology and oncology.  The Company has had several recent successes in the vaccine industry. The Company was able to increase its vaccine business by approximately 150% during 2009 as compared to 2008.  In addition, during 2009, the Company was one of only seven leading CROs nominated and shortlisted for the Second Annual Vaccine Industry Excellence Award for Best Contract Research Organization.  With vaccine development as one of the Company’s primary focuses, the Company believes that global expansion through organic growth, acquisition and the formation of strategic partnerships into certain key markets such as South America and Asia Pacific is necessary to serve its clients’ needs.  In addition, the Company believes it will be necessary to market its services in the U.S. again but, in an effort to minimize risk, the Company currently plans to expand in the U.S. through strategic partnerships, as opposed to acquisition.

Our Services

We offer our clients on a global basis a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials. Our services include study protocol design, clinical trials management, global data management services, biostatistics, medical and regulatory affairs, quality assurance and compliance and medical report writing.

Study Protocol Design

A significant value we provide to our clients is in designing the initial study protocol or in significantly enhancing the protocol’s design. The study protocol is the critical document provided to the study investigators that defines the study and details the procedures which must be followed for the proper conduct of the trial. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted. The protocol also defines the frequency and type of laboratory and clinical measurements to be performed, tracked and analyzed. Also defined is the number of patients required to produce a statistically meaningful result, the period of time over which they must be tracked, and the frequency and dosage of drug administration.

A properly designed protocol targets the correct primary efficacy variable or safety parameters (i.e. the key outcome being studied, such as a reduction in sitting diastolic or systolic blood pressure), is statistically sound, effectively incorporates strategic marketing and product positioning issues, and proactively conforms to regulatory guidelines. We believe that many of the reported regulatory delays or rejections for prospective drugs can be directly attributed to underlying issues in protocol design and study process.

Clinical Trials Management

We serve our clients’ needs by conducting clinical trials through a project team. A project manager leads and facilitates all aspects of the conduct of the clinical trial. Other members of the project team typically include representatives from clinical trials management, global data services, regulatory affairs, information services, quality assurance, medical writing and field monitoring. Within this project-oriented structure, we can manage every aspect of clinical trials conducted in Phase I through Phase IV of the drug development process.

We have adopted global standard operating procedures intended to satisfy global regulatory requirements and serve as tools for controlling and enhancing the quality of our clinical trials. All of our standard operating procedures are designed and maintained in compliance with Good Clinical Practice (“GCP”) requirements and the International Conference on Harmonization (“ICH”) standards which have been adopted by both the U.S. Food and Drug Administration (the “FDA”) and the European Union. We compile, analyze, interpret and submit data generated during clinical trials in report form to our clients, as well as, at our client’s request, directly to the FDA or other relevant regulatory agencies for purposes of obtaining regulatory approval.

Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the FDA or other regulatory agencies. We assist our clients with one or more of the following steps:

•
Case Report Form Design. Once the study protocol has been finalized, the Case Report Form (“CRF”) must be developed. The CRF is the document for collecting the necessary clinical data as defined by the study protocol, which for a single patient in a study could consist of 100 or more pages.

•
Investigator Recruitment. The success of a clinical trial is dependent upon finding experienced investigators who are capable of performing clinical trials in accordance with the highest ethical and scientific standards. During clinical trials, physicians (who are also referred to as investigators) at hospitals, clinics or other locations, supervise administration of the drug or study product to patients. We recruit investigators who contract directly with either us or our clients to participate in clinical trials. Our global investigator database includes thousands of physician-investigators specializing in a multitude of therapeutic areas.

•
Patient Enrollment. The investigators find and enroll patients suitable for the study. The speed at which trials can be completed is significantly affected by the rate at which patients are enrolled. Prior to participating in a clinical trial, patients are required to review information about the study medication and its possible side effects, and sign an informed consent form to record their knowledge and acceptance of potential side effects. Patients also undergo a medical examination by the investigator to determine whether they meet the requirements of the study protocol. Patients then receive the study medication and are examined by the investigator as specified by the study protocol.

•
Study Monitoring and Data Collection. Patients are reviewed or “monitored” by specially trained field monitors (also known as clinical research associates). Field monitors visit study sites regularly to ensure that the CRFs are completed correctly and that the data specified in the protocol is obtained. The field monitors send completed CRFs to the data management group within the Company where they are reviewed for consistency and accuracy before the data is entered into a database. An alternative data flow process utilizes remote data entry technology and a fax based system that frequently enhances the timeliness of clinical data collection while achieving cost savings to the Sponsor. We are currently involved in studies using both types of data flow processes.

Data Management Services

We have automated the data management process associated with clinical trial management through our use and customization of industry standard software known as clinical trials management systems. We license Oracle Clinical  ®  and Datafax™ as our clinical trials management systems, which assists us in the collection, validation and reporting of clinical results to our clients. Our data management professionals provide CRF review and tracking, data entry, integrated clinical/statistical reports, as well as writing manuscripts for publication.

Biostatistics

Typically, biostatisticians assist clients with all phases of drug development, including biostatistical consulting, database design, data analysis and statistical reporting. Our services include the use of professionals that assist in the development and review of protocols, the design of appropriate analysis plans and the design of report formats to specifically address the objectives of the study protocol, as well as the client’s individual objectives.

Medical and Regulatory Affairs

Typically, before a drug or biologic can be sold in a particular country, it must be approved by the regulatory agency in that country. We provide comprehensive regulatory product registration services for pharmaceutical and biotechnology products in the United States and Europe. These services include regulatory strategy formulation, New Drug Application (“NDA”) and Biologic License Application document preparation and review, quality assurance and liaison with the FDA and other regulatory agencies.

Quality Assurance and Compliance

We conduct field inspections that include investigator audits, pre-submission protocol compliance audits and GCP audits. Our staff also provides training sessions to our personnel, as well as to study site employees. Finally, our Quality Assurance and Compliance group performs audits of study documents as well as data contained in our clinical trials databases.

Report Writing

The statistical analysis findings for data collected during the trial, together with other clinical data, are presented in study form to our clients, or at a client’s request, directly to the FDA or other regulatory agencies for purposes of obtaining regulatory approval.

Patient Registries

Patient registries provide an opportunity to rapidly populate databases with real-world, patient-derived information that can be analyzed and disseminated in multiple formats. This has become particularly important considering the recent issues that have come to the forefront regarding long-term patient safety associated with FDA approved and commercially marketed drugs. Data collection, analysis and reporting requirements for patient registries are significantly less stringent than for traditional phase IIIb and IV studies. Their success is independent of investigator experience. Therefore, a patient registry is an ideal tool for reaching out to the primary care population in a clinically meaningful and credible way. In addition, patient registries facilitate and improve relationship building between biopharmaceutical companies and regional/local opinion leaders and high volume providers. They increase access to these important community based physicians while creating a credible, necessary, real-world decision database that provides multiple patient safety, commercialization, communication and education opportunities for stakeholders in the healthcare environment.

Clients and Marketing

We provide a broad range of clinical research and consulting services to the pharmaceutical and biotechnology industries. Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. In 2009, we provided services to 53 different clients covering 132 separate studies.  In 2009, our three largest clients accounted for 48% of our net revenues, with the three largest representing 30%, 10% and 8% of our net revenues, respectively. In 2008, our three largest clients accounted for 35% of our net revenues, with the three largest representing 13%, 12% and 10% of our net revenues, respectively.  Our largest clients for any one year period may not represent the same customers as in a prior year period.

We are generally awarded contracts based upon our response to requests for proposals received from pharmaceutical and biotechnology companies. Our business development and marketing strategy is based on expanding our relationships with our existing clients as well as gaining new clients. Our senior executives and project team leaders all share responsibility for maintaining and enhancing client relationships and business development activities. Our business development program is supported by a marketing and communications program that includes selective advertising in trade publications, management of the corporate web site, development of marketing materials, and related activities.

Contractual Arrangements

The majority of our contracts are based on a fixed price with the option for additional variable components (i.e. change of scope). Therefore, we generally bear the risk of cost overruns, but we may also benefit if the costs are lower than we anticipated. Contracts may range from a few months to several years depending on the nature of the work performed. In general, for multi-year contracts, a portion of the contract fee, typically 10-20% is paid at the time the trial is started, with the balance of the contract fee payable in installments over the trial duration. In some cases, the installments are tied to meeting specific service criteria, while others have an agreed upon fixed payment plan independent of certain service criteria. For example, installment payments for clinical trial projects may be related to investigator recruitment or patient enrollment. For our fee for service contracts, we are paid on a monthly basis for actual hours worked. As with fixed price contracts, we generally bear the risk of cost overruns until a change of scope is signed. However, the risk of non-payment is minimal since the scope of our services is limited in this type of contractual arrangement. As is typical in the CRO industry, when a client requests a change in the scope of a trial or in the services to be provided by us, we prepare a work order. An executed work order becomes an amendment to the original contract. Work orders resulting from changes of scope often produce additional revenue for us. We are at risk for any work performed outside the scope of the study or in advance of signing a new work order. We attempt to negotiate contract amendments with the client to cover any services provided outside the terms of the original contract. There can be no assurance that the client will agree to the proposed amendments, and we ultimately bear the risk of cost overruns.

Most of our contracts may be terminated by the client at any time for any reason with prior notice. Our contracts frequently entitle us to receive the costs of winding down the terminated project, as well as all fees earned by us up to the time of termination. Contracts may be terminated or delayed for several reasons, including, but not limited to unexpected results or adverse patient reactions to the drug, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of the drug, budget constraints of clients or decisions by the client to de-emphasize or terminate a particular trial.

Backlog

Our backlog consists of anticipated net revenue from uncompleted projects which have been authorized by the client through a written contract or letter of intent. Many of our studies and projects are performed over an extended period of time, which may be several years. Amounts included in backlog have not yet been recognized as net revenue in our consolidated statements of operations. Once contracted work begins, net revenue is recognized over the life of the contract as services are performed. The recognition of net revenue reduces our backlog while the awarding of new business increases our backlog. In 2009, we obtained $12.3 million of new business awards, a decrease of $12.1 million, as compared to $24.4 million awarded in 2008. Our consolidated backlog was approximately $17.1 million at December 31, 2009, compared to $23.8 million at December 31, 2008, a decrease of $6.7 million. We expect approximately 57.9% of this backlog will be recognized as net revenue in 2010, subject to the risk factors listed herein.

We believe that our backlog as of any date may not necessarily be a meaningful predictor of future results because backlog can be affected by a number of factors including the size and duration of contracts, many of which are performed over several years. Additionally, contracts may be subject to early termination by the client or delayed for many reasons, as described above. Also, the scope of a contract can change during the course of a study. For these reasons, we might not be able to fully realize our entire backlog as net revenue. In addition, since our backlog is reported in U.S. Dollars, but the majority of our contracts are denominated in currencies other than the U.S. Dollar, changes in foreign currency exchange rates could reduce the amount of backlog reported. Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected.

Competition

The clinical research organization industry is highly fragmented and is comprised of a number of large, full-service CROs with global capabilities as well as many smaller companies with limited service offerings. We primarily compete against full-service and limited service CROs, mid-sized CROs, in-house research and development departments of pharmaceutical and biotechnology companies and, to a lesser extent, universities and teaching hospitals. CROs generally compete on the basis of a number of factors, including the following: expertise and experience in specific therapeutic areas; the ability to design sound protocols or enhance the design; reputation for on-time quality performance; scope of service offerings; price; ability to enroll patients and recruit investigators; data management capabilities; strengths in various geographic markets around the world; technological expertise and efficient drug development processes; the ability to acquire, process, analyze and report data in a timely and accurate manner; the ability to manage large-scale clinical trials both domestically and internationally; and organizational size. Although there can be no assurance that we will continue to do so, we believe that we compete favorably in these areas.

Some of our largest competitors include Quintiles Transnational Corporation, Covance, Inc., Parexel International Corporation, Icon Clinical Research and Kendle International, Inc. These larger CROs have substantially greater financial and operational resources and larger geographic presences than we do. In general, the CRO industry is not capital-intensive and the financial costs of entry into the industry are relatively low. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients. Furthermore, clients may also choose to limit the CROs with whom they are willing to work under certain preferred provider relationships. Increased competition might lead to heightened price and other forms of competition that may materially and adversely affect our operating results and financial position.

Government Regulation

The development and clinical research of new drugs is highly regulated by government agencies. The standards for the conduct of clinical research and development studies are embodied in governmental regulations and in standards such as the ICH guideline for GCP. These standards stipulate procedures designed to ensure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of clinical subjects. The FDA and similar regulatory authorities require that test results submitted to such authorities be based on studies conducted in accordance with GCP and regulations providing protections for research participants.

Our obligations under GCP may include, but are not limited to, the following: assuring the selection of investigators who are qualified and have adequate staff and facilities to conduct the trial properly and safely; obtaining specific written commitments from investigators; verifying that adequate informed consent of trial subjects has been obtained; monitoring clinical trials to ensure that the rights and well-being of trial subjects are protected and that the reported trial data are accurate, complete, and verifiable from source documents; ensuring that adverse drug reactions are medically evaluated and reported; verifying drug or device accountability; implementing quality assurance and quality control systems; instructing investigators and study staff to maintain proper records and reports; and permitting appropriate governmental authorities access to source documents for their review. We must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA or similar regulatory authorities. Noncompliance with GCP can result in disqualification of the data collected during a clinical trial and we could be required to redo the trial under the terms of our contract at no further cost to our client, but at substantial cost to us. CROs such as Encorium are also typically contractually obligated to comply with GCP and other patient protection regulations. Failure to comply could expose us to contractual liability to our clients.

Intellectual Property

We have developed certain computer software and technically derived procedures that provide separate services and are intended to maximize the quality and effectiveness of our services. Our intellectual property rights are important to us. We also believe that factors such as the technical expertise, knowledge, ability and experience of our professionals are important and provide significant benefits to our clients.

Potential Liability and Insurance

We contract with physicians who serve as investigators in conducting clinical trials to test new drugs on their patients. Drug testing creates a risk of liability for personal injury to or death of the patients, resulting from adverse reactions to the drugs administered. In addition, although the Company does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that we could be subject to claims and expenses arising from any professional malpractice of the investigators with whom we contract. We also may be held liable for errors and omissions in connection with the services we perform.

We believe that the risk of liability to patients in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards (“IRBs”). An IRB is an independent committee that includes both medical and non-medical personnel whose role is to protect the interests of patients enrolled in the trial.  In addition, we attempt to reduce our risk through contractual indemnification provisions with clients and investigators. However, contractual indemnifications generally do not protect us against certain of our own actions such as negligence. In addition, the terms and scope of indemnification provisions vary from client to client and from trial to trial and the financial performance of these indemnities is not secured. Therefore, we bear the risk that the indemnity may not be sufficient or that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. We also attempt to reduce our risk by maintaining worldwide professional liability insurance. We believe that our professional liability insurance coverage is adequate; however, there can be no assurance that we will be able to maintain insurance coverage on terms acceptable to us, if at all. Our operating results and financial position could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or the coverage available under our insurance policies.

Employees

At December 31, 2009, we employed 155 full-time and 6 part-time personnel all of which were located outside of the U.S.  None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good. In addition, during 2009, we supplemented our employee base with contractors on an as-needed basis.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is quoted in the NASDAQ Capital Market under the symbol “ENCO.” The following table indicates the high and low sale prices per share for each quarter over the last two fiscal years.

	2010		2009		2008
Quarter Ended	High*	Low*	High*	Low*	High*	Low*
31 -Mar	$3.28	$1.36	$2.56	$1.36	$19.6	$12.08
3 30- Jun	-	-	3.04	1.44	16.96	10.88
30- Sep	-	-	9.84	.80	15.44	2.24
3 31--Dec	$-	$-	$5.12	$1.76	$4.00	$1.36

*Note: The Company affected a one-for-eight reverse stock split on February 16, 2010.  The sales prices of the Company's Common Stock in the above table have been retroactively restated to reflect the effects of the reverse split. See Note 1 to the Company’s Consolidated Financial Statements for additional information.

Holders

As of March 31, 2010, there were approximately 600 holders of record of our common stock. However, we believe that there are approximately 2,500 additional shareholders in “street name”, who beneficially own our common stock in various brokerage accounts.

Dividend Policy

We have never declared a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Except as otherwise previously disclosed in our Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, we did not sell any unregistered securities during fiscal 2009.

PROPERTIES

The Company leases all of its facilities. The Company previously managed all of its North and South American clinical trial studies from its headquarters in Wayne, Pennsylvania. In July, 2008, the Company entered into a lease amendment which extended the term of the lease from 2009 to 2014, reduced the amount of square footage under the lease by 11,042 square feet to approximately 22,287 square feet and reduced the rent due to approximately $53 thousand per month.  This lease was terminated in 2009 in connection with the sale of the U.S. line of business.

We currently manage the majority of European and Asian clinical trials from Encorium’s facility in Espoo, Finland. We lease approximately 13,552 square feet in Espoo, Finland from an independent landlord under a lease expiring on October 31, 2013. The rent in 2009 including parking is approximately €34 thousand per month (or approximately $47 thousand per month based on an exchange rate of 1.00 EUR~1.3946 USD).

LEGAL PROCEEDINGS

We are not party to any material litigation proceedings.   From time to time, we may be subject to other legal proceedings and claims in the ordinary course of business. We are not currently aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Conditions and Results of Operations (MD&A) is provided to supplement the accompanying consolidated financial statements and notes in our consolidated Financial Statements as filed with our Annual Report on Form 10-K for the year ended December 31, 2009  and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are  incorporated herein by reference and attached hereto, to help provide an understanding of our financial condition, changes in our financial condition and results of operations.

In addition to other information in this Registration Statement, this Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, : (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; and (xiii) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the SEC including the Company’s Annual Reports of Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Overview

We are a clinical research organization that engages in the design and management of complex clinical trials for the pharmaceutical and biotechnology. Our mission is to provide our clients with high quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our cash and cash equivalents as of March 31, 2010 and Decemebr 31, 2009  was $165 thousand and  $197 thousand, respectively.   We anticipate that will meet our cash requirements through March of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts during fiscal 2010 and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern, we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Net revenue is derived principally from the design, management and monitoring of clinical research studies. Clinical research service contracts generally have terms ranging from several months to several years. A portion of the contract fee is generally payable upon execution of the contract, with the balance payable in installments over the life of the contract. Several of our older contracts contain payment schedules that are weighted towards the later stages of the contract. The majority of our net revenue is recognized from fixed price contracts on a proportional performance basis. To measure the performance, we compare actual direct costs incurred to estimated total contract direct costs, which we believe is the best indicator of the performance of the contract obligations as the costs relate to the labor hours incurred to perform the service.

Contracts generally may be terminated by clients immediately or with short notice. Clinical trials may be terminated or delayed for several reasons including, among others, unexpected results or adverse patient reactions to the drug, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of the drug, budget constraints of clients or decisions by the client to de-emphasize or terminate a particular trial, development efforts on a particular drug or our failure to properly perform our obligations. Depending on the size of the trial in question, a client’s decision to terminate or delay a trial in which we participate could have a material and adverse effect on our backlog, future revenue and results from operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates its judgments and estimates. Management bases its judgments and estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management considers the following policies to be most critical in understanding the more complex judgments that are involved in preparing our consolidated financial statements and the uncertainties that could affect our results of operations and financial condition.

Revenue Recognition

The majority of our net revenue is recognized from fixed price contracts on a proportional performance method based on assumptions regarding the estimated completion of the project. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. Works is also performed under time and material contracts whereby we recognize revenue as hours are worked based on the hourly billing rate for each contract.

Each month costs are accumulated on each project and compared to total estimated cost to complete to determine the degree of completion for that particular project. This determines the percentage of completion for the project. This percentage of completion is multiplied by the contract value to determine the amount of revenue to be recognized. As the work progresses, original estimates may be adjusted due to revisions in the scope of work or other factors and a contract modification may be negotiated with the customer to cover additional costs. Our accounting policy for recognizing revenue for changes in scope is to recognize revenue when the Company has reached agreement with the client, the services pursuant to the change in scope have been performed, the price has been set forth in the change of scope document and collectibility is reasonably assured based on our course of dealings with the client. We bear the risk of cost overruns on work performed absent a signed contract modification. Because of the inherent uncertainties in estimating costs, it is reasonably possible that the cost estimates used will change in the near term and may have a material adverse impact on our financial performance.

In the past, we have had to commit unanticipated resources to complete projects resulting in lower gross margins on those projects. We may experience similar situations in the future although our current contracts in process are of a shorter duration and subject to less cost volatility. Should our estimated costs on fixed price contracts prove to be low in comparison to actual costs, future margins could be reduced, absent our ability to negotiate a contract modification.

There are no standard billing and payment provisions which are present in each contract. Each contract has separate and distinct billing and payment terms which are the result of negotiation between us an the client. Billings and the related payment terms from fixed price contracts are generally determined by provisions in the contract that may include certain payment schedules and the submission of required billing detail. The payment schedule in the contract reflects the value of services to be performed by us at the initiation of the contract. The payment schedule may include the value of certain interim service components as well as periodic payments which are reasonably assured at the start of the contract and which we expect to receive during the duration of the contract. Accordingly, cash receipts, including the receipt of up front payments, periodic payments and payments related to the achievement of certain billing mechanisms, do not necessarily correspond to cost incurred and revenue recognized on contracts. A contract’s payment structure typically requires an upfront payment of 10% to 20% of the contract value at or shortly after the initiation of the contract, a series of periodic payments over the life of the contract and payments based upon the achievement of certain billing mechanisms. The upfront payments are deferred and recognized as revenues and services are performed under the proportional performance method. Periodic payments, including payments related to the achievement of certain billing mechanisms in the contract, are invoiced pursuant to the terms of the contract once the agreed upon services criteria have been achieved. Payments based upon interim billing mechanisms are included in the value of the contract because we expect to receive them during the term of the contract. All payments received pursuant to the contract are recognized in accordance with the proportional performance method. In a comprehensive full service drug development program, the client would not generally purchase certain service components separately but as an integrated, full service arrangement in connection with the development of the drug.

Clients generally may terminate a contract on short notice which might cause unplanned periods of excess capacity and reduced revenues and earnings. Client initiated delays or cancellations for ongoing clinical trials can come suddenly and may not be foreseeable. To offset the effects of early termination of significant contracts, we attempt to negotiate the payment of an early termination fee as part of the original contract. Generally, we have not been successful in negotiating such fees. Our contracts typically require payment to us of expenses incurred to wind down a study and fees earned to date. Therefore, revenue recognized prior to cancellation does not require a significant adjustment upon cancellation. If we determine that a loss will result from the performance of a fixed price contract, the entire amount of the estimated loss is charged against income in the period in which such determination is made.

Our accounting policy for recognizing revenue for terminated projects requires us to perform a reconciliation of study activities versus the activities set forth in the contract. We negotiate with the client, pursuant to the terms of the existing contract, regarding the wind up of existing study activities in order to clarify which services the client wants us to perform. Once we and the client agree on the reconciliation of study activities and the agreed upon services have been performed by us, we would record the additional revenue provided collectibility is reasonably assured.

Our operations have experienced, and may continue to experience, period-to-period fluctuations in net service revenue and results from operations. Because we generate a large proportion of our revenues from services performed at hourly rates, our revenues in any period are directly related to the number of employees and the number of hours worked by those employees during that period. Our results of operations in any one quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and related contract value of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, employee hiring, employee utilization, vacation patterns, exchange rate fluctuations and other factors.

Reimbursable Out-of-Pocket Expenses

On behalf of our clients, we pay fees to investigators and other out-of-pocket costs for which we are reimbursed at cost, without mark-up or profit. Out-of-pocket costs are included in Operating Expenses, while the reimbursements received are reported separately as Reimbursement Revenue in the Consolidated Statements of Operations.

As is customary in the industry, we will continue to exclude from revenue and expense in the Consolidated Statements of Income fees paid to investigators and the associated reimbursement since we act as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments. These investigator fees are not reflected in our Net Revenue, Reimbursement Revenue, Reimbursement Out-of-Pocket Expenses, and/or Direct Expenses. The amounts of these investigator fees were $402 thousand and $492 thousand for the three months ended March 31, 2010 and 2009,  respectively, and  $1.4 million and $5.2 million for the years ended December 31, 2009 and 2008, respectively.

Concentration of Credit Risk

Our accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts are concentrated with a small number of companies within the pharmaceutical and biotechnology industries. The significant majority of this exposure is to large, well established firms. Credit losses have historically been minimal. As of March 31, 2010, December 31, 2009 and December 31, 2008, the total of accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts was $3.4 million, $5.2 million and $3.9 million respectively. The following table sets forth the exposure to our top clients:

	March 31, 2010		December 31, 2009
	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage

Client A	$1,047,998	30%	$1,716,077	33%
Client B	691,154	20%	611,497	12%
Client C	214,932	6%	571,896	11%

Top Clients	$1,954,084	56%	$2,899,470	56%

Several client contracts contain provisions that allow us to bill and receive advance payments to be utilized for investigator fees and reimbursable expenses. In some instances, the client requires that we maintain separate cash accounts to be utilized for investigator fees, which are included as Investigator Advances. Funds received as customer advances, excluding investigator advances for which separate cash accounts are required as part of our contract with the client, are included as part of Cash and Cash Equivalents. The balance of customer advances, including investigator advances of $6 thousand, was $985 thousand as of March 31, 2010. The balance of customer advances, including investigator advances of $19 thousand was $1.4 million as of December 31, 2009. As of March 31, 2010 and December 31, 2009, there were no customer advances billed, but not received.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with Financial Standards Accounting Board (FASB) Accounting Standards Codification (ASC) 718, “Share Based Payment”  (“ASC 718”), using the Modified Prospective Approach. ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date, or the date of later modification, over the requisite service period. In addition, ASC 718 requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period. Accordingly, prior period amounts have not been restated.  See Note 10 to our Financial Statements for the year ended December 31, 2009 for further discussion on the adoption of this standard.

Goodwill and Intangible Assets

Goodwill is carried at cost and is not amortized. We test goodwill for impairment on an annual basis as November 1st of each fiscal year, relying on a number of factors including operating results, business plans and anticipated future cash flows. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests.   Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Definite-lived intangibles are amortized on a straight-line basis over their useful lives.  We review our other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment charges to earnings for the years ended December 31, 2009 and 2008 were $0, and $14.4 million.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, “Accounting for Income Taxes” (“ASC 740”).  ASC 740 requires recognition of deferred tax liabilities and assets for the future expected tax consequences of events that have been included in the financial statements or tax returns.

Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At March 31, 2010, the Company recorded a full valuation allowance against its net deferred tax assets and net operating loss carry-forwards given that it is more likely than not that the deferred tax asset will not be realized.

The Company files its tax returns as prescribed by the tax laws of the jurisdiction in which it operates. None of the Company’s tax filings in these jurisdictions are currently under audit. The Company’s policy is to recognize interest and penalties in Other Expense.

 Foreign Currency Translation

Assets and liabilities of the Company’s international operations are translated into U.S. dollars at exchange rates in effect on the balance sheet date and equity accounts are translated at historical exchange rates. Revenue and expense items are translated at average exchange rates in effect during the year. Gains or losses from translating foreign currency financial statements are recorded in other comprehensive income. The cumulative translation adjustment decreased other comprehensive income by $217 thousand for the year ended December 31, 2009 compared to an increase in other comprehensive income of $893 thousand for the year ended December 31, 2008.

Results of Operations

 Three Months Ended March 31, 2010 Compared With Three Months Ended March 31, 2009

Continuing Operations:

Net revenue for the three months ended March 31, 2010 decreased by $1.5 million to $3.0 million as compared to $4.5 million for the three months ended March 31, 2009. The decrease in net revenues was primarily attributable to reduced new business awards, contract cancelations along with the performance of unexpected out of scope work for which revenue can not be recognized until corresponding change orders are executed with the client.  This was partially off set by favorable foreign currency fluctuations of $165 thousand. For the three months ended March 31, 2010, net revenue from our largest clients amounted to 44% of our net revenue, with the largest clients representing 20%, 15%, and 9% of net revenue, respectively. For the three months ended March 31, 2009, net revenue from these same clients also amounted to 48% of our net revenue, representing 36%, 3%, and 9% of net revenue, respectively.

Reimbursement revenue consisted of reimbursable out-of-pocket expenses incurred on behalf of our clients. Reimbursements are made at cost, without mark-up or profit, and therefore have no impact on net income.

Direct expenses included compensation and other expenses directly related to conducting clinical studies. These costs decreased by approximately $100 thousand to $2.8 million for the three months ended March 31, 2010 from $2.9 million for the three months ended March 31, 2009. The decrease in direct expenses was due to reductions in staff and subcontractors utilized on active clinical studies being conducted partially off set by unfavorable foreign currency fluctuations of approximately $163 thousand for the three months ended March 31, 2010 compared to same prior year period. Direct expenses as a percentage of net revenue were approximately 93% and 65% for the three months ended March 31, 2010 and March 31, 2009, respectively.

Selling, general, and administrative expenses (“SG&A”) includes the salaries, wages and benefits of all administrative, financial and business development personnel and all other support expenses not directly related to specific contracts. These costs decreased approximately $72 thousand to $2.0 million for the three months ended March 31, 2010.  The decrease in SG&A is primarily due to reductions in staff and other costs offset by unfavorable foreign currency fluctuations of approximately $86 thousand. As a percentage of revenues, SG&A expenses increased to 66% for the three months ended March 31, 2010 compared with 46% the prior year period as a result of lower net revenues.

Depreciation and amortization expense was approximately $94 thousand and $90 thousand for the three months ended March 31, 2010 and 2009, respectively.

Loss from operations increased by $1.3 million to $1.9 million for the three months ended March 31, 2010 compared to a loss from operations of $579 thousand from operations for the three months ended March 31, 2009, primarily for the reasons noted in the preceding paragraphs.

Net interest expense for the three months ended March 31, 2010 was approximately $14 thousand compared to net interest expense of $3 thousand for the three months ended March 31, 2009 primarily as a result of an increase level of borrowing under our credit facilities during the three months ended March 31, 2010 compared to the same prior year period.

Net loss from continuing operations for the three months ended March 31, 2010 was $1.9 million, or $(0.56) per diluted share, as compared to a net loss from continuing operations of $574 thousand, or $(0.23) per diluted share for the three months ended March 31, 2009.

Discontinued Operations, Net of Tax

The net after tax loss from discontinued operations for the three months ended March 31, 2010 amounted to $15 thousand as compared to the net after tax income of $378 thousand from discontinued continued operations during the three months ended March 31, 2009.

 Year Ended December 31, 2009 Compared With Year Ended December 31, 2008

The following table sets forth amounts for certain items in our consolidated statements of operations expressed as a percentage of net revenue. The following table excludes revenue and costs related to reimbursable out-of-pocket expenses because they are not generated by the services we provide, do not yield any gross profit to us, and do not have any impact on our net income. We believe this information is useful to our investors because it presents the net revenue and expenses that are directly attributable to the services we provide to our clients and provides a more accurate picture of our operating results and margins.

Percentage of Net Revenue, Excluding Reimbursable Out-of-Pocket Expenses

	Year Ended December 31,
	2009	2008
Net revenue	100.00%	100.00%
Operating Expenses
Direct	70.32%	65.56%
Selling, general and administrative	45.18%	40.47%
Depreciation and amortization	2.13%	5.75%
Impairment charge	0.00%	64.54%
Loss from Operations	-17.63%	-76.32%
Net Loss from continuing operations	-17.61%	-75.81%
Net Loss	-21.67%	-94.50%

Continuing Operations:

Net revenue for 2009 decreased $4.4 million to $17.9 million as compared to $22.3 million for 2008, a 19.7% decrease. Approximately $2.7 million of the decline in net revenue for 2009 was attributable to revenue recognized on a contract that was completed during 2008 and another $600 thousand was attributable to a decrease in the number of contracts and related contract values of active clinical studies being conducted by the Company along with a $1.1 million unfavorable foreign currency fluctuation. Our consolidated backlog at the end of 2009 decreased $6.7 million to $17.1 million compared to our backlog of $23.8 million at the end of 2008.  The $6.7 million decrease was impacted by a favorable foreign currency fluctuation of approximately $500 thousand.

Reimbursement revenue consisted of reimbursable out-of-pocket expenses incurred on behalf of our clients. Reimbursements are made at cost, without mark-up or profit, and therefore have no impact on net income.

Direct expenses included compensation and other expenses directly related to conducting clinical studies. These costs decreased by $2.0 million to $12.6 million for the year ended December 31, 2009 from $14.6 million for the year ended December 31, 2008. The decrease in direct expenses resulted in part from a $900 thousand reduction of staffing and subcontractor costs.  In addition to the reduction in staffing and subcontractor costs, we realized a favorable foreign currency fluctuation of $1.1 million.  Direct expenses as a percentage of net revenue increased to 70.3% for the year ended December 31, 2009 compared to 65.6% for the year ended December 31, 2008, an increase of 4.7%. The 4.7% increase in direct expenses as a percentage of revenues was principally due to revenue reductions resulting from a combination of decreased utilization of our personnel on clinical study activities and a decrease in the number of active clinical studies.

Selling, general, and administrative expenses included the salaries, wages and benefits of all administrative, financial and business development personnel and all other support expenses not directly related to specific contracts. Selling, general and administrative expenses decreased by $916 thousand to $8.1 million for the year ended December 31, 2009 from $9.0 million for the year ended December 31, 2008. Of the $916 thousand decrease in SG&A, approximately $581 thousand was attributable to favorable foreign currency fluctuations.  Approximately $335 thousand was attributable to staff reductions and reductions in overhead expenses. Selling, general and administrative expenses as a percentage of net revenue increased to 45.4% for the year ended December 31, 2009 from 40.5% for the year ended December 31, 2008, a 4.9% increase. The increase in SG&A expense as a percentage of net revenue was primarily attributable to the lower level of active clinical trials and related contract values which were not off set by reductions in SG&A.

Depreciation and amortization expense decreased by $900 thousand to $380 thousand for the year ended December 31, 2009 from $1.3 million for the year ended December 31, 2008, primarily as a result of intangibles related to the Encorium Oy acquisition becoming fully amortized.

Loss from operations for the year ended December 31, 2009 decreased by $13.8 million to $3.2 million from $17.0 million for the year ended December 31, 2008, primarily for the reasons noted in the preceding paragraphs.

Net interest income for the year ended December 31, 2009 decreased by $21 thousand to $9 thousand from $30 thousand for the year ended December 31, 2008. The $21 thousand decrease was due primarily to a reduction of amount of cash on hand during 2009 compared to the same prior year period.  Interest expense increased by $30 thousand for the year ended December 31, 2009 to $50 thousand from $20 thousand for the year ended December 31, 2008 primarily as a result of increased use of our credit facilities during 2009 as compared to 2008.

The tax benefit recognized relates primarily to the reversal of a deferred tax liability related to the acquisition of Encorium Oy. The deferred tax liability represents the difference between the assigned value of the intangible assets acquired and the tax basis of these assets. The Company had approximately $10.8 million of federal net operating loss carryforwards available at the end of 2009. The Company recorded a full valuation allowance against the remaining available net operating loss carryforward in the U.S. In addition, the Company has approximately $15.1 million of state loss carryforwards for which the Company recorded a full valuation allowance. The Company also has certain foreign net operating loss carryforwards available which also have been fully reserved.

The net loss from continuing operations for the year ended December 31, 2009 decreased to $3.2 million, or $1.16 per diluted share, as compared to $17.0 million, or $6.57 per diluted share for the year ended December 31, 2008, primarily for the reasons noted above.

Discontinued Operations, Net of Tax

Net loss from discontinued operations was $725 thousand for the year ended December 31, 2009 as compared to $4.2 million for the year ended December 31, 2008 due to operations and gain on sale of the U.S. Line of business.  See Note 3 to our consolidated financial statements for the year ended December 31, 2009.

Liquidity and Capital Resources

On July 16, 2009, the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., the result of which the Company no longer has any employees or significant operations in the United States. Due to this sale, for the three months ended March 31, 2010 and 2009, the results of the U.S. business have been presented as discontinued operations in the consolidated financial statements.

On October 19, 2009, we announced that we had completed a private placement of 467,188 shares of its common stock with a private investor for an aggregate purchase price of $1,575,000 or $3.20 per share.

Historically our net cash used in operations has been substantial. Our net cash used by operating activities was approximately $337 thousand for the three months ended March 31, 2010, compared to net cash used by operating activities of $2.9 million for the three months ended March 31, 2009. The $2.5 million decrease is primarily related to decreases in billings in excess of related costs and estimated earnings on for the three months ended March 31, 2010 as compared to same prior year period. Our net cash used by operating activities increased by $5.1 million to $7.9 million for the year ended December 31, 2009 from net cash used by operating activities of $2.8 million for the year ended December 31, 2008. This change primarily resulted from decreases in billings in accounts payable, excess of related costs and estimated earnings on uncompleted contracts and customer advances, which was partially offset by decreases in our accounts receivable.

Our cash and cash equivalents as of March 31, 2010 and December 31, 2009 was $165 thousand and $197 thousand, respectively, and total liabilities of approximately, $9.8 million and $16.9 million, respectively.  The $5.5 million decrease in our cash balance from December 31, 2008 to December 31, 2009 was primarily due to $7.9 million of cash used to fund ongoing operations, $74 thousand used to purchase property and equipment, $73 thousand used to pay obligations under capital lease arrangements.

We anticipate that we will meet our cash requirements at least into the second quarter of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts during fiscal 2010 and we are able to maintain our current customer contracts. We will continue to seek strategic alternatives, including, but not limited to attempting to secure additional financing. Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all. If we are unable to secure additional financing on terms acceptable to us and on a timely basis, we may significantly reduce our operating costs, which may include the cessation of operations in some countries. Our consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability or classification of assets or the amounts and classification of liabilities that may result from the outcome of our ability to continue as a going concern.   The consolidated condensed financial statements include in this Registration Statement have been prepared on the basis of the Company continuing as a going concern. However, the factors summarized above have raised substantial doubt about our ability to continue as a going concern for the foreseeable future

Our contracts usually require a portion of the contract amount to be paid at the time the contract is initiated. Additional payments are generally made upon completion of negotiated performance milestones, or on a regularly scheduled basis, throughout the life of the contract. Accordingly, cash receipts do not necessarily correspond to costs incurred and revenue recognized. For terminated studies, our contracts frequently entitle us to receive the costs of winding down the terminated project, as well as all fees earned by us up to the time of termination.

Net revenue is recognized on a proportional performance basis. We typically receive a low volume of large-dollar receipts. As a result, the number of days net revenue outstanding in accounts receivable, costs and estimated earnings in excess of related billings, customer advances, and billings in excess of related costs will fluctuate due to the timing and size of billings and cash receipts. At March 31, 2010, the net days revenue outstanding increased by 5 days to 36 days compared to 31 days at December 31, 2009. Compared to December 31, 2009, accounts receivable decreased $1.2 million to $2.2 million at March 31, 2010, primarily due the reduction in overall projects and the related billing schedules.

Costs and estimated earnings in excess of related billings on uncompleted contracts decreased by approximately $600 thousand to $1.1 million as of March 31, 2010 compared to $1.7 million as of December 31, 2009. The balance at March 31, 2010 primarily consisted of 3 clinical trials. The top two balances constituted 46% and 10% of the balance.  This balance is mostly attributable to a delay in the timing of billings compared to when the work was performed.  Compared to December 31, 2008, costs and estimated earnings in excess of related billings on uncompleted contracts increased by $350 thousand to $1.8 million at December 31, 2009. The $350 thousand increase resulted from certain deliverables contained in the contracts with our clients that the Company did not achieve by December 31, 2009. These amounts are expected to be billed during 2010 as billing targets are met. The liability account billings in excess of related costs and estimated earnings on uncompleted contracts decreased $2.0 million to $1.2 million  as of December 31, 2009 from $3.3 million as of December 31, 2008. The decrease is primarily related to the disposal of the U.S operation during 2009.  The $3.9 million decrease in customer advances to $1.43 million as of December 31, 2009 from $5.3 million as of December 31, 2008 resulted from primarily from the disposal of the U.S. operation during 2009

Net cash used by investing activities was $28 thousand for the three months ended March 31, 2010 and represented purchases of computer equipment and software applications. This compares to net cash used by investing activities of $12 thousand for the three months ended March 31, 2009, which was also used to purchase computer equipment and software applications. Net cash used in investing activities decreased $69 thousand to $74 thousand for the year ended December 31, 2009 from $334 thousand for the year ended December 31, 2008. The decrease was due to a reduction in purchases of  software and hardware, including host servers and computers for our corporate office and field-based personnel.

Net cash provided by financing activities was $335 thousand for the three months ended March 31, 2010, compared with net cash used by financing activities of $26 thousand for the three months ended March 31, 2009. The primary difference related to $354 thousand of short-term borrowings used to fund operations during the first three months of 2010. Net cash provided by financing activities increased by $2.9 million to $2.8 million for the year ended December 31, 2009 compared to $58 thousand for the year ended December 31, 2008 principally due to the sale of 491,188 shares of common stock in a private placement at a price of $3.20 per share  during 2009.  The Company also issued a note payable in the amount of $1.0 million.  The note is collateralized by substantially all assests of Encorium Oy and certain assets of related parties payable in semi-annually installments of $167,207 plus interest beginning June 2010. The Promissory Note bears interest at the six month euribor plus 2.35% .

Contractual Obligations and Commitments

In October 2008, we entered into a financing agreement for application software to be used in our European operations. This financing agreement is being accounted for as a capital lease obligation. The present value of the capital lease obligation and the corresponding asset value of the software acquired was $142 thousand.

We are committed under a number of non-cancelable operating leases, primarily related to office space and other office equipment.

We purchased approximately $28 thousand of computer equipment and software applications for three months ended March 31, 2010. We anticipate capital expenditures of approximately $100,000—$200,000 during the remainder of 2010, primarily for leasehold improvements, software applications, workstations, personal computer equipment and related assets.

The Company has four lines of credit for its European operations totaling $1.2 million with interest and outstanding amounts as per the following table:

Lender	Credit Line	Interest Rate	Effective rate at March 31, 2010	Amount outstdanding at March 31, 2010	Amount outstanding at December 31, 2009

Svenska Handelsbanken AB	$672,650	Handelsbanken Avista plus 2.35%	2.50%	$359,708	$459
Sampo Pankki Oyj	403,590	Sampo viitepaivaluottokorko plus 3.5%	6.00%	193,065	300,238
Svenska Handelsbanken AB	69,249	Handelsbanken's base rate	6.35%	-	-
Svenska Handelsbanken AB	90,353	Handelsbanken's base rate	6.15%	73,490	-

Total	$1,235,842			$626,263	$300,697

Commitments by the lenders are valid indefinitely, subject to other terms and conditions of the underlying agreements.  (Amounts were converted based on an exchange rate of 1.00 EUR ~ 1.3453 USD and 1.00 EUR ~ 1.4332 USD for March 31, 2010 and December 31, 2009 respectively).

Off Balance Sheet Financing Arrangements

As of March 31, 2010 and December 31, 2009, we did not have any off-balance sheet financing arrangements or any equity ownership interests in any variable interest entity or other minority owned ventures.

Recently Issued Accounting Standards

In September 2009, the Company adopted Accounting Standards Codification (ASC) 105- 10-05, which provides for the Financial Accounting Standards Board Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP) to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change GAAP, but combines all authoritative standards into a comprehensive, topically organized online database. ASC 105-10-05 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission (SEC) under Federal securities laws as authoritative GAAP for SEC registrants. Subsequent revisions to GAAP will be incorporated into the Codification through Accounting Standards Updates (ASU). ASC 105-10-05 is effective for interim and annual periods ending after September 15, 2009, and was effective for the Company in the third quarter of 2009. The adoption of ASC 105-10-05 impacted the Company's financial statement disclosures, as all references to authoritative accounting literature were updated to and in accordance with the Codification.

In February 2009, the FASB issued an accounting standard now codified within ASC 805, “Business Combinations” that amends the provisions related to the initial recognition and measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of ASC 450, “ Contingencies” , if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in ASC 805. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of the standard by the Company was effective January 1, 2009 did not have an impact on the Company's financial position and results of operations.

Effective January 1, 2008, the Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures” . This pronouncement defines fair value, establishes a hierarchal disclosure framework for measuring fair value, and requires expanded disclosures about fair value measurements. The provisions of this statement apply to all financial instruments that are being measured and reported on a fair value basis. Effective January 1,2009, the Company adopted the remaining provisions of ASC Topic 820 that were delayed by the issuance of ASC Section 820-10-55, “ Fair Value Measurements and Disclosures: Overall: Implementation Guidance and Illustrations”.

In December 2007, the FASB issued ASC Section 810-10-65, “Consolidation: Transition and Effective Date Information” . This standard amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company adopted the provisions of ASC 810-10-65 effective January 1, 2009.

In March 2008, the FASB issued an accounting standard related to disclosures about derivative instruments and hedging activities, codified within ASC 815, “ Derivatives and Hedging” . Provisions of this standard change the disclosure requirements for derivative instruments and hedging activities including enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect our financial position, financial performance, and cash flows. This statement was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted the standard on January 1, 2009.

In April 2008, the FASB issued an accounting standard now codified within ASC 350, “Intangibles-Goodwill and Other”  which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Under this standard, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The intent of the standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Adoption of the standard was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, The Company adopted the standard on January 1, 2009. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In November 2008, the FASB issued an accounting now standard codified within ASC 350, “Intangibles-Goodwill and Other”  that applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. The standard clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with guidance provided within ASC 805, “ Business Combinations”  and ASC 820, “ Fair Value Measurements and Disclosures” . The standard was effective for intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company adopted this standard effective January 1, 2009 and will apply the provisions of this guidance to intangible assets acquired on or after that date. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In April 2009, the FASB issued an accounting standard now codified within ASC 825, “Financial Instruments” that requires disclosures about the fair value of financial instruments that are not reflected in the consolidated balance sheets at fair value whenever summarized financial information for interim reporting periods is presented. Entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, if any, during the period. The standard was effective for interim reporting periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In April 2009, the FASB issued an accounting standard now codified within ASC 820, “Fair Value Measurements and Disclosures” , which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales, The standard reaffirms the objective of fair value measurement, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of2009.

In May 2009, the FASB issued an accounting standard now codified within ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard was effective for interim or annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (ASU 2010-09) “ Subsequent Events”  (Topic 855): “ Amendments to Certain Recognition and Disclosure Requirements” . This ASU amends FASB Codification topic 855. The amendments in ASU 2010-09 removes the requirement in ASC 855-10 for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This ASU was effective upon issuance and the Company adopted this ASU as of December 31, 2009. Except for the removal of disclosure requirements in ASC 855-10, the adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value” . The ASU provides additional guidance for the fair value measurement of liabilities under ASC 820,  Fair Value Measurements and Disclosures . The ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. The ASU also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level fair value measurements. The Company adopted the ASU in the fourth fiscal quarter of 2009.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable” Interest Entities , which amends ASC 810,  Consolidation  to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be January 1, 2010. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820  Fair Value Measurements and Disclosures , including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The FASB updated ASC Topic 810, Consolidations, and ASC Topic 860, “Transfers and Servicing”, which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company adopted the provisions of these staff positions effective January 1, 2010. The adoption of these staff positions could impact future transactions entered into by the Company.

The adoption of the pronouncements above did not have a material effect on the Company's financial position or results of operations.

New Accounting Pronouncements not yet effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (ASU 2009-13) and ASU 2009-14, “ Certain Arrangements that Include Software Elements”, (amendments to ASC Topic 985, Software)  (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.

In April 2010, the FASB issued ASU 2010-13, Topic 718, Compensation—Stock Compensation, which addressed the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  ASU 2010-13 specifies that a share-based payment awarded that contains a condition that is not a market, performance, or service condition is required to be classified as a liability unless it otherwise qualifies as equity.  The amendment is effective for fiscal years, and interim period beginning on or after December 15, 2010.  The Company is currently evaluating the impact of the adoption of this ASU on its consolidated results of operations of financial condition. The Company will implement the standard effective January 1, 2011.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE

None.

OFFICER AND DIRECTOR INFORMATION

Board of Directors

The Board of Directors has determined that each of Messrs. Fatheazam and Morra and Ms. Laitinen are independent as defined by the Nasdaq listing standards and SEC rules and regulations.

Name	Age	Director Since	Principal Occupation

Kai Lindevall, M.D., Ph.D.	58	2006	Chief Executive Officer
Shahab Fatheazam	58	2008	Managing Director and head of the U.S. healthcare practice of Lincoln Financial
Sari Laitinen	43	2009	Founder and owner of Sari Laitinen, US Legal Counsel, a US legal services firm established in 2006 in Espoo, Finland
Petri Manninen	40	2006	Owner of Lakiasiaintoimisto Lakituki Oy, a legal services firm in Finland
David Morra	54	2008	Managing Director of Union Partners, LLC

•	Kai Lindevall, M.D., Ph.D. Dr. Lindevall’s biographical information appears above under the caption “Executive Officers”

•
Shahab Fatheazam has served as a director of the Company since November 2008 and was appointed Chairman of the Board in November 2009.  Since January 2010 Mr. Fatheazam has served as Managing Director and Head of Healthcare Practice of Lincoln International LLC,a leading international investment banking advisory firm.  Prior to January 2010, Mr. Fatheazam served as Managing Director and head of the U.S. healthcare practice of GCA Savvian.  Mr. Fatheazam joined GCA Savvian in 2004 from Vector Securities, a premier healthcare specialty firm, where he was a partner. Prior to helping to form Vector Securities, he was co-head of Paine Webber’s Lifescience Division.  He began his career on Wall Street with Kidder, Peabody & Co, where, in 1980, he became a partner and senior executive in Kidder’s international corporate finance unit. Mr. Fatheazam holds a BA and MA from Cambridge University in England and an MBA from Columbia University. Mr. Fatheazam sits on the boards of two non-public biotechnology companies and is a Trustee at Chicago University’s Harris School. He is a member of the Economics Club in Chicago.

•
Sari Laitinen has served as a director of the Company since November 7, 2009. Ms. Laitinen is the founder and owner of Sari Laitinen, US Legal Counsel, a US legal services firm established in 2006 in Espoo, Finland. Prior to 2006, Ms. Laitinen served as Director, US Capital Markets, with Ernst & Young Oy based in Helsinki, Finland. From 1999 until 2004 Ms. Laitinen was an attorney at the Corporate Finance and Securities Practice Group of Robins, Kaplan, Miller & Ciresi L.L.P. where she was elected partner in 2002. Ms. Laitinen was also previously an attorney with Lindquist & Vennum LLP in Minneapolis, MN and King & Spalding in Atlanta, GA. Ms. Laitinen serves on the Board of Directors of Oy Free Drop Innovations Ltd, a privately owned golf technology company in Espoo, Finland.  Ms. Laitinen received her B.A. and Juris Doctor degrees from Hamline University, St. Paul, MN and is licensed to practice law in two US states.  She has also written a book on legal risk management in the USA.

•
Petri Manninen, LL.M. has been a director of the Company since the Company’s acquisition of Encorium Oy (formerly Remedium Oy) on November 1, 2006.  Mr. Manninen has 7 years of experience from CRO industry by serving as a director of the Board of Encorium Oy and its subsidiaries.  Mr. Manninen has served as a lawyer with Lakiasiaintoimisto Lakituki Oy, a Finnish based law firm, since December 1999.  Since December 1994, Mr. Manninen has also served as the secretary, treasurer and executive of Paavo Nurmi Foundation, a non-profit organization supporting research in the field of cardiovascular diseases.  Mr. Manninen has 12 years of experience in the practice of law and tax consulting.  He has published several books and articles in Finnish and foreign law reviews.  Mr. Manninen has a Master of Laws Degree from the University of Helsinki and an LL.M. in European Community Law from the University of Leiden in The Netherlands.

•
David Morra has been as a director of the Company since September 2008. Mr. Morra is a Managing Director of Union Partners, LLC, a private equity and performance acceleration firm.  In this capacity, he provides executive oversight for consulting engagements and acquisition activities for targeted companies.  Previously, Mr. Morra served as Chief Executive Officer of Omnicare Clinical Research, Inc.  During his five and one half year tenure at Omnicare, the Company grew to 1300 employees operating in 30 countries, including its first ventures in India and China. Mr. Morra was also an officer of Omnicare Clinical Research’s parent company, Omnicare, Inc., a NYSE fortune 500 company which is the leading provider of pharmaceutical care for seniors in the United States.  Prior to Omnicare, Mr. Morra spent 22 years in the pharmaceutical and medical imaging industries in sales, marketing and general management positions. Mr. Morra earned a B.S. Degree from Providence College in 1977 and a Management Certificate from Wharton in 1991.

We believe that our board of directors represents a desirable mix of backgrounds, skills, and experiences. Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure:

Dr. Kai Lindevall is the founder of Encorium Oy and Chief Executive Officer of the Company.  Dr. Lindevall has over 30 years of experience in the pharmaceutical industry and has a deep understanding of all aspects of our business.

Shahab Fatheazam is Chairman of the Board.  Mr. Fatheazam has substantial experience with advising on the strategic development of healthcare related companies through his substantial experience as an investment banker focusing on the healthcare industry. In addition he has sufficient financial background to qualify as our audit committee financial expert.

Ms. Laitinen has global broad-based business and legal experience having counseled dozens of Nasdaq and NYSE listed US companies, companies listed on the Finnish stock exchange, as well as US and Finnish privately owned technology and industrial companies. She has significant corporate governance experience having served as a business lawyer for over 15 years.

Mr. Manninen has a deep understanding of the CRO industry and our business having served on the Board of Directors of Encorium Oy and its subsidiaries for seven years and on the Board of Directors of the Company since 2006.   He also has significant global business and legal experience and an extensive educational background.

Mr. Morra has over 30 years experience in the pharmaceutical industry. Mr. Morra brings his previous experience as a senior executive of another clinical research organization and has a deep understanding of all aspects of our business. He also has significant corporate governance experience having previously served as an executive of a fortune 500 company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of the June 1, 2010, certain information with regard to beneficial ownership of outstanding shares of the Company’s common stock by (i) each director and Named Executive Officer individually, (ii) all executive officers and directors of the Company as a group, and (iii) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s common stock:

Name of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percentage of Outstanding Shares
Dr. Kai Lindevall	252,666	(4)	7.44%
Philip L. Calamia	6,250		*
Dr. Eeva-Kaarina Koskelo	5,012		*
Shahab Fatheazam	1,875		*
Sari Laitinen	—		—
David Morra	2,083		*
Petri Mikael Manninen	51,430	(5)	1.5%
All executive officers and directors as a group (seven persons)	319,316		9.36%

Ilari Koskelo c/o Navdata Oy Eskolante 100720 Helsinki, Finland	717,053	(6)	21.2%

*	Less than 1% of the outstanding Common Stock.
(1)	Unless otherwise noted, we believe that all persons have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Unless otherwise noted, the address of such persons is: c/o Encorium Group, Inc., 435 Devon Park Drive, Building 500, Wayne, PA 19087.
(3)
The amounts shown include shares which may be acquired currently or within 60 days of April 15, 2010 through the exercise of stock options, as follows: Dr. Lindevall—7,814; Mr. Calamia—6,250; Mr. Fatheazam—1,875; Ms. Laitinen —0; Mr. Manninen—3,542 shares; Mr. Morra—2,083; and all current executive officers and directors as a group— 21,564 shares.

(4)	Includes 23,486 shares owned indirectly that are held by Dr. Lindevall’s spouse, as to which Dr. Lindevall disclaims beneficial ownership.
(5)	Includes 39,249 shares held indirectly by NTGLT Pharma BVBA of which Mr. Manninen is the managing director.
(6)	As per the Form 4 filed by Mr. Koskelo on January 21, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total
Dr. David Ginsberg (1)	2009	$161,343		—	$—		$211,500	(2)(3)	$372,843
Chief Executive Officer	2008	$151,744	(4)	—	$303,750	(5)(1)	—	(3)	$455,494

Dr. Kai Lindevall,	2009	$336,355	(6)	—	—		$36,270	(3)(7)	372,625
Chief Executive Officer	2008	$349,953	(6)	—	—		$49,722	(3)(7)	$399,675

Philip L. Calamia	2009	$406,500		—	$—		—		$406,500
Interim Chief Financial Officer	2008	$311,750		—	$8,500	(5)	—		$320,250

Dr. Eeva-Kaarina Koskelo (8)	2009	$142,197	(9)	—	$—		$13,247	(3)(9)	$155,444
Vice President, Clinical Operations	2008	$78,992	(9)	—	$2,445	(5)	5,102	(3)(9)	86,539

(1)
Dr. Ginsberg’s employment with the Company was terminated in connection with the sale of the Company’s U.S. line of business on July 16, 2009.  In connection with the termination of Dr. Ginsberg’s employment on July 16, 2009, all options held by Dr. Ginsberg remained unexercised and forfeited as of October 16, 2009.

(2)
Includes $211,500 paid in connection with the termination of Dr. Ginsberg’s employment with the Company pursuant to the Separation and Mutual Release between Dr. Ginsberg and the Company dated July 16, 2009.

(3)	Does not include perquisites and other personal benefits which involved an aggregate incremental cost to the Company during 2009 and 2008, as applicable, of less than $10,000.
(4)
Dr. Ginsberg served as a consultant to the Company from November 12, 2007 until June 30, 2008. Dr. Ginsberg became the President and Chief Executive of the Company on September 9, 2008. $53,300 of the amount paid in 2008 was for services as a consultant during 2008.

(5)
Pursuant to newly effective requirements of the Securities and Exchange Commission, the amounts set forth represent the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, rather than the expense recognized pursuant to SFAS 123 (R). The value of prior year grants has been restated to conform to the newly required presentation.

(6)	Payable in Euros. The payments have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR ~ 1.39 USD and for 2008 of 1.00 EUR ~ 1.47 USD.
(7)
Includes $24,620 and $25,235 which represents automobile lease payments for 2009 and 2008, respectively reimbursed to Dr. Lindevall by the Company. The lease payments were payable in Euros and have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR  ~  1.39 USD and for 2008 of 1.00 EUR ~ 1.47 USD.

(8)	Dr. Koskelo’s employment with the Company commenced on August 16, 2008.
(9)
Represents automobile lease payments reimbursed to Ms. Koskelo by the Company.  The lease payments were payable in Euros and have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR  ~  1.39  USD and for 2008 of 1.00 EUR ~ 1.47 USD.

Employment Agreements

2010 Employment Agreement with Dr. Lindevall

On January 8, 2010 the Board of Directors of the Company, upon recommendation from the Compensation Committee of the Board of Directors, approved the execution by the Company of an Employment Agreement with Dr. Kai Lindevall (the "2010 Lindevall Employment Agreement").   Pursuant to the 2010 Lindevall Employment Agreement, Dr. Lindevall will serve as Chief Executive Officer of the Company and its wholly-owned Finnish subsidiary, Encorium Oy, for a term of 18 months and will receive an initial base salary at an annual rate of EURO 196,000.  The Board of Directors may adjust the salary after consultation with Dr. Lindevall following the completion of the audit for each fiscal year.

In addition, for fiscal year 2010, Dr. Lindevall will be eligible to receive a bonus upon the achievement of specified corporate financial performance goals, as follows: For 2010 EBITDA of 500,000, no bonus; for 2010 EBITDA of 750,000, a bonus of EURO 18,000; for EBITDA of 1,000,000, EURO 36,000; for 2010 EBITDA of 1,250,000, a bonus of EURO 54,000; for 2010 EBITDA of 1,500,000, a bonus of EURO 72,000; for 2010 EBITDA 1,550,000, a bonus of EURO 75,600; and for 2010 EBITDA 1,550,000, a bonus of EURO 75,600. The maximum bonus payable is EURO 75,600. Bonus accrual commences for amounts exceeding 2010 EBITDA of EURO 500,000. Accrual is linear and pro-rated for EBITDA amounts in-between the amounts. The 2010 EBITDA is to be strictly based on audited financial results as required to be reported to stockholders in its annual filing with the Securities and Exchange Commission.

For subsequent fiscal years, the Board of Directors of the Company shall determine the bonus, if any, to be paid to Dr. Lindevall and the performance objectives pertaining thereto.

Pursuant to the 2010 Lindevall Employment Agreement, in the event of the termination of Dr. Lindevall's employment by the Company without Cause (as defined in the 2010 Lindevall Employment Agreement) or by Dr. Lindevall for Good Reason (as defined in the 2010 Lindevall Employment Agreement) Dr. Lindevall will be entitled to (i) the payment of any earned but unpaid base salary and benefits through the date of such termination; (ii) the payment of any accrued but unpaid bonus payable under the agreement with respect to a fiscal year of the Company ending prior to such termination; (iii) monthly severance payments equal to one-twelfth of his base salary as of the date of such termination continuing until the lesser of nine months or the time period remaining on the 18-month term; and (iv) vesting of all of Dr. Lindevall's stock options, to the extent not already vested.

If Dr. Lindevall's employment with the Company is terminated during the term for Cause (as defined in the 2010 Lindevall Employment Agreement) or as a result of his death or disability, then the Company's obligation to Dr. Lindevall will be limited solely to the payment of (i) all accrued but unpaid base salary and benefits through the date of such termination, and (ii) the payment of any earned but unpaid bonus payable under the agreement with respect to a fiscal year of the Company ending prior to such termination.

The 2010 Lindevall Employment Agreement contains certain restrictive covenants that prohibit Dr. Lindevall from disclosing information that is confidential to the Company and will generally prohibit him, during the term of the 2010 Lindevall Employment Agreement and for one year thereafter, from: (i) engaging or participating in any Competing Business (as defined in the Employment Agreement); (ii) becoming interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business; (iii) soliciting or calling on any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Dr. Lindevall's employment by the Company; (iv) influencing or attempting to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; and (v) soliciting or hiring the employees, consultants, agents or distributors of the Company.

2006 Employment Agreement with Dr. Lindevall

Dr. Lindevall’s salary for 2008 and 2009 was paid pursuant to an Employment Agreement between the Company and Dr. Lindevall dated November 1, 2006 (the “2006 Lindevall Employment Agreement”).   The 2006 Employment Agreement terminated on November 1, 2006.  Under the terms of the 2006 Lindevall Employment Agreement, Dr. Lindevall was to serve as Encorium’s and Encorium Oy’s President, European and Asian Operations, for a term of three years. Pursuant to the 2006 Lindevall Employment Agreement, Dr. Lindevall was to  receive an initial base salary at an annual rate of $275,000; provided, however, that the annual rate of base salary for each 12-month period beginning on or after the first anniversary of the 2006 Lindevall Employment Agreement was to increase, from the annual rate of base salary in effect for the immediately preceding twelve month period, by an amount equal to the annual percentage increase in the CPI (as defined in the 2006 Lindevall Employment Agreement) for the immediately preceding calendar year.  In addition, Dr. Lindevall was (i) eligible to receive an annual bonus, not to exceed $200,000 per annum, upon the achievement of corporate financial goals related to the European and Asian operating results of the Company, as specified in the 2006 Lindevall Employment Agreement, before interest and taxes, (ii) entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company, subject to the terms and conditions of such plans, arrangements and mandatory Finnish law, and (iii) entitled to equity-based compensation as determined in the sole discretion of Encorium’s Board of Directors.

Employment and Severance Agreement with Dr. Ginsberg

On December 3, 2008 Encorium Group, Inc. entered into an employment agreement with Dr. David Ginsberg (the “Ginsberg Employment Agreement”). Under the terms of the Ginsberg Employment Agreement, Dr. Ginsberg was to serve as Encorium’s Chief Executive Officer for a term of three years. Pursuant to the Ginsberg Employment Agreement, Dr. Ginsberg was to receive an initial base salary at an annual rate of $316,000. In addition, Dr. Ginsberg was (i) entitled to participate in any benefit plans or arrangements sponsored or maintained by Encorium, subject to the terms and conditions of such plans, and (ii) entitled to bonus and equity-based compensation, as determined in the sole discretion of Encorium’s Board of Directors. The Ginsberg Employment Agreement was terminated in connection with the sale of the Company’s U.S. line of business in July 16, 2009.

In addition, on December 3, 2008, the Company entered into a severance agreement with Dr. Ginsberg (the “Ginsberg Severance Agreement”) applicable in the event Dr. Ginsberg’s employment with Encorium was terminated in connection with a change of control as set forth in the Ginsberg Severance Agreement. The Ginsberg Severance Agreement provided, generally, that in the event Dr. Ginsberg’s employment with Encorium was terminated in connection with a change of control (as defined in the Ginsberg Severance Agreement), Dr. Ginsberg would be entitled to (i) an amount equal to between 18 months and 24 months base salary, depending on the date of such termination as set forth in the severance agreement, (ii) the continuation of all benefits pursuant to any and all welfare plans under which he or his family was eligible to receive benefits or coverage during the period which severance payments are made pursuant to section (i), above, (iii) reasonable Encorium paid outplacement assistance for a period of up to twelve months or for a longer period as agreed to by Encorium, and (iv) the immediate vesting and exercisability of all stock options or other equity incentives grated to Dr. Ginsberg that were not otherwise vested or exercisable. The Severance Agreement was terminated in connection with the sale of the Company’s U.S. line of business on July 16, 2009.

Separation and Mutual Release with Dr. Ginsberg

In connection with the sale of the Company’s U.S. line of business on July 16, 2009 the Company entered into a Separation and Mutual Release Agreement with Dr. Ginsberg pursuant to which, in connection with Dr. Ginsberg's resignation, and in settlement of any amounts that may otherwise be due pursuant to the Ginsberg Employment Agreement and/or the Ginsberg Severance Agreement, the Company agreed to pay Dr. Ginsberg $250,000, payable in installments (the “Separation Agreement”). The Separation Agreement was subsequently amended on January 13, 2010 reducing the amount payable thereunder to $211,500. The revised severance amount was paid in full as of January 13, 2010.

Services Agreements with Candor Partner and Philip L. Calamia

In connection with the appointment of Philip L. Calamia as the Company’s Interim Chief Financial Officer, on May 8, 2008 the Company entered into a Services Agreement with Candor Partners (formerly known as the Penn Valley Management Group, LLC), of which Mr. Calamia was a principal (the “Services Agreement”).  Pursuant to the Services Agreement, the Company was to pay compensation of $2,500 per day for Mr. Calamia’s services.  On January 8, 2010 the Company entered into an amended Services Agreement with Mr. Calamia pursuant to which Mr. Calamia is to provide services to the Company from January 1, 2010 through December 31, 2010 for aggregate fees of $93,000.

Employment Agreement with Dr. Eeva-Kaarina Koskelo

On June 9, 2008 the Company entered into an Employment Agreement pursuant to which Dr. Eeva-Kaarina Koskelo is to serve as Vice President, Clinical Operations of Encorium Oy (the “Koskelo Employment Agreement”).  Pursuant to the Koskelo Employment Agreement, Dr. Koskelo's compensation is comprised of a salary, mobile phone and company leasing car. Dr. Koskelo is entitled to a base salary of EURO 8000 per month and received a sign-on bonus of EURO 16,000.

Equity Incentive Plans

Our 2002 Equity Incentive Plan, which we refer to as the 2002 Plan, provides for accelerated vesting of options and restricted stock awarded to employees, including the NEOs, if there is a change of control in which the plan is not continued by a successor corporation or substantially equivalent options or restricted shares, as the case may be, in a successor corporation are not provided to participants. In addition, the 2002 Plan provides for accelerated vesting with respect to options or restricted shares held by a participant who is an employee of the Company or who is providing service to the Company in the event there is a change of control if the participant is not offered substantially equivalent employment or service with the successor corporation or the participant’s employment or service with the successor corporation is terminated during the six month period following the change of control. Under our 2006 Stock Incentive Plan (which we refer to as the 2006 Plan), the Board of Directors, in its sole discretion, may cause all previously unvested options and/or restricted stock awards to become vested and/or exercisable or unrestricted, as the case may be, upon a change of control.

For purposes of our equity incentive plans, a Change in Control is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company stockholders approve a merger, reorganization or consolidation involving the Company if the stockholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership immediately before the transaction; (iii) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; (iv) the Company’s stockholders approve an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (v) the Company’s stockholders accept shares in a shares exchange if the stockholders do not or will not own directly or indirectly immediately following the share exchange more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership before immediately before the share exchange.

Generally under our equity incentive plans, when a participant’s service with the Company is terminated his or her stock options are terminated immediately, except that the options may be exercised for a period after termination (not to exceed the original option termination date) to the extent then exercisable in the following circumstances:

•	Disability—within one year after termination

•	Death—within one year after the date of death

•	Termination other than for cause-within 90 days from the date of termination

Option Repricing

On November 4, 2008, the Compensation Committee and the Board of Directors of the Company acted to reprice 250,000 stock options previously granted to Dr. Ginsberg to have an exercise price equal to the closing price of the Company’s common stock on November 4, 2008, which was $.36 per share. The 250,000 stock options were originally granted to Dr. Ginsberg on September 8, 2008 in connection with his appointment as President and Chief Executive Officer of the Company and had an exercise price of $1.70 per share, which price reflected the then current market price of the Company’s stock on the date of grant. As a result of Dr. Ginsberg’s resignation in connection with the sale of the Company’s U.S. line of business on July 16, 2009, all stock options of the Company held by Dr. Ginsberg expired on November 16, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
David Ginsberg, D.O.	—	(1)	—		—	(1)	—
Chief Executive Officer

Kai Lindevall, M.D. Ph.D.	—	(1)	—		—	(1)	—
Executive Chairman and President, Europe and Asia

Philip L. Calamia	6,250	(2)	___		2.00		12/05/2018
Interim Chief Financial Officer

Dr. Eeva-Karrina Koskelo	625		1250	(3)	1.92		12/03/2018

(1)	Dr. Ginsberg’s employment with the Company was terminated effective July 16, 2009. No options remained outstanding at year-end.
(2)	These options are held by Candor Partners (formerly known as PVG Corporation), of which Mr. Calamia was a principal at the time of grant.
(3)	625 options are exercisable on each of December 3, 2010 and December 3, 2011.

Director Compensation 2009

On January 8, 2010 the Board of Directors of the Company, upon recommendation from the Compensation Committee of the Board of Directors, approved the annual compensation to be paid to members of the Board of Directors effective January 1, 2010.  Such payments are payable on a quarterly basis in U.S Dollars for U.S. directors and EUROS for non-U.S. directors: (i) an annual cash retainer for non-employee directors of $15,000 or EURO 10,000; (ii) a fee of $1,500 or EURO 1,000 per scheduled board meeting (6 total); (iii) a fee of $750 or EURO 500 per committee meeting (1-2 meetings per year total); (iv) an annual cash retainer of 5,000 or EURO 3,300 for the Chair of a Committee; and (v) an annual cash retainer of $7,500 or EURO 5,000 for the Chairman of the Board.  Although generally no meeting fees are payable for general consultative board calls or for additional board of director or committee meetings or calls other than those described above, additional compensation for individual members of the Board of Directors may be recommended to the Compensation Committee and subject to approval by the full Board of Directors when extraordinary time is required for specific assignments.

 Effective January 1, 2009 annual compensation for each all directors was set at $25,000, paid at the rate of $2,083 per month, and quarterly option grants to purchase 3,125 shares of the Company’s common stock.  For the first quarter of 2009, on January 30, 2009 each non-employee director was granted an option to purchase 3,125 shares of common stock of the Company for an exercise price of $2.32, which represented the closing price of the Company's common stock on that date.  On November 13, 2009, each non-employee director (except Ms. Laitinen) was granted an option to purchase an additional 6,250 shares of common stock of the Company, representing quarterly grants for the second and third quarters of 2009, for an exercise price of $3.28, which represented the closing price of the Company's common stock on that date.  In connection with her appointment to the Board of Directors on November 7, 2009 Ms. Laitinen received an option to purchase 25,000 shares for an exercise price of $3.24  on November 13, 2009.

The following table presents the compensation provided by the Company to each person who served as a director during 2009, except for Dr. Kai Lindevall.  Dr. Lindevall’ s compensation is set forth in the Summary Compensation Table. Dr. Lindevall did not receive any additional consideration for his service on the Board of Directors:

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)(2)	All other compensation ($) (3)	Total ($)
Shahab Fatheazam	25,000	21,300	—	46,300
Sari Laitinen (4)	0	8,150		8,150
David Morra	25,000	21,300	—	46,300
Petri Manninen	25,000	21,300	—	46,300
Dr. Jyrki Mattila(5)	20,833	4,250	—	25,083

(1)	The amounts set forth represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.
(2)
At fiscal year end the aggregate number of options outstanding for each director was as follows: Shahab Fatheazam—11,875; Sari Laitinen— 3,125; David Morra—12,500; Petri Manninen-11,875; and Dr. Jyrki Mattila-5,625.

(3)	Does not include perquisites and personal benefits which, in the case of each of our directors, involved an aggregate incremental cost to the Company during 2009 of less than $10,000.
(4)	Ms. Laitinen was appointed to the Board of Directors on November 7, 2009. Ms Laitinen waived all fees payable to her for board service in 2009.
(5)	Dr. Mattila resigned from the Board of Directors effective as of November 7, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

2010 Employment Agreement with Dr. Lindevall

Dr. Lindevall entered into an employment agreement with the Company on January 8, 2010.  The terms of the Employment Agreement are summarized above under the heading “2010 Employment Agreement with Dr. Lindevall”

Employment and Severance Agreement with Dr. Ginsberg

Dr. Ginsberg entered into an employment agreement with the Company on December 3, 2008. The terms of the Employment Agreement are summarized above under the heading “Employment Agreements.”

Employment and Severance Agreement with Dr. Ginsberg

The Company entered into an executive severance agreement with Dr. Ginsberg on December 3, 2008. The terms of the Executive Severance Agreement are summarized above under the heading “Employment and Severance Agreement with Dr. Ginsberg.”

Separation and Mutual Release with Dr. Ginsberg

The Company entered into a Settlement and Mutual Release with Dr. Ginsberg dated July 16, 2009.  The terms of the Settlement and Release with Dr. Ginsberg are summarized above under the heading “Separation and Mutual Release with Dr. Ginsberg”.

Repricing of Options

On November 4, 2008, the Compensation Committee and the Board of Directors of the Company acted to reprice 250,000 stock options previously granted Dr. Ginsberg to have an exercise price equal to the closing price of the Company’s common stock on November 4, 2008, which was $.36 per share.  The 250,000 stock options were originally granted to Dr. Ginsberg on September 8, 2008 in connection with his appointment as President and Chief Executive Officer of the Company and had an exercise price of $1.70 per share, which price reflected the then current market price of the Company’s stock on the date of grant. As a result of Dr. Ginsberg’s resignation in connection with the sale of the Company’s U.S. line of business on July 16, 2009, all stock options of the Company held by Dr. Ginsberg expired on November 16, 2009.
Subscription Agreement with Dr. Eeva-Kaarina Koskelo’s brother

On October 16, 2009 the Company entered into a Subscription Agreement with Ilari Koskelo, brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, and beneficial owner of approximately 21% of the common stock of the Company, pursuant to which the Company issued and sold in a private placement 492,188 shares of its Common Stock, $0.001 par value, at a price of $2.40 per share.

Loan Agreement with Ilari Koskelo

On May 17, 2010 the Company entered into a Loan Agreement with Ilari Koskelo, brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, and beneficial owner of approximately 21% of the common stock of the Company, pursuant to which Mr. Koskelo loaned the Company EURO 200,000.  The interest rate on the unpaid principal of the loan is 5% until August 31, 2010 and 7%  on any unpaid principal balance after Augus 31, 2010.  The principal on the loan is payable in full or upon agreed upon payment schedule on September 1, 2010 and the interest is due in quarterly installments beginning on September 1, 2010.

Collateral Issued for Personal Guarantees

On December 16, 2009 Encorium Oy entered into a three year term loan facility in the amount of EURO 700,000 (the "Loan Facility") with Finnvera plc, a specialized financing company owned by the Finnish state. As collateral for the Loan Facility Ilari Koskelo, beneficial owner of greater than 10% of the Company’s common stock and brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, pledged personal property with a value of EURO 350,000 and Dr. Kai Lindevall, Chief Executive Officer, gave a personal guarantee of EURO 30,000. Dr. Kai Lindevall also executed a personal guarantee of EURO 100,000 to Svenska Handelsbanken AB as replacement collateral for the assets subject to the business mortgage that was transferred to Finnvera.   On December 30, 2009 the Board of Directors granted Mr. Koskelo and Dr. Lindevall 71,094 and 26,406 shares of Common Stock of the Company, respectively, as consideration for their personal guarantees.

Director Independence

In accordance with Nasdaq rules, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines mirror the elements of independence set forth in Nasdaq and Securities Exchange Act rules. Based on these standards the Board of Directors determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and/or stockholder of the Company: Shahab Fatheazam, Sari Laitinen and David Morra.

Our board of directors is subject to the independence requirements of the NASDAQ Stock Market. Pursuant to the requirements, the board undertook its annual review of director independence. During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Of the five members of the board, Messrs. Fatheazam, Morra and Ms. Laitinen were determined to be independent directors as defined by the NASDAQ Stock Market.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of David Morra (Chairman), Shahab Fatheazam and Sari Laitinen.   Jyrki Mattila served as a member of the Audit committee during the year ended December 31, 2009 until his resignation from the board of directors on November 7, 2009.  None of these individuals were at any time during the fiscal year ended December 31, 2009 or at any other time one of our officers or employees.  None of our executive officers serve as a member of the Board or the Compensation Committee of any other entity which has one or more executive officers serving as a member of our Board or Compensation Committee

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and Second Amended and Restated by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We currently have authority to issue 35,000,000 shares of common stock par value of $0.001 per share.  As of___________________, 2010, we had _______________________shares of common stock outstanding.  The Company has reserved up to approximately [            ] shares of Common Stock for issuance in connection with the Company’s equity incentive plans, [            ] of which have been granted. Consequently, there are [            ] shares of Common Stock that are either issued or reserved for issuance, with only [            ] shares of authorized Common Stock available for future issuance.

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its telephone number is __________________________.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “ENCO.”

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR  CERTIFICATE OF INCORPORATION
AND BY-LAWS AND DELAWARE LAW

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude Encorium, from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Encorium, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt Encorium, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our by-laws, the number of directors is fixed by our board of directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

Our by-laws provide that a special meeting of stockholders may be called only by the Chairman or Executive Chairman of the Board, the Chief Executive Officer, the President, or by resolution of the Board of Directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Cozen & O'Conner LLC.

EXPERTS

The financial statements for the fiscal periods March 31, 2010 and January 31, 2009 included in this prospectus have been audited by Asher & Company, Ltd., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.

The 2008 consolidated financial statements of Encorium Group, Inc. and subsidiaries as of and for the year ended December 31, 2008 (before the effects of the retrospective adjustments for the reverse stock split and discontinued operations) not appearing in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion on the 2008 financial statements and includes and explanatory paragraph referring to the substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also inspect and copy these materials at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of such material at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.encorium.com. The information on our Internet website is not incorporated by reference in this prospectus.

ENCORIUM GROUP, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

Page
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm- Asher & Company, Ltd.	F-2
Report of Independent Registered Public Accounting Firm- Deloitte & Touche LLP	F-3

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-5
Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	F-4
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the years ended December 31, 2009and 2008	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2010 and 2009	F-26
Consolidated Statements of Operations for the three months ended March 31, 2009	F-27
Consolidated Statements of Cash Flows for the three months ended March 31, 2009	F-28
Notes to Consolidated Financial Statements	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Encorium Group, Inc.
Wayne, Pennsylvania

We have audited the accompanying consolidated balance sheets of Encorium Group, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Encorium Group, Inc. and subsidiaries as of December 31, 2009 and the results of their operations and their cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments to the 2008 consolidated financial statements that were applied to reclassify certain amounts related to operations discontinued during 2009, as described in Note 3 to the consolidated financial statements, and to record the retrospective effects of the reverse stock split on February 16, 2010, as described in Note 1 to the consolidated financial statements.  In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2008 consolidated financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on those consolidated financial statements taken as a whole.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations, current available cash, and anticipated level of capital requirements necessary to fund its current operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
April 19, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Encorium Group, Inc.
Wayne, Pennsylvania

We have audited, before the effects of the retrospective adjustments for the reverse stock split and the discontinued operations discussed in Note 1 and Note 3, respectively, to the consolidated financial statements, the consolidated balance sheet of Encorium Group, Inc. and subsidiaries (the "Company") as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008. The 2008 consolidated financial statements before the effects of the retrospective adjustments discussed in Note 1 and Note 3 to the consolidated financial statements are not presented herein. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2008 consolidated financial statements, before the effects of the retrospective adjustments for the reverse stock split and the discontinued operations discussed in Note 1 and Note 3, respectively, to the consolidated financial statements, present fairly, in all material respects, the financial position of Encorium Group, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments for the reverse stock split and the discontinued operations discussed in Note 1 and Note 3, respectively, to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, current available cash, and anticipated level of capital requirements necessary to fund its current operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte and Touche, LLP

Philadelphia, Pennsylvania
April 24, 2009

Encorium Group, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2009	2008
Revenue
Net revenue	$17,857,117	$22,298,938
Reimbursement revenue	3,309,558	4,058,224
Total Revenue	21,166,675	26,357,162

Operating Expenses
Direct	12,556,650	14,619,463
Reimbursement out-of-pocket expenses	3,309,558	4,058,224
Selling, general and administrative	8,068,683	9,023,951
Depreciation and amortization	380,130	1,282,678
Impairment loss	-	14,391,992
Total Operating Expenses	24,315,021	43,376,308

Loss from Operations	(3,148,346)	(17,019,146)

Interest Income	9,315	30,165
Interest Expense	(50,532)	(20,312)
Net Interest (Expense) Income	(41,217)	9,853

Net Loss from continuing operations before Income Taxes	(3,189,563)	(17,009,293)

Income Tax Expense (Benefit)	(45,136)	(103,671)

Net Loss from continuing operations	$(3,144,427)	$(16,905,622)

Net loss from discontinued operations	(725,266)	(4,167,854)

Income Tax Expense (Benefit)	-	-

Net Loss	$(3,869,693)	$(21,073,476)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic and diluted	2,709,904	2,573,671

Net Loss per Common Share:
Continuing Operations	$(1.16)	$(6.57)
Discontinued Operations	$(0.27)	$(1.62)

Net Loss per Common Share	$(1.43)	$(8.19)

See accompanying notes to the consolidated financial statements.

Encorium Group, Inc.
Consolidated Balance Sheets

	December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$196,583	$5,705,818
Investigator advances	19,232	11,971
Accounts receivable, less allowance of $412,973 and $97,000 for
December 31, 2009 and 2008, respectively	3,454,173	3,253,617
Prepaid expenses and other	872,722	956,378
Costs and estimated earnings in excess of
related billings on uncompleted contracts	1,794,134	606,260
Debt issuance costs, current	75,400	-
Current assets of discontinued operations	28,832	3,562,508
Total Current Assets	6,441,076	14,096,552

Property and Equipment, Net	307,552	330,263

Intangible Assets
Goodwill	1,389,045	1,366,269
Other intangibles, Net	3,508,310	3,733,517
Debt issuance costs, long-term	150,800	-
Other assets	313,524	349,357
Long-term assets of discontinued operations	-	1,216,975

Total Assets	$12,110,307	$21,092,933

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,756,678	$2,429,339
Note Payable	334,413	-
Credit Lines	300,697	-
Accrued expenses	2,333,099	2,719,187
Deferred taxes	248,117	206,173
Obligations under capital leases	54,510	44,097
Billings in excess of related costs and
estimated earnings on uncompleted contracts	1,179,779	1,262,661
Customer advances	1,361,496	2,344,486
Current liabilities of discontinued operations	607,552	6,505,817
Total Current Liabilities	8,176,341	15,511,760

Long Term Liabilities
Notes Payable	668,826	-
Obligations under capital leases	52,541	100,402
Deferred taxes	837,424	897,204
Other liabilities	104,624	200,175
Long-term liabilities of discontinued operations	-	205,619
Total Long Term Liabilities	1,663,415	1,403,400
Total Liabilities	9,839,756	16,915,160

Commitments and Contingencies

Stockholders' Equity
Common stock, $.001 par value 4,375,000
shares authorized, 3,426,938 and 2,604,250 shares issued at December 31, 2009 and 2008
and 3,388,173 and 2,565,486 shares outstanding at December 31, 2009 and 2008, respectively	3,427	2,604
Additional paid-in capital	35,142,854	32,435,480
Additional paid-in capital warrants	299,606	905,699
Accumulated deficit	(33,607,123)	(29,737,430)
Accumulated other comprehensive income	1,158,476	1,298,109
Less:	2,997,240	4,904,462
Treasury stock, at cost, 38,765 shares	(726,689)	(726,689)
Total Stockholders’ Equity	2,270,551	4,177,773

Total Liabilities and Stockholders’ Equity	$12,110,307	$21,092,933

See accompanying notes to the consolidated financial statements.

Encorium Group, Inc.
Consolidated Statements of Stockholders Equity

	Number of Common Shares	Par Value	Additional Paid-In Capital	Retained Earnings (Accum. Deficit)	Accum. Other Comprehensive Income	Treasury Stock at Cost	Total Stockholders' Equity
Balance at December 31, 2007 (as restated for 8:1 reverse stock split)	2,604,250	$2,604	$33,078,156	$(8,663,954)	$387,054	$(698,224)	$24,105,636
Net Loss				(21,073,476)			(21,073,476)
Other comprehensive loss
Pension adjustment, net of tax					18,198		18,198
Foreign currency translation adjustment					892,857		892,857
Total comprehensive loss							(20,162,421)
Stock Based Compensation			263,023				263,023
Common stock repurchase						(28,465)	(28,465)
Balance at December 31, 2008 (as restated for 8:1 reverse stock split)	2,604,250	$2,604	$33,341,179	$(29,737,430)	$1,298,109	$(726,689)	$4,177,773
Net Loss				$(3,869,693)			(3,869,693)
Other comprehensive loss
Pension adjustment, net of tax					77,394		77,394
Foreign currency translation adjustment					(217,027)		(217,027)
Total comprehensive loss							(4,009,326)
Stock Based Compensation			300,904				300,904
Issuance of common
shares - sales to investors	492,188	492	1,574,508				1,575,000
shares - debt issuance	97,500	98	226,102				226,200
shares - warrant exchange agreement	233,000	233	(233)				-
Balance at December 31, 2009	3,426,938	$3,427	$35,442,460	$(33,607,123)	$1,158,476	$(726,689)	$2,270,551

See accompanying notes to the consolidated financial statements.

Encorium Group, Inc.
Consolidated Statements of Cash Flows

	Years Months Ended December 31,
	2009	2008
Operating Activities:
Net Loss	$(3,869,693)	$(21,073,476)
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Bad debt expense	315,973
Depreciation and amortization	579,995	1,697,966
Impairment loss	-	14,391,992
Gain on sale	(775,387)
Share-based compensation expense	300,904	263,023
Changes in assets and liabilities;
Investigator advances	(6,871)	(537,616)
Accounts receivable	883,360	53,826
Prepaid expenses and other	243,240	(350,328)
Prepaid taxes	36,694	(24,259)
Costs and estimated earnings in excess
of related billings on uncompleted contracts	(308,905)	(475,700)
Other Assets	384,249	(439,507)
Accounts payable	(1,403,357)	2,352,909
Accrued expenses	(649,587)	(570,836)
Other liabilities	(155,122)	(98,982)
Deferred taxes	(35,253)	(211,988)
Billings in excess of related costs and
estimated earnings on uncompleted contracts	(2,092,452)	34,005
Customer advances	(1,407,998)	2,156,474
Net Cash Used By Operating Activities	(7,960,211)	(2,832,497)

Investing Activities:
Purchases of property and equipment	(74,190)	(334,072)
Net Cash Used By Investing Activities	(74,190)	(334,072)

Financing Activities:
Net payments under capital leases	(52,758)	(29,688)
Proceeds from stock issuance	1,575,000	-
Common stock repurchase	-	(28,465)
Borrowings on Note Payable	1,003,239	-
Net cash from short-term borrowings	265,605	-
Net Cash Provided (Used) By Financing Activities	2,791,086	(58,153)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(265,920)	(178,916)

Net Decrease In Cash and Cash Equivalents	(5,509,235)	(3,403,638)

Cash and Cash Equivalents, Beginning of Year	5,705,818	9,109,456

Cash and Cash Equivalents, End of Year	$196,583	$5,705,818

Supplemental Disclosure of Non Cash Financing Activities:

Issuance of common stock in connection with debt issuance	$226,200	-

See accompanying notes to the consolidated financial statements.

ENCORIUM GROUP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS:

In this discussion, the terms, “Company”, “we”, “us”, and “our”, refer to Encorium Group, Inc. and subsidiaries (formerly known as, “Covalent Group, Inc.”), except where it is made clear otherwise.

We are a clinical research organization that engages in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. Our mission is to provide our clients with high quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of many of the largest companies in the pharmaceutical, biotechnology and medical device industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials and to deliver clinical programs on time and within budget. We have clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. We have the capacity and expertise to conduct clinical trials on a global basis.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

The accompanying consolidated financial statements have been prepared on the basis of the company continuing as a going concern.

We anticipate that will meet our cash requirements through March of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts during fiscal 2010 and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern, we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all.  Given the current levels of the trading price of the Company’s common stock, if the Company were to raise additional capital by issuing equity securities, existing stockholders’ percentage ownership would be reduced and they would experience substantial dilution. If we were to raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. These factors have raised substantial doubt about our ability to continue as a going concern for the foreseeable future. If we are unable to obtain additional capital, we will scale back our operations until such capital is obtained. Our consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability or classification of assets or the amounts and classification of liabilities that may result from the outcome of our ability to continue as a going concern.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which fails to meet the $2.5 million minimum stockholders equity requirement.  The Company anticipates that a delisting action will be brought against it for failure to comply with the requirement.  If a delisting action is brought, the Company may request a hearing before the NASDAQ Listing Qualifications Panel.  Such request would stay any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock would remain listed on NASDAQ pending a formal determination by the Panel.  However, there can be no assurances that the Panel will grant such request.

On February 16, 2010, the Company affected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company Common Stock were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.  On the Company's balance sheet, the aggregate par value of the issued Common Stock was reduced by reclassifying the par value amount of the eliminated shares of Common Stock to additional paid-in capital. All per share amounts and outstanding shares, including all Common Stock equivalents, stock options, equity compensation plans, and warrants, have been retroactively restated in the Financial Statements and in the Notes to the Financial Statements for all period presented to reflect the reverse stock split.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements for 2009 and 2008 include our accounts and the accounts of our wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

We maintain cash accounts at several institutions in Europe and one in the US. Deposits in Europe are generally insured by individual states up to € 50,000 for each account (approximately $72,000 as of December 31, 2009). Accounts in the US are generally insured up to $250,000 for each account. As of December 31, 2009 our cash and cash equivalents were based primarily in Europe with two institutions. To date, the Company has not experienced any loss or lack of access to its invested cash or cash equivalents, however, there can be no assurance that access to invested balances will not be impacted by adverse conditions in the financial and credit markets.

Investigator Advances

We received advance payments from a small number of our clients as part of long-term contracts, which includes a separate cash account to be utilized for payment of investigator fees. As of December 31, 2009 and 2008, this cash amount was $20 thousand and $12 thousand, respectively. This amount is also included in customer advances within current liabilities in the accompanying balance sheets.

Revenue Recognition

The majority of our net revenue is recognized from fixed price contracts on a proportional performance method based on assumptions regarding the estimated completion of the project. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. Work is also performed under time and material contracts whereby we recognize revenue as hours are worked based on the hourly billing rate for each contract.

Each month costs are accumulated on each project and compared to total estimated cost to complete to determine the degree of completion for that particular project. This determines the percentage of completion for the project. This percentage of completion is multiplied by the contract value to determine the amount of revenue to be recognized. As the work progresses, original estimates may be adjusted due to revisions in the scope of work or other factors and a contract modification may be negotiated with the customer to cover additional costs. Our accounting policy for recognizing revenue for changes in scope is to recognize revenue when the Company has reached agreement with the client, the services pursuant to the change in scope have been performed, the price has been set forth in the change of scope document and collectibility is reasonably assured based on our course of dealings with the client. We bear the risk of cost overruns on work performed absent a signed contract modification. Because of the inherent uncertainties in estimating costs, it is reasonably possible that the cost estimates used will change in the near term and may have a material adverse impact on our financial performance.

In the past, we have had to commit unanticipated resources to complete projects resulting in lower gross margins on those projects. We may experience similar situations in the future although our current contracts in process are of a shorter duration and subject to less cost volatility. Should our estimated costs on fixed price contracts prove to be low in comparison to actual costs, future margins could be reduced, absent our ability to negotiate a contract modification.

There are no standard billing and payment provisions which are present in each contract. Each contract has separate and distinct billing and payment terms which are the result of negotiation between us and the client. Billings and the related payment terms from fixed price contracts are generally determined by provisions in the contract that may include certain payment schedules and the submission of required billing detail. The payment schedule in the contract reflects the value of services to be performed by us at the initiation of the contract. The payment schedule may include the value of certain interim service components as well as periodic payments which are reasonably assured at the start of the contract and which we expect to receive during the duration of the contract. Accordingly, cash receipts, including the receipt of up front payments, periodic payments and payments related to the achievement of certain billing mechanisms, do not necessarily correspond to cost incurred and revenue recognized on contracts. A contract’s payment structure typically requires an upfront payment of 10% to 20% of the contract value at or shortly after the initiation of the contract, a series of periodic payments over the life of the contract and payments based upon the achievement of certain billing mechanisms. The upfront payments are deferred and recognized as revenues and services are performed under the proportional performance method. Periodic payments, including payments related to the achievement of certain billing mechanisms in the contract, are invoiced pursuant to the terms of the contract once the agreed upon services criteria have been achieved. Payments based upon interim billing mechanisms are included in the value of the contract because we expect to receive them during the term of the contract. All payments received pursuant to the contract are recognized in accordance with the proportional performance method. In a comprehensive full service drug development program, the client would not generally purchase certain service components separately but as an integrated, full service arrangement in connection with the development of the drug.

Clients generally may terminate a contract on short notice which might cause unplanned periods of excess capacity and reduced revenues and earnings. Client initiated delays or cancellations for ongoing clinical trials can come suddenly and may not be foreseeable. To offset the effects of early termination of significant contracts, we attempt to negotiate the payment of an early termination fee as part of the original contract. Generally, we have not been successful in negotiating such fees. Our contracts typically require payment to us of expenses incurred to wind down a study and fees earned to date. Therefore, revenue recognized prior to cancellation does not require a significant adjustment upon cancellation. If we determine that a loss will result from the performance of a fixed price contract, the entire amount of the estimated loss is charged against income in the period in which such determination is made.

Our accounting policy for recognizing revenue for terminated projects requires us to perform a reconciliation of study activities versus the activities set forth in the contract. We negotiate with the client, pursuant to the terms of the existing contract, regarding the wind up of existing study activities in order to clarify which services the client wants us to perform. Once we and the client agree on the reconciliation of study activities and the agreed upon services have been performed by us, we would record the additional revenue provided collectibility is reasonably assured.

Our operations have experienced, and may continue to experience, period-to-period fluctuations in net revenue and results from operations. Because we generate a large proportion of our revenues from services performed at hourly rates, our revenues in any period are directly related to the number of employees and the number of hours worked by those employees during that period. Our results of operations in any one quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and related contract value of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, employee hiring, vacation patterns, exchange rate fluctuations and other factors.

Reimbursable Out-of-Pocket Expenses

On behalf of our clients, we pay fees to investigators and other out-of-pocket costs for which we are reimbursed at cost, without mark-up or profit.  Out-of-pocket costs are included in Operating Expenses, while the reimbursements received are reported separately as Reimbursement Revenue in the Consolidated Statements of Operations.

As is customary in the industry, we will continue to exclude from revenue and expense in the Consolidated Statements of Operations fees paid to investigators and the associated reimbursement since we acts as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments.  These investigator fees are not reflected in our Net Revenue, Reimbursement Revenue, Reimbursement Out-of-Pocket Expenses, and/or Direct Expenses. The amounts of these investigator fees were $1.4 million and $5.2 million the years ended December 31, 2009 and 2008 respectively.

Accounts Receivable

Accounts receivable and costs and estimated earnings in excess of related billings on completed contracts represent amounts due from our clients who are concentrated primarily in the pharmaceutical and biotechnology industries.

Concentration of Credit Risk

Our accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts are concentrated with a small number of companies within the pharmaceutical and biotechnology industries. The significant majority of this exposure is to large, well established firms. Credit losses have historically been minimal. As of December 31, 2009 and 2008, the total of accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts was $5.2 million and $3.9 million respectively. The following table sets forth the exposure to our top clients:

	Year Ended December 31,
	2009		2008
	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage

Client A	$1,716,077	33%	$434,238	11%
Client B	571,896	11%	-	0%
Client C	125,295	2%	200,220	5%
Client D	-	0%	75,083	2%

Top Clients	$2,413,268	46%	$709,541	18%

Several client contracts contain provisions that allow us to bill and receive advance payments to be utilized for investigator fees and reimbursable expenses. In some instances, the client requires that we maintain separate cash accounts to be utilized for investigator fees, which are included as Investigator Advances. Funds received as customer advances, excluding investigator advances for which separate cash accounts are required as part of our contract with the client, are included as part of Cash and Cash Equivalents. The balance of customer advances, including investigator advances of $19 thousand, was $1.4 million as of December 31, 2009. The balance of customer advances, including investigator advances of $12 thousand was $2.3 million as of December 31, 2008. As of December 31, 2009 and 2008, there were no customer advances billed, but not received.

Financial Instruments

The fair value of cash and cash equivalents, restricted cash, accounts receivable, costs and estimated earnings in excess of related billings on uncompleted contracts, accounts payable, accrued expenses and billings in excess of related costs and estimated earnings on uncompleted contracts were not materially different than their carrying amounts as reported at December 31, 2009 and December 31, 2008.

As of December 31, 2009, the Company was not a counter party to any forward foreign exchange contracts or any other transaction involving a derivative financial instrument.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 8 years for equipment and furniture and fixtures and the remaining lease term for leasehold improvements and assets under capital lease. Depreciation and amortization, excluding the amortization of intangible assets, for the years ended December 31, 2009 and 2008 was $101 thousand and $136 thousand, respectively. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or fully depreciated the cost and accumulated depreciation are removed from the accounts, and any gain or loss on the sale of property and equipment is included in operations.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718 using the Modified Prospective Approach. ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date, or the date of later modification, over the requisite service period. In addition, ASC 718 requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period. Accordingly, prior period amounts have not been restated.

Goodwill and Intangible Assets

Goodwill is carried at cost and is not amortized. We test goodwill for impairment on an annual basis as November 1st of each fiscal year, relying on a number of factors including operating results, business plans and anticipated future cash flows. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests.   Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Definite-lived intangibles are amortized on a straight-line basis over their useful lives.  We review our other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment charges to earnings for the years ended December 31, 2009 and 2008 were $0 and $14.4 million, respectively.

Foreign Currency Translation

Assets and liabilities of the Company’s international operations are translated into U.S. dollars at exchange rates in effect on the balance sheet date and equity accounts are translated at historical exchange rates. Revenue and expense items are translated at average exchange rates in effect during the year. Gains or losses from translating foreign currency financial statements are recorded in other comprehensive income. The cumulative translation adjustment decreased other comprehensive income by $217 thousand for the year ended December 31, 2009 compared to an increase in other comprehensive income of $893 thousand for the year ended December 31, 2008.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, “Accounting for Income Taxes”, (“ASC 740”). ASC 740 requires recognition of deferred tax liabilities and assets for the future expected tax consequences of events that have been included in the financial statements or tax returns.

Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At December 31, 2009, the Company recorded a full valuation allowance against its net deferred tax assets and net operating loss carry-forwards given that it is more likely than not that the deferred tax asset will not be realized.

As of December 31, 2009, the Company has unrecognized U.S. federal and state net operating loss carryforwards of approximately $10.8 million and $15.1 million, respectively. These unrecognized U.S. federal and state net operating loss carryforwards have significantly increased due to the losses incurred to date during 2009. In addition, future changes in the unrecognized tax benefit, will have no impact on the effective tax rate due to the existence of the valuation allowance.

The Company files its tax returns as prescribed by the tax laws of the jurisdiction in which it operates. None of the Company’s tax filings in these jurisdictions are currently under audit. The Company’s policy is to recognize interest and penalties in Other Expense.

Earnings (Loss) Per Share

Earnings (loss) per share is calculated in accordance with  ASC 260, “Earnings Per Share”, (“ASC 260”).  Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares plus the dilutive effect of warrants and outstanding stock options under the Company’s equity incentive plans. For 2009 and 2008 diluted net loss per common share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive.

Supplemental Cash Flow Information

Cash paid for income taxes net of refunds for the years ended December 31, 2009 and 2008 was $85 thousand and $113 thousand. Cash paid for interest for the years ended December 31, 2009 and 2008 was $51 thousand and $26 thousand, respectively.

Non-cash financing activities for the issuance of common stock in connection with debt issuance were $226 thousand and $0 for the years ended December 31, 2009 and 2008, respectively.

Pensions

The Company contributes to state sponsored pension plans for its internationally based employees. The majority of these state sponsored pension plans are defined contribution plans. The amount of pension expense related to these plans for the years ended December 31, 2009 and 2008 was $1.6 million and $1.7 million, respectively.

Recently Issued Accounting Standards

In September 2009, the Company adopted Accounting Standards Codification (ASC) 105- 10-05, which provides for the Financial Accounting Standards Board Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP) to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change GAAP, but combines all authoritative standards into a comprehensive, topically organized online database. ASC 105-10-05 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission (SEC) under Federal securities laws as authoritative GAAP for SEC registrants. Subsequent revisions to GAAP will be incorporated into the Codification through Accounting Standards Updates (ASU). ASC 105-10-05 is effective for interim and annual periods ending after September 15, 2009, and was effective for the Company in the third quarter of 2009. The adoption of ASC 105-10-05 impacted the Company's financial statement disclosures, as all references to authoritative accounting literature were updated to and in accordance with the Codification.

In February 2009, the FASB issued an accounting standard now codified within ASC 805, “Business Combinations” that amends the provisions related to the initial recognition and measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of ASC 450, “Contingencies”, if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in ASC 805. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of the standard by the Company was effective January 1, 2009 did not have an impact on the Company's financial position and results of operations.

Effective January 1, 2008, the Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This pronouncement defines fair value, establishes a hierarchal disclosure framework for measuring fair value, and requires expanded disclosures about fair value measurements. The provisions of this statement apply to all financial instruments that are being measured and reported on a fair value basis. Effective January 1,2009, the Company adopted the remaining provisions of ASC Topic 820 that were delayed by the issuance of ASC Section 820-10-55, “Fair Value Measurements and Disclosures: Overall: Implementation Guidance and Illustrations”.

In December 2007, the FASB issued ASC Section 810-10-65, “Consolidation: Transition and Effective Date Information”. This standard amends ARB No.51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company adopted the provisions of ASC 810-10-65 effective January 1, 2009.

In March 2008, the FASB issued an accounting standard related to disclosures about derivative instruments and hedging activities, codified within ASC 815, “Derivatives and Hedging”. Provisions of this standard change the disclosure requirements for derivative instruments and hedging activities including enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect our financial position, financial performance, and cash flows. This statement was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted the standard on January 1, 2009.

In April 2008, the FASB issued an accounting standard now codified within ASC 350, “Intangibles-Goodwill and Other” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Under this standard, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The intent of the standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Adoption of the standard was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, The Company adopted the standard on January 1, 2009. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In November 2008, the FASB issued an accounting now standard codified within ASC 350, “Intangibles-Goodwill and Other” that applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. The standard clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with guidance provided within ASC 805, “Business Combinations” and ASC 820, “Fair Value Measurements and Disclosures”. The standard was effective for intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company adopted this standard effective January 1, 2009 and will apply the provisions of this guidance to intangible assets acquired on or after that date. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In April 2009, the FASB issued an accounting standard now codified within ASC 825, “Financial Instruments” that requires disclosures about the fair value of financial instruments that are not reflected in the consolidated balance sheets at fair value whenever summarized financial information for interim reporting periods is presented. Entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, if any, during the period. The standard was effective for interim reporting periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In April 2009, the FASB issued an accounting standard now codified within ASC 820, “Fair Value Measurements and Disclosures”, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales, The standard reaffirms the objective of fair value measurement, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In May 2009, the FASB issued an accounting standard now codified within ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard was effective for interim or annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (ASU 2010-09) “Subsequent Events” (Topic 855): “Amendments to Certain Recognition and Disclosure Requirements”. This ASU amends FASB Codification topic 855. The amendments in ASU 2010-09 removes the requirement in ASC 855-10 for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This ASU was effective upon issuance and the Company adopted this ASU as of December 31, 2009. Except for the removal of disclosure requirements in ASC 855-10, the adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value”. The ASU provides additional guidance for the fair value measurement of liabilities under ASC 820, Fair Value Measurements and Disclosures. The ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. The ASU also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level fair value measurements. The Company adopted the ASU in the fourth fiscal quarter of 2009.

The adoption of the pronouncements above did not have a material effect on the Company's financial position or results of operations.

New Accounting Pronouncements not yet effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (ASU 2009-13) and ASU 2009-14, “Certain Arrangements that Include Software Elements”, (amendments to ASC Topic 985, Software) (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable” Interest Entities, which amends ASC 810, Consolidation to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be January 1, 2010. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820 Fair Value Measurements and Disclosures, including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The FASB updated ASC Topic 810, Consolidations, and ASC Topic 860, “Transfers and Servicing”, which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company adopted the provisions of these staff positions effective January 1, 2010. The adoption of these staff positions could impact future transactions entered into by the Company.

3.	DISCONTINUED OPERATIONS:

On July 16, 2009 the Company sold substantially all of the assets relating to the Company’s U.S. line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.  The purchase price was $2.6 million comprised of $80 thousand in cash and the assumption of liabilities in the amount of $2.5 million.

In accordance with ASC 360, the operational results and cash flows of the U.S. line of business are presented as discontinued operations. Net Revenues from discontinued operations for the years ended December 31, 2009 and 2008 were $3.9 million and $7.9 million, respectively. Loss from discontinued operations before taxes for the years ended December 31, 2009 and 2008 was $725 thousand and $4.2 million, respectively. The operating results related to the US line of business are included in discontinued operations. Gain on sale of discontinued operations for the year ended December 31, 2009 was $775 thousand and is included in the loss from discontinued operations.

The current and noncurrent assets and liabilities of discontinued operations at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Investigator advances	$-	$1,076,797
Accounts receivable, net	28,832	1,446,583
Prepaid expenses and other	-	173,671
Prepaid taxes	-	28,290
Costs and estimated earnings in excess of
related billings on uncompleted contracts	-	837,167
Current assets of discontinued operations	$28,832	$3,562,508

Property and Equipment, Net	$-	$881,666
Other assets	-	335,309
Long-term assets of discontinued operations	$-	$1,216,975

Accounts payable	$485,203	$1,194,732
Accrued expenses	58,514	285,440
Obligations under capital leases	-	28,445
Billings in excess of related costs and
estimated earnings on uncompleted contracts	53,368	2,044,686
Customer advances	10,467	2,952,514
Current liabilities of discontinued operations	$607,552	$6,505,817

Obligations under capital leases	$-	$89,278
Other liabilities	-	116,341
Long-term liabilities of discontinued operations	$-	$205,619

4.	PROPERTY & EQUIPMENT:

	December 31,
	2009	2008
Property & equipment consists of the following:
Equipment	$736,362	$677,814
Furniture & fixtures	192,489	170,020
Equipment under capital lease	162,439	142,439
Total Property and Equipment	$1,091,290	$990,273
Accumulated depreciation	(783,738)	(660,010)
Property and equipment, net	$307,552	$330,263

The Company purchased $74 thousand of additional equipment in 2009. There was an increase in net book value of European assets due to foreign exchange rate differences totaling $4 thousand.

5.	INCOME TAXES:

	Year Ended December 31,
	2009	2008
Net loss before taxes:
U.S.	$(2,232,836)	$(5,686,248)
Foreign	(1,681,993)	(15,490,899)

	$(3,914,829)	$(21,177,147)

The components of the income tax provision (benefit) are as follows:

	2009	2008
Current:
Federal	$-	$-
Foreign	31,578	194,463
State	-	-
	$31,578	$194,463

Deferred:
Federal	$-	$-
Foreign	(76,714)	(298,134)
State	-	-

Total company	$(45,136)	$(103,671)

The federal statutory income tax rate is reconciled to the effective income tax rate as follows:

	Year Ended December 31,
	2009	2008
Federal statutory rate	(34.0)%	(34.0)%
Change in valuation allowance	34.0%	34.0%
Other	1.4%	0.5%
	1.4%	0.5%

The components of the net current and long-term deferred tax assets and liabilities, measured under ASC 740, are as follows:

	Year Ended December 31,
	2009	2008
Deferred Tax Asset
Net operating loss carryforwards	$3,953,416	$3,473,321
Depreciation	-	-
Accrual	28,888	36,909
Total deferred tax assets	3,982,304	3,510,230
Valuation allowance	(3,953,416)	(3,473,321)
Net Deferred Tax Asset (included as a component of prepaid expenses and other current assets.)	$28,888	$36,909

Deferred tax liabilities
Amortization of Intangibles	912,160	970,714
Accrual	124,026	104,441
Other	49,355	28,222
	$1,085,541	$1,103,377

Net deferred tax liability	$1,056,653	$1,066,468

A deferred tax liability was recognized related to the acquisition of Encorium Oy for the difference between the assigned value of the intangible assets acquired and the tax basis of the intangible assets acquired. A tax rate of 26% was utilized to establish the deferred tax liability which is the current prevailing corporate income tax rate in Finland.

The valuation allowance has been established due to the uncertainty of realizing the benefits of tax loss carryforwards. The allowance increased $480 thousand during the year ended December 31, 2009 and increased $1.4 million in the year ended December 31, 2008, respectively, due primarily to decreases and increases in the loss carryforwards for 2009 and 2008, respectively.

At December 31, 2009, the Company had federal net operating loss (NOL) carryforwards of approximately $10.8 million, the majority of which will expire, if not utilized, between fiscal 2025 and 2028. The Company had state NOL carryforwards of approximately $15.1 million, the majority of which will expire between 2015 and 2018. As of December 31, 2009, the Company had $509 thousand of foreign net operating loss carryforwards. These net operating loss carryforwards have begun to expire and will continue to expire through 2015.

A portion of the net operating loss carryforwards are subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986.

Portions of these federal and foreign net operating loss carryforwards may be subject to annual limitations in the future, depending upon future transactions and events of the Company.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Due to the Company’s recent loss history, and uncertainty regarding the realization of deferred tax assets, a full valuation allowance has been provided against deferred tax assets directly related to net loss carryforwards as of December 31, 2008. The utilization of federal net operating loss carryforwards is subject to annual limitations in accordance with Section 382 of the Internal Revenue code. Certain state carryforward net operating losses are also subject to annual limitations. The Company also has certain net operating loss carryforwards in foreign jurisdictions which also have been fully reserved. As of December 31, 2008, the Company believes that there are no significant uncertain tax positions, and no amounts have been recorded as interest and penalties. The Company does not anticipate any events that would require it to record a liability related to any uncertain tax position as prescribed by ASC 740.

The Company files its tax returns as prescribed by the tax laws of the jurisdiction in which it operates. None of the Company’s tax filings in these jurisdictions are currently under audit. The Company’s policy is to recognize interest and penalties in Other Expense.

6.	LINES OF CREDIT:

The Company has two lines of credit for its European operations. The first credit facility amounting to $715 thousand is with Svenska Handelsbanken AB with interest charged at Handlesbanken Avista +0.9%, which at year-end was approximately 1.8%. The second line of credit amounting to $430 thousand is with Okopankki Oyj with interest charged at 1 month euribor +1.0%, which at year end was approximately 3.5%. As of December 31, 2009, $301 thousand was outstanding under these credit facilities. Commitments by the banks generally expire one year from the date of the agreement and are generally renewed. (Amounts were converted based on an exchange rate of 1.00 EUR ~ 1.4332 USD)

The Lines of credit are collateralized by substantially all assets of the Company and a personal guarantee of our Chief Executive Officer in the amount of $143 thousand.

7.	NOTE PAYABLE:

Note payable consists of the following:

	December 31,
	2009	2008
$1,003,239 Promissory Note collateralized by substantially all assests of Encorium Oy and certain assets of related parties payable in semi-annually installments of $167,207 plus interest beginning June 2010.
The Promissory Note bears interest at the six month euribor plus 2.35% (3.34 % at December 31, 2009).	$1,003,239	$-

Less current portion	(334,413)	-

Total notes payable net of current portion	$668,826	$-

The Note is collateralized by certain assets of the Company with an aggregate value of $287 thousand and personal guarantees of a significant shareholder and our Chief Executive Officer with an aggregate value of $544 thousand.

(Amounts were converted based on an exchange rate of 1.00 EUR ~ 1.4332 USD)

8.	EARNINGS (LOSS) PER SHARE:

Earnings (loss) per share is calculated in accordance with ASC 260. Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares plus the dilutive effect of outstanding stock options under the Company’s equity incentive plans. For 2009 and 2008, diluted net loss per common share is the same as basic net loss per share, since the effects of potentially dilutive securities are anitdilutive. Stock options outstanding that are not included in the table below because of their anti-dilutive effect for the year ended December 31, 2009 were 75,417 and for the year ended December 31, 2008 were 119,260. Warrants outstanding that are not included in the table below because of their anti-dilutive effect for the years ended December 31, 2009 and 2008 were 109,266.

The net loss and weighted average common and common equivalent shares outstanding for purposes of calculating net loss per common share were computed as follows:

	Years ended December 31,
	2009	2008

Net Loss	$(3,869,693)	$(21,073,476)

Weighted average number of common shares
outstanding used in computuing basic earnings per share	2,709,904	2,573,671

Weighted average shares used in computing diluted
earnings per share	2,709,904	2,573,671

Basic and diluted loss per share	$(1.43)	$(8.19)

9.	STOCKHOLDERS’ EQUITY:

Treasury Stock

In October 2008 the Company approved a stock repurchase program in an amount of up to $250,000. During the year ended December 31, 2008, the Company purchased 9,907 shares of Common Stock at an average price of $2.87 per share in open market transactions. There were no purchases of Common Stock during 2009.  There were 38,765 common shares in treasury as of December 31, 2009. The shares are valued using the cost method of accounting for treasury stock.

10.	STOCK-BASED COMPENSATION:

Employee Equity Incentive Plans

2006 Equity Incentive Plan

In November 2006, the Board of Directors approved the 2006 Equity Incentive Plan, which was approved by the stockholders in November 2006. Upon adoption, a total of 125,000 shares (as adjusted for the 8:1 reverse split which became effective February 16, 2010)  were available for grant under this plan. The plan provides for the granting of incentive and non-qualified stock options for the purchase of shares of common stock to directors, officers, employees, advisors and consultants, as defined under the provisions of the plan. Options issued under the plan have typically been subject to a 3 year vesting period with a contractual term of 10 years.

2002 Equity Incentive Plan

In March 2002, the Board of Directors approved the 2002 Equity Incentive Plan, which was approved by the shareholders in June 2002. Upon adoption, a total of 125,000 shares (as adjusted for the 8:1 reverse split which became effective February 16, 2010) were available for grant under this plan. The plan provides for the granting of incentive and non-qualified stock options for the purchase of shares of common stock to directors, officers, employees, advisors and consultants, as defined under the provisions of the plan. Options issued under the plan have typically been subject to a 3 year vesting period with a contractual term of 5 years.

General Option Information

The Company has issued stock options to employees under share-based compensation plans. Stock options are issued at the current market price on the date of the grant, subject to a vesting period and contractual term associated with the plan the options were issued under. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of our common stock. We use historical data on exercises of stock options and other factors to estimate the expected life of the share-based payments granted. For options granted under the 2002 Equity Incentive Plan, we determined the expected life to be 5 years for options granted prior to January 1, 2006 and 4 years for any options granted subsequent to January 1, 2006. We determined the expect life for options granted under the 2006 Equity Incentive Plan to be 7 years. The risk free rate is based on the U.S. Treasury bond rate commensurate with the expected life of the option.

	Year Ended December 31,
	2009	2008
Risk-free interest rate	2.20% - 2.97%	2.05% - 3.63%
Expected dividend yield	—	—
Expected life	7 years	7 years
Weighted average volatility	84%	68%
Expected volatility	72% - 91%	50% - 71%

Based upon the above assumptions, the weighted average fair value of the stock options granted for the years ended December 31, 2009 and 2008  was $2.24 and $4.64, respectively.

A summary of award activity under the stock option plans as of December 31, 2009 and changes during the two prior years are presented below:

			Weighted
			Average
		Range of	Exercise
	Number of	Exercise Prices	Price per	Intrinsic
	Shares	per Share	Share	Value
Options outstanding at December 31, 2007	136,467	$16.40 - $48.64	$21.12	-
Granted	94,281	1.92 - 15.20	3.20	-
Exercised	-	-	-	-
Canceled	(111,488)	17.36 - 31.36	19.92	-
Options outstanding at December 31, 2008	119,260	$1.92 - $48.64	$18.32
Granted	34,719	1.52 - 3.28	2.88	-
Exercised	-	-	-	-
Canceled	(78,562)	1.52 - 48.64	7.92	-
Options outstanding at December 31, 2009	75,417	$1.92 - $48.64	$5.93

Vested options outstanding at:
December 31, 2009	16,667	$1.92 - $48.64	$12.76	-

Non-vested options outstanding at:
December 31, 2009	58,750	$1.92 - $48.64	$4.00	-

Approximately 20,232 options, net of forfeitures, of the 58,750 non-vested options outstanding as of December 31, 2009 will vest within the next year.

As of December 31, 2009, there was $95 thousand of total unrecognized compensation cost related to unvested share-based compensation awards granted under the stock option plans.  That cost is expected to be recognized over a weighted-average period of 2.2 years.  The Company has a policy of issuing new shares to satisfy share option exercises.

The following table summarizes information regarding stock options outstanding at December 31, 2009:

Options Outstanding
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise
Range of	Outstanding at	Contractual	Price
Exercise	December 31,	Life in	per
Prices	2009	Years	Share
$1.51 - $2.00	28,750	8.93	$1.94
2.01 - 2.50	9,375	9.09	2.32
2.51 - 3.00	5,625	8.85	2.88
3.01 - 3.50	21,875	9.87	3.28
12.51 - 13.00	2,500	8.41	12.80
15.01 - 15.50	3,125	8.20	15.20
48.51 - 49.00	4,167	7.07	48.64
	75,417	9.07	$5.93

Options Exercisable
		Weighted	Weighted
	Number of	Average	Average
	Exercisable	Remaining	Exercise
Range of	Options at	Contractual	Price
Exercise	December 31,	Life in	Per
Prices	2009	Years	Share
$1.51 - $2.00	9,584	8.93	$1.94
2.51 - 3.00	1,875	8.85	2.88
12.51 - 13.00	833	8.41	12.80
15.01 - 15.50	1,042	8.20	15.20
48.51 - 49.00	3,333	7.07	48.64
	16,667	8.48	$12.76

As of December 31, 2009, there were 75,417 stock options available for grant under our stock option plans. A summary of stock options expected to vest in the next twelve months, net of forfeitures, are as follows:

Options Expected To Vest
		Weighted	Weighted
	Options	Average	Average
	Expected	Remaining	Exercise
Range of	to Vest	Contractual	Price
Exercise	Net of	Life in	Per
Prices	Fortietures	Years	Share
$1.51 - $2.00	8,147	8.93	$1.94
2.01 - 2.50	3,542	9.09	2.32
2.51 - 3.00	1,594	8.85	2.88
3.01 - 3.50	4,648	9.87	3.28
12.51 - 13.00	708	8.41	12.80
15.01 - 15.50	885	8.20	15.20
48.51 - 49.00	708	7.07	48.64
	20,232	9.05	$4.98

Valuation and Expense Information under ASC 718

Under the Modified Prospective Approach, the amount of compensation expense recognized includes compensation expense for all share-based payments granted prior to, but not yet fully vested as of January 1, 2006, based on the grant date fair value estimated in accordance with ASC 718 and compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with ASC 718.  In accordance with ASC 718, the amount of compensation expense recognized shall be reduced by the amount of pre-vested forfeitures the Company expects to occur over the remaining requisite service period.  The Company determined that the appropriate rate of pre-vested forfeitures to be 15% of the total amount of compensation expense to be recognized for those share-based payments granted prior to, but not fully vested as of January 1, 2006 and those granted subsequent to January 1, 2006.  The pre-vested forfeiture rate was determined based on the amount of pre-vested forfeitures experienced by the Company for the past 5 years.

For the years ended December 31, 2009 and 2008, the adoption of ASC 718 resulted in incremental stock-based compensation expense of $301 thousand and $263 thousand, respectively. The adoption of ASC 718 did not have a net impact on cash flows from operating, investing or financing activities. A deduction is not allowed for income tax purposes until the options are exercised. The amount of the income tax deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. The tax effect of the income tax deduction in excess of the financial statement expense will be recorded as an increase in additional paid-in-capital. Accordingly, ASC 718 requires the recognition of a deferred tax asset for the tax effect of the financial statement expense recorded. However, due to our recent loss history, and uncertainty regarding the realization of deferred tax assets, deferred tax assets have been fully reserved as of December 31, 2009. The net operating losses incurred to date by the Company are being carried forward and may be applied against future taxable income subject to certain limitations set forth in Section 382 of the Internal Revenue Code.

11.	EMPLOYEE BENEFIT PLAN:

The Company sponsored a 401(k) retirement savings plan that was available to substantially all its U.S. based full-time employees who elect to participate. Effective August 1, 2006, the Company began providing a discretionary matching contribution equal to 100% on the first 2% of the participant’s compensation (excluding bonus payments). In 2009 and 2008 company matching contributions were $0 and $77 thousand, respectively. Matching contributions were  determined and funded each payroll period. Concurrent with the sale of the U. S. operation, the Company terminated the plan in accordance with the plan provisions.

The Company contributes to state sponsored pension plans for its internationally based employees. The majority of these state sponsored pension plans are defined contribution plans. The amount of pension expense related to these plans as of December 31, 2009 and 2008 were $1.6 million and $1.7 million, respectively.

The Company also maintains a defined benefit plan for certain employees as mandated by foreign state authorities.  Financial information related to this plan as of December 31, 2009 is summarized as follows:

Year Ended December 31,
2009
Change in Benefit obligations:
Benefit obligation at begining of year	$204,565
Service cost	47,540
Interest cost	8,644
Net actuarial (gain)/ loss	(108,045)
Benefits paid	(33,134)
Settlements	(14,406)
Benefit obligation at end or year	$105,164

Accrued pension liability included in long-term liabilities	$(105,164)

Actuarial losses included in accumulated other comprehensive
income	$187,752

As of December 31, 2009 the funded status of the plan was as follows:

Projected benefit obligation	$(105,164)
Fair value of plan assets	-
Excess of benefit obligation over fair value of plan assets	$(105,164)

Pension costs for the plan include the following components:

Service cost benefits earned during the year	$47,540
Interest cost on projected benefit obligation	8,644
Return on assets	(4,322)
Effect of settlement	(40,337)
Net pension cost	$11,525

The weighted average assumptions as of December 31, 2009 are as follows:

Discount rate at the year end	4.50%
Rate of salary increase	5.00%
Rate of inflation	2.00%
Employee turnover	12.00%

The Company expects to make annual benefit payments of approximately $30,000 in future years.

12.	SEGMENT DISCLOSURES:

The Company follows the provisions of ASC 280, “Disclosures About Segments of an Enterprise and Related Information” which establishes standards for reporting business segment information. The Company operates in one segment predominantly in the clinical research industry providing a broad range of clinical research services on a global basis to the pharmaceutical and biotechnology industries.

The following table summarizes the distribution of net revenue and contracts with significant clients:

	Year Ended December 31,
	2009		2008
	Percentage of Revenues	Number of Contracts	Percentage of Revenues	Number of Contracts
Client A	30%	13	13%	8
Client B	10%	4	0%	0
Client C	8%	12	10%	15
Client D	0%	0	12%	1

Top Clients	48%	29	35%	24

13.	CAPITAL AND OPERATING LEASE COMMITMENTS:

In October 2008, we entered into a financing agreement for application software to be used in our European operations. This financing agreement is being accounted for as a capital lease obligation. The present value of the capital lease obligation and the corresponding asset value of the software acquired was $142 thousand. In December of 2009 we entered into a financing agreement for a server back up system.  This financing agreement is being accounted for as a capital lease obligation.  The present value of the capital lease obligation and the corresponding asset value of the system was $20 thousand.

The amount of leased equipment accounted for as a capital lease at December 31, 2009 totaled $162 thousand with associated accumulated amortization of $47 thousand.

Future minimum lease payments on capital lease obligations at December 31, 2009 are as follows:

For the year ending December 31:
2010	$61,597
2011	$47,988
2012	5,371

Total	114,956
Less amount representing interest	(7,905)

Present value of capital lease payments	$107,051

We are committed under a number of non-cancelable operating leases, primarily related to office space and other office equipment. Total lease expense was $1.0 million for the year ended December 31, 2009, and $1.1 million for the year ended December 31, 2008.

Future minimum lease payments on operating lease obligations at December 31, 2009, are as follows:

	Total	2010	2011	2012	2013
Operating leases	$4,194,638	$1,731,471	$1,175,291	$763,078	$524,798

14.	QUARTERLY FINANCIAL DATA (UNAUDITED):

	2009
	For the Quarter Ended
	31-Mar	30-Jun	30-Sep	31-Dec	Total

Net revenue	$4,538,173	$4,483,263	$4,446,606	$4,389,075	$17,857,117
Loss from Continuing Operations	(578,533)	(1,269,249)	(616,713)	(683,851)	(3,148,346)
Net Loss from Continuing Operations	(574,056)	(1,270,255)	(742,215)	(557,901)	(3,144,427)

Net income (loss) from Discontinued Operations	378,836	(674,416)	(258,436)	(171,250)	(725,266)

Net Loss	$(195,220)	$(1,944,671)	$(1,000,651)	$(729,151)	$(3,869,693)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic and diluted	2,565,485	2,565,485	2,565,485	3,138,703	2,709,904

Net Loss per Common Share:
Continuing Operations	$(0.22)	$(0.50)	$(0.29)	$(0.18)	$(1.16)
Discontinued Operations	$0.15	$(0.26)	$(0.10)	$(0.05)	$(0.27)

Net Loss per Common Share - Basic and diluted	$(0.07)	$(0.76)	$(0.39)	$(0.23)	$(1.43)

	2008
	For the Quarter Ended
	31-Mar	30-Jun	30-Sep	31-Dec	Total

Net revenue	$5,402,479	$5,917,591	$5,396,894	$5,581,974	$22,298,938
Loss from Continuing Operations	(1,102,469)	(665,443)	(2,418,279)	(12,832,955)	(17,019,146)
Net Loss from Continuing Operations	(1,111,817)	(719,221)	(2,425,710)	(12,648,874)	(16,905,622)

Net Loss from Discontinued Operations	(895,564)	(726,230)	(1,455,642)	(1,090,418)	(4,167,854)

Net Loss	$(2,007,380)	$(1,445,451)	$(3,881,352)	$(13,739,293)	$(21,073,476)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic and diluted	2,573,671	2,573,671	2,573,671	2,573,671	2,573,671

Net Loss per Common Share:
Continuing Operations	$(0.43)	$(0.28)	$(0.94)	$(4.92)	$(6.57)
Discontinued Operations	$(0.35)	$(0.28)	$(0.57)	$(0.42)	$(1.62)

Net Loss per Common Share - Basic and diluted	$(0.78)	$(0.56)	$(1.51)	$(5.33)	$(8.19)

15.	COMMITMENTS AND CONTINGENCIES:

In 2006, we entered into an employment agreement with one of our officers that calls for specified minimum annual compensation of $275,000 per year over a three-year period and includes provisions for continuation of salary upon termination as defined in the agreement. This agreement expired on November 1, 2009. In November 2007, we entered into an employment agreement with another officer that calls for specific minimum annual compensation of $275,000 per year, and included a provision for continuation of salary as defined in that agreement. That agreement was terminated in connection with the sale of the Company’s U.S. line of business. In December 2008, we entered into an employment agreement with another one of our officers that called for specified minimum annual compensation of $316,000 per year over a three-year period and included provisions for continuation of salary upon termination as defined in the agreement. That agreement was terminated in connection with the sale of the Company’s U.S. line of business.

The contract research organization industry is subject to legislation and regulations that are revised or amended on an on-going basis. The impact of complying with such legislation and regulations could materially affect our business.

The Company is obligated under outsourcing agreements related to certain aspects of its support functions approximating $105,000,  Actual amounts paid under these outsourcing agreements could be higher or lower than the amounts shown below as a result of changes in volume and other variables.

16.	GOODWILL AND OTHER INTANGIBLES

The Company followed the provisions of ASC 805. The amount of Goodwill that resulted from the Encorium Oy acquisition, including deferred taxes of $1,697,724, was $15,388,299. In accordance with ASC 805  the amount of goodwill resulting from the Encorium Oy acquisition was determined as the excess of cost over the fair values of acquired net assets. Goodwill is carried at cost and is not amortized. We test goodwill for impairment on an annual basis as November 1st of each fiscal year, relying on a number of factors including operating results, business plans and anticipated future cash flows. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests.   Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Definite-lived intangibles are amortized on a straight-line basis over their useful lives.  We review our other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment charges to earnings for the years ended December 31, 2009 and 2008 were $0 and $14.4 million, respectively.

The Company also acquired $6.5 million of unidentifiable intangible assets in connection with the Encorium Oy acquisition. Of the $6.5 million of acquired intangible assets, $3.9 million was attributed to customer relationships, $2.6 million was attributable to backlog and $53 thousand was attributable to a non-compete agreement. All of these intangibles are subject to amortization on a straight-line basis. The estimated useful lives for customer relationships, backlog and non-compete agreement are 16 years, 18 months and 4 years, respectively. Amortization expense for the years ended December 31, 2009 and 2008 was $279 thousand and $1.1 million, respectively. As of December 31, 2009, estimated amortization of intangibles for the five fiscal years subsequent to December 31, 2009 is as follows:

2010	$284,938
2011	272,398
2012	272,398
2013	272,398
2014	272,398

The following table summarizes the changes in the Company’s goodwill for the years ended December 31,  2008 and 2009:

Goodwill at December 31, 2007	$15,388,299

Impairment of goodwill	(14,391,992)

Translation adjustment	$369,962

Goodwill at December 31, 2008	1,366,269

Translation adjustment	22,776

Goodwill at December 31, 2009	$1,389,045

17.	COMMON STOCK AND WARRANTS

In May 2007, the Company sold 218,532 shares of its common stock, $0.001 par value in a private placement (the “Offering”) at a price of $22.88 per share and warrants to purchase an aggregate of 109,266 shares of the Company’s common stock, $0.001 par value, at an exercise price of $4.12 per share for a period of five years commencing six months from the date of issuance to certain investors (“the Investors”). The Offering resulted in aggregate gross proceeds to the Company of $5 million before deducting commissions, fees and expenses. The net proceeds of the transaction are expected to be used to fund organic expansion and, as opportunities arise, for complementary acquisitions, as well as for general corporate purposes and working capital.

In October 2009 the Company entered into Warrant Exchange Agreements (the “Exchange Agreements”) with the Investors pursuant to which the Company issued to the Investors (i) an aggregate of 233,000 shares of Common Stock (collectively, the “Exchange Shares”); and (ii) warrants to purchase an aggregate of 109,266 shares of Common Stock, exercisable for a period of five years, at an exercise price of $3.20 per share (collectively, the “Exchange Warrants“). The Exchange Shares and Exchange Warrants were issued in exchange for warrants issued to the Investors in the Offering. Except as described above, the terms of the Exchange Warrants, including anti-dilution adjustments, are substantially similar to those of the Original Warrants. The Company has obtained stockholder approval for the issuance of stock upon exercise of the Exchange Warrants at it’s annual meeting on January 8, 2010.

The fair value of the warrants was determined by using the Black-Scholes pricing model as of the issuance date as noted in the following table.

Risk-free interest rate	2.84%
Expected dividend yield	-
Expected life	5 years
Expected volatility	103%

Based on the above assumptions, the fair value of the warrants as of the issuance date was $299 thousand and has been recorded as a component of stockholders equity.

In October 2009, the Company sold 492,188 shares of its common stock, $0.001 par value in a private placement (the 2009 Offering) at a price of $3.20 per share to an individual investor.  The 2009 Offering resulted in aggregate proceeds of $1,575,000 to be used for general corporate purposes and working capital.

In December 2009, the Company issued a Note to Finnvera plc in the amount of $1,003,239 (see Note 7).  In connection with this Note, the investor in the 2009 Offering and the Company’s Chief Executive Officer (the “Guarantors”) issued personal guarantees as collateral with an aggregate value of $687 thousand.  In consideration for the personal guarantees, the Company issued 97,500 shares of its common stock, par value $0.001 on a pro-rata basis to the Guarantors.  The value of the shares has been recorded as deferred debt issuance costs and will be amortized over the life of the Note.  As of December 31, 2009 the total deferred debt issuance costs were $226 thousand.

 ENCORIUM GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(UNAUDITED)
Assets
Current Assets
Cash and cash equivalents	$165,594	$196,583
Investigator advances	6,500	19,232
Accounts receivable, less allowance of $336,774 at
March 31, 2010 and $412,973 at December 31, 2009	2,255,195	3,454,173
Prepaid expenses and other	1,209,198	872,722
Costs and estimated earnings in excess of
related billings on uncompleted contracts	1,183,440	1,794,134
Debt issuance costs, current	75,400	75,400
Current assets of discontinued operations	-	28,832
Total Current Assets	4,895,327	6,441,076

Property and Equipment, Net	287,696	307,552

Goodwill	1,303,853	1,389,045
Other intangibles, Net	3,225,686	3,508,310
Debt issuance costs, long-term	131,950	150,800
Other assets	295,196	313,524

Total Assets	$10,139,708	$12,110,307

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,846,212	$1,756,678
Notes payable	313,903	334,413
Credit Line	626,263	300,697
Accrued expenses	2,661,830	2,333,099
Deferred taxes	242,208	248,117
Obligations under capital leases	48,577	54,510
Billings in excess of related costs and
estimated earnings on uncompleted contracts	1,083,897	1,179,779
Customer advances	985,342	1,361,496
Current liabilities of discontinued operations	531,253	607,552
Total Current Liabilities	8,339,485	8,176,341

Long Term Liabilities
Notes Payable	627,806	668,826
Obligations under capital leases	33,762	52,541
Deferred taxes	768,524	837,424
Other liabilities	103,588	104,624
Liability for warrants to purchase common stock	218,000	-
Total Long Term Liabilities	1,751,680	1,663,415
Total Liabilities	10,091,165	9,839,756

Stockholders' Equity
Common stock, $.001 par value 4,375,000
shares authorized, 3,426,938 shares issued
and 3,388,173 shares outstanding at March 31, 2010 and December 31, 2009, respectively	3,427	3,427
Additional paid-in capital	35,255,526	35,442,460
Accumulated deficit	(35,530,728)	(33,607,123)
Accumulated other comprehensive income	1,047,007	1,158,476
Less:	775,232	2,997,240
Treasury stock, at cost, 38,765 shares	(726,689)	(726,689)
Total Stockholders’ Equity	48,543	2,270,551

Total Liabilities and Stockholders’ Equity	$10,139,708	$12,110,307

See accompanying notes to the consolidated condensed financial statements.

ENCORIUM GROUP, INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009
Revenue
Net revenue	$3,001,360	$4,538,173
Reimbursement revenue	556,165	1,116,051
Total Revenue	3,557,525	5,654,224

Operating Expenses
Direct	2,796,540	2,943,901
Reimbursement out-of-pocket expenses	556,165	1,116,051
Selling, general and administrative	2,010,716	2,082,307
Depreciation and amortization	94,582	90,498
Total Operating Expenses	5,458,003	6,232,757

Loss from Operations	(1,900,478)	(578,533)

Interest Income	-	9,043
Interest Expense	(14,285)	(12,504)
Net Interest Expense	(14,285)	(3,461)

Net Loss from continuing operations before Income Taxes	(1,914,763)	(581,994)

Income Tax Benefit	(6,589)	(7,938)

Net Loss from continuing operations	(1,908,174)	(574,056)

Net income (loss) from discontinued operations	(15,431)	378,836

Income Tax Expense (Benefit)	-	-

Net Loss	$(1,923,605)	$(195,220)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic and diluted	3,388,173	2,565,485

Net Loss per Common Share
Continuing Operations	$(0.56)	$(0.23)
Discontinued Operations	$(0.01)	$0.15

Net Loss per Common Share	$(0.57)	$(0.08)

 See accompanying notes to the consolidated condensed financial statements.

ENCORIUM GROUP, INC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Net Cash Used By Operating Activities	(336,641)	(2,972,163)

Investing Activities:
Purchases of property and equipment	(27,779)	(11,867)
Net Cash Used By Investing Activities	(27,779)	(11,867)

Financing Activities:
Payments under capital leases	(18,690)	(25,587)
Net cash from short-term borrowings	354,311	-
Net Cash Provided (Used) By Financing Activities	335,621	(25,587)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,190)	(373,935)

Net Decrease In Cash and Cash Equivalents	(30,989)	(3,383,552)

Cash and Cash Equivalents, Beginning of Period	196,583	5,705,818

Cash and Cash Equivalents, End of Period	$165,594	$2,322,266

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF BUSINESS:

In this discussion, the terms, “Company”, “we”, “us”, and “our”, refer to Encorium Group, Inc. and subsidiaries (formerly known as, “Covalent Group, Inc.”), except where it is made clear otherwise.

We are a clinical research organization that engages in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. Our mission is to provide our clients with high quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of many of the largest companies in the pharmaceutical, biotechnology and medical device industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials and to deliver clinical programs on time and within budget. We have clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. We have the capacity and expertise to conduct clinical trials on a global basis.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

The accompanying consolidated condensed financial statements have been prepared on the basis of the company continuing as a going concern.

We anticipate that will meet our cash requirements through June of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts during fiscal 2010 and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern, we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all.  Given the current levels of the trading price of the Company’s common stock, if the Company were to raise additional capital by issuing equity securities, existing stockholders’ percentage ownership would be reduced and they would experience substantial dilution. If we were to raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. These factors have raised substantial doubt about our ability to continue as a going concern for the foreseeable future. If we are unable to obtain additional capital, we will scale back our operations until such capital is obtained. Our consolidated condensed financial statements do not include any adjustment to reflect the possible future effects on the recoverability or classification of assets or the amounts and classification of liabilities that may result from the outcome of our ability to continue as a going concern.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  Such request stays any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock will remain listed on NASDAQ pending a formal determination by the Lisitng Qualification Panel.  On April 29, 2010, The NASDAQ Capital Market notified the Company that the hearing of the Listing Qualifications Panel will take place on June 10, 2010.

On February 16, 2010, the Company affected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company Common Stock were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.  On the Company's balance sheet, the aggregate par value of the issued Common Stock was reduced by reclassifying the par value amount of the eliminated shares of Common Stock to additional paid-in capital. All per share amounts and outstanding shares, including all Common Stock equivalents, stock options, equity compensation plans, and warrants, have been retroactively restated in the Financial Statements and in the Notes to the Financial Statements for all period presented to reflect the reverse stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The accompanying unaudited Consolidated Condensed Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q. Certain information and accounting policies and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such instructions, although Encorium believes that the included disclosures are adequate for a fair presentation. The information furnished reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations and cash flows for the interim periods presented. These Consolidated Condensed Financial Statements should be read in conjunction with the Consolidated Condensed Financial Statements and notes thereto filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Consolidation

The consolidated condensed financial statements for the three months ended March 31, 2010 and 2009 include our accounts and the accounts of our wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

We maintain cash accounts at several institutions in Europe and one in the US. Deposits in Europe are generally insured by individual states up to € 50,000 for each account (approximately $67,000 as of March  31, 2010). Accounts in the US are generally insured up to $250,000 for each account. As of March 31, 2010 our cash and cash equivalents were based primarily in Europe with two institutions. To date, the Company has not experienced any loss or lack of access to its invested cash or cash equivalents, however, there can be no assurance that access to invested balances will not be impacted by adverse conditions in the financial and credit markets.

Investigator Advances

We received advance payments from a small number of our clients as part of long-term contracts, which includes a separate cash account to be utilized for payment of investigator fees. As of March 31, 2010 and December 31, 2009, this cash amount was $6 thousand and $20 thousand, respectively. This amount is also included in customer advances within current liabilities in the accompanying balance sheets.

Revenue Recognition

The majority of our net revenue is recognized from fixed price contracts on a proportional performance method based on assumptions regarding the estimated completion of the project. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. Work is also performed under time and material contracts whereby we recognize revenue as hours are worked based on the hourly billing rate for each contract.

Each month costs are accumulated on each project and compared to total estimated cost to complete to determine the degree of completion for that particular project. This determines the percentage of completion for the project. This percentage of completion is multiplied by the contract value to determine the amount of revenue to be recognized. As the work progresses, original estimates may be adjusted due to revisions in the scope of work or other factors and a contract modification may be negotiated with the customer to cover additional costs. Our accounting policy for recognizing revenue for changes in scope is to recognize revenue when the Company has reached agreement with the client, the services pursuant to the change in scope have been performed, the price has been set forth in the change of scope document and collectibility is reasonably assured based on our course of dealings with the client. We bear the risk of cost overruns on work performed absent a signed contract modification. Because of the inherent uncertainties in estimating costs, it is reasonably possible that the cost estimates used will change in the near term and may have a material adverse impact on our financial performance.

In the past, we have had to commit unanticipated resources to complete projects resulting in lower gross margins on those projects. We may experience similar situations in the future although our current contracts in process are of a shorter duration and subject to less cost volatility. Should our estimated costs on fixed price contracts prove to be low in comparison to actual costs, future margins could be reduced, absent our ability to negotiate a contract modification.

There are no standard billing and payment provisions which are present in each contract. Each contract has separate and distinct billing and payment terms which are the result of negotiation between us and the client. Billings and the related payment terms from fixed price contracts are generally determined by provisions in the contract that may include certain payment schedules and the submission of required billing detail. The payment schedule in the contract reflects the value of services to be performed by us at the initiation of the contract. The payment schedule may include the value of certain interim service components as well as periodic payments which are reasonably assured at the start of the contract and which we expect to receive during the duration of the contract. Accordingly, cash receipts, including the receipt of upfront payments, periodic payments and payments related to the achievement of certain billing mechanisms, do not necessarily correspond to cost incurred and revenue recognized on contracts. A contract’s payment structure typically requires an upfront payment of 10% to 20% of the contract value at or shortly after the initiation of the contract, a series of periodic payments over the life of the contract and payments based upon the achievement of certain billing mechanisms. The upfront payments are deferred and recognized as revenues and services are performed under the proportional performance method. Periodic payments, including payments related to the achievement of certain billing mechanisms in the contract, are invoiced pursuant to the terms of the contract once the agreed upon services criteria have been achieved. Payments based upon interim billing mechanisms are included in the value of the contract because we expect to receive them during the term of the contract. All payments received pursuant to the contract are recognized in accordance with the proportional performance method. In a comprehensive full service drug development program, the client would not generally purchase certain service components separately but as an integrated, full service arrangement in connection with the development of the drug.

Clients generally may terminate a contract on short notice which might cause unplanned periods of excess capacity and reduced revenues and earnings. Client initiated delays or cancellations for ongoing clinical trials can come suddenly and may not be foreseeable. To offset the effects of early termination of significant contracts, we attempt to negotiate the payment of an early termination fee as part of the original contract. Generally, we have not been successful in negotiating such fees. Our contracts typically require payment to us of expenses incurred to wind down a study and fees earned to date. Therefore, revenue recognized prior to cancellation does not require a significant adjustment upon cancellation. If we determine that a loss will result from the performance of a fixed price contract, the entire amount of the estimated loss is charged against income in the period in which such determination is made.

Our accounting policy for recognizing revenue for terminated projects requires us to perform a reconciliation of study activities versus the activities set forth in the contract. We negotiate with the client, pursuant to the terms of the existing contract, regarding the wind up of existing study activities in order to clarify which services the client wants us to perform. Once we and the client agree on the reconciliation of study activities and the agreed upon services have been performed by us, we would record the additional revenue provided collectibility is reasonably assured.

Our operations have experienced, and may continue to experience, period-to-period fluctuations in net revenue and results from operations. Because we generate a large proportion of our revenues from services performed at hourly rates, our revenues in any period are directly related to the number of employees and the number of hours worked by those employees during that period. Our results of operations in any one quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and related contract value of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, employee hiring, vacation patterns, exchange rate fluctuations and other factors.

Reimbursable Out-of-Pocket Expenses

On behalf of our clients, we pay fees to investigators and other out-of-pocket costs for which we are reimbursed at cost, without mark-up or profit.  Out-of-pocket costs are included in Operating Expenses, while the reimbursements received are reported separately as Reimbursement Revenue in the Consolidated Condensed Statements of Operations.

As is customary in the industry, we will continue to exclude from revenue and expense in the Consolidated Condensed Statements of Operations fees paid to investigators and the associated reimbursement since we acts as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments.  These investigator fees are not reflected in our Net Revenue, Reimbursement Revenue, Reimbursement Out-of-Pocket Expenses, and/or Direct Expenses. The amounts of these investigator fees were $402 thousand and $492 thousand for the three months ended March 31, 2010 and 2009, respectively.

Accounts Receivable

Accounts receivable and costs and estimated earnings in excess of related billings on completed contracts represent amounts due from our clients who are concentrated primarily in the pharmaceutical and biotechnology industries.

Concentration of Credit Risk

Our accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts are concentrated with a small number of companies within the pharmaceutical and biotechnology industries. The significant majority of this exposure is to large, well established firms. Credit losses have historically been minimal. As of March 31, 2010 and December 31, 2009, the total of accounts receivable and costs and estimated earnings in excess of related billings on uncompleted contracts was $3.4 million and $5.2 million respectively. The following table sets forth the exposure to our top clients:

	March 31, 2010		December 31, 2009
	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage	Total of Accounts Receivable and cost and estimated earnings in excess of billings	Percentage

Client A	$1,047,998	30%	$1,716,077	33%
Client B	691,154	20%	611,497	12%
Client C	214,932	6%	571,896	11%

Top Clients	$1,954,084	56%	$2,899,470	56%

Several client contracts contain provisions that allow us to bill and receive advance payments to be utilized for investigator fees and reimbursable expenses. In some instances, the client requires that we maintain separate cash accounts to be utilized for investigator fees, which are included as Investigator Advances. Funds received as customer advances, excluding investigator advances for which separate cash accounts are required as part of our contract with the client, are included as part of Cash and Cash Equivalents. The balance of customer advances, including investigator advances of $6 thousand, was $985 thousand as of March 31, 2010. The balance of customer advances, including investigator advances of $19 thousand was $1.4 million as of December 31, 2009. As of March 31, 2010 and December 31, 2009, there were no customer advances billed, but not received.

Financial Instruments

The fair value of cash and cash equivalents, restricted cash, accounts receivable, costs and estimated earnings in excess of related billings on uncompleted contracts, accounts payable, accrued expenses and billings in excess of related costs and estimated earnings on uncompleted contracts, notes payable, credit lines, and obligations under capital leases were not materially different than their carrying amounts as reported at March 31, 2010 and December 31, 2009.

As of March 31, 2010, the Company was not a counter party to any forward foreign exchange contracts.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 8 years for equipment and furniture and fixtures and the remaining lease term for leasehold improvements and assets under capital lease. Depreciation and amortization, excluding the amortization of intangible assets, for the three months ended March 31, 2010 and 2009 was $25 thousand. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or fully depreciated the cost and accumulated depreciation are removed from the accounts, and any gain or loss on the sale of property and equipment is included in operations.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718 using the Modified Prospective Approach. ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date, or the date of later modification, over the requisite service period. In addition, ASC 718 requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period. Accordingly, prior period amounts have not been restated.

Goodwill and Intangible Assets

Goodwill is carried at cost and is not amortized. We test goodwill for impairment on an annual basis as November 1st of each fiscal year, relying on a number of factors including operating results, business plans and anticipated future cash flows. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests.   Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Definite-lived intangibles are amortized on a straight-line basis over their useful lives.  We review our other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Foreign Currency Translation

Assets and liabilities of the Company’s international operations are translated into U.S. dollars at exchange rates in effect on the balance sheet date and equity accounts are translated at historical exchange rates. Revenue and expense items are translated at average exchange rates in effect during the year. Gains or losses from translating foreign currency financial statements are recorded in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, “Accounting for Income Taxes”,   (“ASC 740”). ASC 740 requires recognition of deferred tax liabilities and assets for the future expected tax consequences of events that have been included in the financial statements or tax returns.

Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At March 31, 2010, the Company recorded a full valuation allowance against its net deferred tax assets and net operating loss carry-forwards given that it is more likely than not that the deferred tax asset will not be realized.

The Company files its tax returns as prescribed by the tax laws of the jurisdiction in which it operates. None of the Company’s tax filings in these jurisdictions are currently under audit. The Company’s policy is to recognize interest and penalties in Other Expense.

Earnings (Loss) Per Share

Earnings (loss) per share is calculated in accordance with  ASC 260, “Earnings Per Share”, (“ASC 260”).  Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares plus the dilutive effect of warrants and outstanding stock options under the Company’s equity incentive plans. For 2010 and 2009 diluted net loss per common share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive.

Recently Issued Accounting Standards

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820   “Fair Value Measurements and Disclosures”  , including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010.  The Company adopted the standard for Levels 1 and 2 on January 1, 2010, and does not expect the adoption of the standard for Level 3, on January 1, 2011, to have a material impact on its consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” , which amends ASC 810,  “Consolidation”   to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and became effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009.  The Company adopted the standard on January 1, 2010.

The FASB updated ASC Topic 810, “Consolidations” (“ASC Topic 810”), and ASC Topic 860, “ Transfers and Servicing ” (ASC Topic 860”), which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company adopted the provisions of these staff positions effective January 1, 2010. The adoption of these staff positions could impact future transactions entered into by the Company.

New Accounting Pronouncements not yet effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition ) (ASU 2009-13) and ASU 2009-14, “  Certain Arrangements that Include Software Elements”, ( amendments to ASC Topic 985 , Software)   (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.  The Company will implement the standard effective January 1, 2011.

In April 2010, the FASB issued ASU 2010-13, Topic 718, “Compensation—Stock Compensation”, which addressed the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  ASU 2010-13 specifies that a share-based payment awarded that contains a condition that is not a market, performance, or service condition is required to be classified as a liability unless it otherwise qualifies as equity.  The amendment is effective for fiscal years, and interim period beginning on or after December 15, 2010.  The Company is currently evaluating the impact of the adoption of this ASU on its consolidated results of operations of financial condition. The Company will implement the standard effective January 1, 2011.

3. DISCONTINUED OPERATIONS

On July 16, 2009 the Company sold substantially all of the assets relating to the Company’s U.S. line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.  The purchase price was $2.6 million comprised of $80 thousand in cash and the assumption of liabilities in the amount of $2.5 million.

In accordance with ASC 360, the operational results and cash flows of the U.S. line of business are presented as discontinued operations. Net Revenues from discontinued operations for the three months ended March 31, 2010 and 2009 were $0 and $2.5 million, respectively. Loss from discontinued operations before taxes for the three months ended March 31, 2010 was $15 thousand and income from discontinued operations before taxes was $378 thousand for the three months ended March 31, 2009. The operating results related to the US line of business are included in discontinued operations.

The assets and liabilities of discontinued operations at March 31, 2010 and December 31, 2009 were as follows:

	March 31,	December 31,
	2010	2009
Accounts receivable, net	$-	$28,832
Current assets of discontinued operations	$-	$28,832

Accounts payable	$412,509	$485,203
Accrued expenses	54,909	58,514
Billings in excess of related costs and
estimated earnings on uncompleted contracts	53,368	53,368
Customer advances	10,467	10,467
Current liabilities of discontinued operations	$531,253	$607,552

4. LINE OF CREDIT

The Company has four lines of credit for its European operations totaling $1.2 million with interest and outstanding amounts as per the following table:

Lender	Credit Line	Interest Rate	Effective rate at March 31, 2010	Amount outstdanding at March 31, 2010	Amount outstanding at December 31, 2009

Svenska Handelsbanken AB	$672,650	Handelsbanken Avista plus 2.35%	2.50%	$359,708	$459
Sampo Pankki Oyj	403,590	Sampo viitepaivaluottokorko plus 3.5%	6.00%	193,065	300,238
Svenska Handelsbanken AB	69,249	Handelsbanken's base rate	6.35%	-	-
Svenska Handelsbanken AB	90,353	Handelsbanken's base rate	6.15%	73,490	-

Total	$1,235,842			$626,263	$300,697

Commitments by the lenders are valid indefinitely, subject to other terms and conditions of the underlying agreements.  (Amounts were converted based on an exchange rate of 1.00 EUR ~ 1.3453 USD and 1.00 EUR ~ 1.4332 USD for March 31, 2010 and December 31, 2009 respectively)

The Lines of credit are collateralized by substantially all assets of the Company and a personal guarantee of our Chief Executive Officer in the amount of $135 thousand.

5. NOTE PAYABLE

Note payable consists of the following:

	March 31,	December 31,
	2010	2009
Promissory Note collateralized by substantially all assests of Encorium Oy and certain assets of related parties payable in equal semi-annual installments of $156,952 plus interest beginning June 2010.
The Promissory Note bears interest at the six month euribor plus 2.35% (3.29% at March 31, 2010).	$941,709	$1,003,239

Less current portion	(313,903)	(334,413)

Total notes payable net of current portion	$627,806	$668,826

(Amounts were converted based on an exchange rate at March 31, 2010 and December 31, 2009 of 1.00 EUR ~ 1.3453 USD and ~ 1.00 EUR ~ 1.4332 USD, respectively)

6. EARNINGS PER SHARE

Earnings (loss) per share is calculated in accordance with ASC 260. Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares plus the dilutive effect of outstanding stock options under the Company’s equity incentive plans. For the three months ended March 2010 and 2009, diluted net loss per common share is the same as basic net loss per share, since the effects of potentially dilutive securities are anitdilutive. Stock options outstanding that are not included in the table below because of their anti-dilutive effect for the three months ended March 31, 2010 were 155,000 and for the three months ended March 31, 2009 were 129,177. Warrants outstanding that are not included in the table below because of their anti-dilutive effect for the three months ended March 31, 2010 and 2009 were 109,266.

The net loss and weighted average common and common equivalent shares outstanding for purposes of  calculating net loss per common share were computed as follows:

	Three months ended March 31,
	2010	2009

Net Loss	$(1,923,605)	$(195,220)

Weighted average number of common shares
outstanding used in computuing basic and diluted earnings per share	3,388,173	2,565,485

Basic and diluted loss per share	$(0.57)	$(0.08)

7. COMPREHENSIVE INCOME

A reconciliation of comprehensive loss is as follows:

	Three Months Ended
	March 31,
	2010	2009

Net loss	$(1,923,605)	$(195,220)

Foreign currency
translation adjustment	111,469	(402,004)
Comprehensive income (loss)	$(1,812,136)	$(597,224)

8. SEGMENT INFORMATION

The Company follows the provisions of ASC 280, “Disclosures About Segments of an Enterprise and Related Information”   which establishes standards for reporting business segment information. The Company operates in one segment predominantly in the clinical research industry providing a broad range of clinical research services on a global basis to the pharmaceutical and biotechnology industries.

The following table summarizes the distribution of net revenue and contracts with significant clients:

	Three Months Ended March 31,
	2010		2009
	Percentage of Revenues	Number of Contracts	Percentage of Revenues	Number of Contracts
Client A	20%	13	36%	13
Client B	15%	7	3%	8
Client C	9%	10	9%	12

Top Clients	44%	30	48%	33

9. STOCKHOLDERS EQUITY

Treasury Stock

In October 2008 the Company approved a stock repurchase program in an amount of up to $250,000. There were no purchases of Common Stock during 2010.  There were 38,765 common shares in treasury as of March 31, 2010. The shares are valued using the cost method of accounting for treasury stock.

10. STOCK-BASED COMPENSATION

Employee Equity Incentive Plans

2006 Equity Incentive Plan

In November 2006, the Board of Directors approved the 2006 Equity Incentive Plan, which was approved by the stockholders in November 2006. Upon adoption, a total of 125,000 shares (as adjusted for the 8:1 reverse split which became effective February 16, 2010)  were available for grant under this plan. The plan provides for the granting of incentive and non-qualified stock options for the purchase of shares of common stock to directors, officers, employees, advisors and consultants, as defined under the provisions of the plan. Options issued under the plan have typically been subject to a 3 year vesting period with a contractual term of 10 years.

2002 Equity Incentive Plan

In March 2002, the Board of Directors approved the 2002 Equity Incentive Plan, which was approved by the shareholders in June 2002. Upon adoption, a total of 125,000 shares (as adjusted for the 8:1 reverse split which became effective February 16, 2010) were available for grant under this plan. The plan provides for the granting of incentive and non-qualified stock options for the purchase of shares of common stock to directors, officers, employees, advisors and consultants, as defined under the provisions of the plan. Options issued under the plan have typically been subject to a 3 year vesting period with a contractual term of 5 years.

General Option Information

The Company has issued stock options to employees under share-based compensation plans. Stock options are issued at the current market price on the date of the grant, subject to a vesting period and contractual term associated with the plan the options were issued under. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of our common stock. We use historical data on exercises of stock options and other factors to estimate the expected life of the share-based payments granted. For options granted under the 2002 Equity Incentive Plan, we determined the expected life to be 5 years for options granted prior to January 1, 2006 and 4 years for any options granted subsequent to January 1, 2006. We determined the expect life for options granted under the 2006 Equity Incentive Plan to be 7 years. The risk free rate is based on the U.S. Treasury bond rate commensurate with the expected life of the option.

	Three Months Ended
	March 31,
	2010	2009
Risk-free interest rate	3.15%	2.20% - 2.55%
Expected dividend yield	—	—
Expected life	7 years	7 years
Expected volatility	117.46%	72.50%
Forfeiture rate	—	15.00%

A summary of award activity under the stock option plans as of March 31, 2010 and changes during the three month period is presented below:

			Weighted
			Average
		Range of	Exercise
	Number of	Exercise Prices	Price per	Intrinsic
	Shares	per Share	Share	Value
Options outstanding at December 31, 2009	75,417	$1.92 - $48.64	$5.93	-
Granted	81,250	$1.45	1.45	$96,688
Exercised	-	-	-	-
Canceled	(1,667)	$48.64	48.64	-
Options outstanding at March 31, 2010	155,000	$1.45 - $48.64	$3.12	-

Vested options outstanding at:
March 31, 2010	20,000	$1.92 - $48.64	$9.76	-

Non-vested options outstanding at:
March 31, 2010	135,000	$1.45 - $48.64	$1.27	$184,950

Approximately 101,437 options, net of forfeitures, of the 135,000 non-vested options as of March 31, 2010 will vest within the next year.

As of March 31, 2010, there was approximately $153 thousand of total unrecognized compensation cost related to unvested share-based compensation awards granted under the stock option plans.  That cost is expected to be recognized over a weighted-average period of approximately 2.5 years.

Based upon the above assumptions, the weighted average fair value of the stock options granted for the three months ended March 30, 2010 and 2009 was $1.29 and $1.60, respectively.

The Company has a policy of issuing new shares to satisfy share option exercises.

The following table summarizes information regarding stock options outstanding at March 31, 2010:

Options Outstanding
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise
Range of	Outstanding at	Contractual	Price
Exercise	March 31,	Life in	per
Prices	2010	Years	Share
$1.00 - $1.50	81,250	9.96	$1.45
1.51 - 2.00	28,750	8.68	1.94
2.01 - 2.50	9,375	8.84	2.32
2.51 - 3.00	5,625	8.60	2.88
3.01 - 3.50	21,875	9.63	3.28
12.51 - 13.00	2,500	8.16	12.80
15.01 - 15.50	3,125	7.95	15.20
48.51 - 49.00	2,500	6.82	48.64
	155,000	9.44	$3.12

The following table summarizes information regarding exercisable stock options at March 31, 2010:

Options Exercisable
		Weighted	Weighted
	Number of	Average	Average
	Exercisable	Remaining	Exercise
Range of	Options at	Contractual	Price
Exercise	March 31,	Life in	Per
Prices	2010	Years	Share
1.51 - 2.00	9,584	8.68	$1.94
2.01 - 2.50	3,125	8.84	2.32
2.51 - 3.00	1,875	8.60	2.88
12.51 - 13.00	833	8.16	12.80
15.01 - 15.50	2,083	7.95	15.20
48.51 - 49.00	2,500	6.82	48.64
	20,000	8.37	$9.76

A summary of stock options expected to vest in the next twelve months is as follows:

Options Expected To Vest
		Weighted	Weighted
	Options	Average	Average
	Expected	Remaining	Exercise
Range of	to Vest	Contractual	Price
Exercise	Net of	Life in	Per
Prices	Fortietures	Years	Share
$1.00 - $1.50	81,250	9.96	$1.45
1.51 - 2.00	8,146	8.68	1.94
2.01 - 2.50	2,656	8.84	2.32
2.51 - 3.00	1,594	8.60	2.88
3.01 - 3.50	6,198	9.63	3.28
12.51 - 13.00	708	8.16	12.80
15.01 - 15.50	885	7.95	15.20
	101,437	9.48	$2.38

The estimated annual share-based compensation expense relating to ASC 718 for the twelve months ended December 31, 2010 is expected to be $120 thousand. The Company recognized stock-based compensation expense of $31 thousand and $56 thousand for the three months ended March 31, 2010 and 2009, respectively.

11. SUPPLEMENTAL CASH FLOW INFORMATION

No income tax payments were required for the three months ended March 31, 2010 and 2009. Cash paid for interest for the three months ended March 31, 2010 and 2009 was approximately $15 thousand and $14 thousand, respectively. We did not enter into any capital lease obligations during the three months ended March 31, 2010 and 2009. We did not acquire any property and equipment through leasing arrangements during the three months ended March 31, 2010 or 2009, respectively.

12. GOODWILL AND OTHER INTANGIBLES

The Company followed the provisions of ASC 805. The amount of goodwill that resulted from the Encorium Oy acquisition, including deferred taxes of $1,697,724, was $15,388,299. In accordance with ASC 805, the amount of goodwill resulting from the Encorium Oy acquisition was determined as the excess of cost over the fair values of acquired net assets. Goodwill is carried at cost and is not amortized. We test goodwill for impairment on an annual basis as November 1st of each fiscal year, relying on a number of factors including operating results, business plans and anticipated future cash flows. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests.   Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Definite-lived intangibles are amortized on a straight-line basis over their useful lives.  We review our other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

The Company also acquired $6.5 million of unidentifiable intangible assets in connection with the Encorium Oy acquisition. Of the $6.5 million of acquired intangible assets, $3.9 million was attributed to customer relationships, $2.6 million was attributable to backlog and $53 thousand was attributable to a non-compete agreement. All of these intangibles are subject to amortization on a straight-line basis. The estimated useful lives for customer relationships, backlog and non-compete agreement are 16 years, 18 months and 4 years, respectively. Amortization expense for the three months ended March 31, 2010 and 2009 was $69 thousand and $66 thousand, respectively. As of March 31, 2010, estimated amortization of intangibles for the five fiscal years subsequent to March 31, 2010 is as follows:

2010	$200,008
2011	255,691
2012	255,691
2013	255,691
2014	255,691

13. INCOME TAXES

The Company accounts for income taxes in accordance with the provisions of FASB ASC 740, “Accounting for Income Taxes” (“ASC 740”).   ASC 740 requires recognition of deferred tax liabilities and assets for the future expected tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At March 31, 2010, the Company recorded a full valuation allowance against its net deferred tax assets and net operating loss carry-forwards given that it is more likely than not that the deferred tax asset will not be realized.

The Company files its tax returns as prescribed by the tax laws of the jurisdiction in which it operates. The Company’s policy is to recognize interest and penalties in Other Expense.

14. FAIR VALUE MEASUREMENTS

The Company has adopted a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. In this valuation, the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date and fair value is a market-based measurement and not an entity-specific measurement.

The Company utilizes the following hierarchy in fair value measurements:

•	Level 1 – Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•
Level 2 – Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 – Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

The Company has warrants classified as liabilities, which are measured at fair value on a recurring basis. The warrants are measured at fair value using the Black-Scholes valuation model with pricing inputs that are observable in the market or that can be derived principally from or corroborated by observable market data. In selecting the appropriate fair value technique the Company considers the nature of the instrument, the market risks that it embodies, and the expected means of settlement.

Recurring Fair Value Measurements: There were no recurring fair value measurements of liabilities at December 31, 2009.  Liabilities measured at fair value on a recurring basis at March 31, 2010 are as follows:

	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31, 2010
Liability for warrants to purchase common stock	—	$218,000	—	$218,000

15. COMMON STOCK AND WARRANTS

In May 2007, the Company sold 218,532 shares of its common stock, $0.001 par value in a private placement (the “Offering”) at a price of $22.88 per share and warrants to purchase an aggregate of 109,266 shares of the Company’s common stock, $0.001 par value, at an exercise price of $4.12 per share for a period of five years commencing six months from the date of issuance to certain investors (“the Investors”). The Offering resulted in aggregate gross proceeds to the Company of $5 million before deducting commissions, fees and expenses. The net proceeds of the transaction are expected to be used to fund organic expansion and, as opportunities arise, for complementary acquisitions, as well as for general corporate purposes and working capital.

In October 2009 the Company entered into Warrant Exchange Agreements (the “Exchange Agreements”) with the Investors pursuant to which the Company issued to the Investors (i) an aggregate of 233,000 shares of Common Stock (collectively, the “Exchange Shares”); and (ii) warrants to purchase an aggregate of 109,266 shares of Common Stock, exercisable for a period of five years from the issue date of October 16, 2009, at an exercise price of $3.20 per share (collectively, the “Exchange Warrants“). The Exchange Shares and Exchange Warrants were issued in exchange for warrants issued to the Investors in the Offering. Except as described above, the terms of the Exchange Warrants, including anti-dilution adjustments, are substantially similar to those of the Original Warrants. The Company obtained stockholder approval for the issuance of stock upon exercise of the Exchange Warrants at its Annual Meeting of stockholders on January 8, 2010.

The Company evaluates the classification of warrants in accordance with ASC 815, "Derivatives and Hedging" ("ASC 815").  As of December 31, 2009, the warrants were not readily convertible to cash due to the number of shares to be exchanged as compared to the daily trading volume.  As a result the warrants were classified as stockholders' equity since the net settlement provision was not met as defined by ASC 815.

In accordance with ASC 815, an ongoing evaluation is performed to determine whether the warrants are readily convertible to cash.  As of March 31, 2010, due to the increase in daily trading volume, the warrants were readily convertible to cash.  As a result, the warrants now meet the definition of a derivative and are recorded at fair value and classified as a liability on the balance sheet. The liability for warrants to purchase common stock are revalued at each balance sheet date and marked to fair value with the corresponding adjustment recognized as "gain or loss on warrants" in  the statements of operations.

As of March 31, 2010, the fair value of the liability for warrants to purchase common stock was $218 thousand.  For the three months ended March 31, 2010 there was no gain or loss on warrants.  The assumptions used to value the liability at March 31, 2010 were:  weighted average exercise price of $3.20, weighted average life of 4.58 years, volatility 106%, and risk free interest rate of 2.55%.

At both March 31, 2010 and December 31, 2009, the Company had 109,266 warrants outstanding to purchase its common stock at an exercise price of $3.20 and an expiration date of October 16, 2014.

In October 2009, the Company sold 492,188 shares of its common stock, $0.001 par value in a private placement (the 2009 Offering) at a price of $3.20 per share to an individual investor.  The 2009 Offering resulted in aggregate proceeds of $1,575,000 to be used for general corporate purposes and working capital.

In December 2009, the Company issued a Note to Finnvera plc in the amount of $1,003,239 (see Note 5).  In connection with this Note, the investor in the 2009 Offering and the Company’s Chief Executive Officer (the “Guarantors”) issued personal guarantees as collateral with an aggregate value of $646 thousand.  In consideration for the personal guarantees, the Company issued 97,500 shares of its common stock, par value $0.001 on a pro-rata basis to the Guarantors.  The value of the shares has been recorded as debt issuance costs and will be amortized over the life of the Note.  As of March 31, 2010 the total deferred debt issuance costs and accumulated amortization were $207 thousand and $19 thousand, respectively.

[      ] Shares of Common Stock

Subscription Rights to Purchase an Aggregate of up to [       ]
Shares of Common Stock

ENCORIUM GROUP, INC.

PRELIMINARY PROSPECTUS

 [_], 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution.

SEC registration fee	$
Accounting fees and expenses*	$
Legal fees and expenses*	$
Printing and engraving expenses*	$
Subscription agent and registrar fees and expenses*	$
Miscellaneous*	$
Total*	$

*    Estimated pursuant to Item 511 of Regulation S-K

Item 14.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Certificate of Incorporation of the Company limits the personal liability of directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers which require the Company to indemnify officers and directors for any expenses incurred by any officer or director. In addition, the Company’s Bylaws provides for indemnification, to the full extent authorized by the DGCL, of any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

Item 15.       Recent Sales of Unregistered Securities

On October 16, 2009 the Company entered into a Subscription Agreement with Ilari Koskelo pursuant to which the Company issued and sold in a private placement 492,188 shares of its Common Stock, at a price of $2.40 per share (the “Investment Shares”). The Investment Shares sold were not registered under the Securities Act of 1933, as amended (the "1933 Act").   For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Act and/or Regulation S promulgated under the Act.

On October 16, 2009 the Company entered into Warrant Exchange Agreements (the "Exchange Agreements") with two investors (the "Investors") pursuant to which the Company issued to the Investors (i) an aggregate of 233,000 (on a post-split basis) shares of Common Stock (collectively, the "Exchange Shares"); and (ii) warrants to purchase an aggregate of 109,266 (on a post-split basis) shares of Common Stock, exercisable for a period of five years, at an exercise price of $2.40 per share (on a post-split basis) (collectively, the "Exchange Warrants"). The Exchange Shares and Exchange Warrants were issued in exchange for warrants dated as of May 9, 2007 held by the Investors to purchase an aggregate of 109,266 shares (on a post-split basis)  of Common Stock of the Company (collectively, the "Original Warrants"). Except as described above, the terms of the Exchange Warrants, including anti-dilution adjustments, are substantially similar to those of the Original Warrants. The Original Warrants were issued in connection with a Securities Purchase Agreement dated May 8, 2007 among the Company and the Investors (the "2007 Private Placement"). Pursuant to the terms of the Exchange Agreements, the Original Warrants were cancelled.   The Exchange Shares and Exchange Warrants issued on October 16, 2009 were not registered under the Act. For these issuances, the Company relied on the exemption from federal registration under Sections 3(a)(9) and 4(2) of the Act.

On April 16, 2010 one of the Inverstors exercised its warrants to purchase 54,633 shares on the Company’s Common Stock.  The Company relied on the exemption from federal registration under Section 4(2) of the Act for issuance of the common stock upon exercise of these warrants.

On December 16, 2009 Encorium Oy entered into a three year term loan facility in the amount of EURO 700,000 (the "Loan Facility") with Finnvera plc, a specialized financing company owned by the Finnish state. As collateral for the Loan Facility Ilari Koskelo pledged personal property with a value of EURO 350,000 and Dr. Kai Lindevall, Chief Executive Officer, gave a personal guarantee of EURO 30,000. Dr. Kai Lindevall also executed a personal guarantee of EURO 100,000 to Svenska Handelsbanken AB as replacement collateral for the assets subject to the business mortgage that was transferred to Finnvera.   On December 30, 2009 the Board of Directors granted Mr. Koskelo and Dr. Lindevall 8,887 and 3,301 (on a post-split basis) shares of Common Stock of the Company, respectively, as consideration for their personal guarantees.  For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Act and/or Regulation S promulgated under the Act.

Item 16.       Exhibits

2.1	-
Combination Agreement by and among Covalent Group, Inc., Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA incorporated by reference to Exhibit 2.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2006.

2.2	-
Amended and Restated Combination Agreement dated as of July 6, 2006 by and among Covalent Group, Inc., Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2006.

2.3	-
Asset Purchase Agreement between Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2009.

3.1	-
Certificate of Incorporation of Covalent Group, Inc., filed with the Secretary of State of the State of Delaware on April 16, 2002 incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2002.

3.2	-
Certificate of Amendment of Certificate of Incorporation of Covalent Group, Inc. incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

3.3	-
Certificate of Amendment of Certificate of Amendment of Certificate of Incorporation of Encorium Group, Inc. incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2010.

3.4	-
Second Amended and Restated Bylaws of Encorium Group, Inc. incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2008.

4.1	-	Form of Non-Qualified Stock Option Award Agreement incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006.
4.2	-	Form of Incentive Stock Option Award Agreement incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006.
4.3*	-	Form of Subscription Rights Certificate
4.5*	-	Form of Subscription Agent Agreement
5.1**		Opinion of Cozen O’Connor
10.1	-	Covalent Group, Inc. 2002 Equity Incentive Plan incorporated by reference to Appendix E to our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 30, 2002.
10.2	-
Amended and Restated Covalent Group, Inc. 1996 Stock Incentive Plan incorporated by reference to Annex A of our Definitive Proxy Statement filed with the Securities and Exchange Commission on May 1, 2000.

10.3	-	Covalent Group, Inc. 2006 Equity Incentive Plan incorporated by reference to Appendix D of our Definitive Proxy Statement filed with the Securities and Exchange Commission on September 15, 2006.
10.4	-
Second Amendment to Lease between Dean Witter Realty Income Partnership II, L.P. and Covalent Group, Inc. dated November 14, 1996 incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 1998.

10.5	-
Fourth Amendment to Lease between FV Office Partners, L.P. (successor to Dean Witter Realty Income Partnership III, L.P.) and Covalent Group, Inc. dated November 27, 2001 incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 1, 2002.

10.6	-
Fifth Amendment to Lease between FV Office Partners, L.P. and Covalent Group, Inc. dated December 13, 2002 incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003.

10.7	-
Sixth Amendment to Lease between Glenhardie Partner, LP , successor in interest to FV Office Partners, L.P and Encorium Group, Inc. dated July 2, 2008 incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.

10.8	-
Seventh Amendment to Lease between Glenhardie Partner, LP , successor in interest to FV Office Partners, L.P and Encorium Group, Inc. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 26, 2008.

10.9	-
Eighth Amendment to Lease by and among Glenhardie Partners, LP, Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2009.

10.10	-
Form of Indemnification Agreement between Covalent Group, Inc., a Delaware Corporation, and its officers and directors incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 13, 2002.

10.11	-
Executive Employment Agreement between Encorium Group, Inc. and David Ginsberg dated December 3, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.

10.12	-
Severance Agreement between Encorium Group, Inc. and David Ginsberg dated December 3, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.

10.13	-
Amended and Restated Non-Qualified Stock Option Award Agreement for David Ginsberg incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on November 10, 2008.

10.14	-
Separation and Mutual Release Agreement between Encorium Group, Inc. and Dr. David Ginsberg dated July 16, 2009 incorporated by reference to our Current Report on From 10-K filed with the Securities and Exchange Commission on July 22, 2009.

10.15	-
Services Agreement between Encorium Group, Inc. and Penn Valley Group dated May 8, 2008 incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2008.

10.16	-	Non-Qualified Stock Option Award Agreement for PVG Corporation incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.
10.17	-
Employment Agreement among Encorium Group, Inc., Encorium Oy and Kai Lindevall effective January 1, 2010 incorporated by reference to our Current Report on From 8-K filed with the Securities and Exchange Commission on January 14, 2010.

10.18	-
Securities Purchase Agreement dated as of May 8, 2007 by and among Encorium Group, Inc., Capital Ventures International and Enable Growth Partners, LP incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2007.

10.19	-	Form of Warrant issued May 9, 2007 incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2007.
10.20	-	Form of Exchange Agreement incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.21	-	Form of Exchange Warrant incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.22	-
Lease between Encorium Oy and Mutual Pension Insurance Company effective October 1, 2008 incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 27, 2009.

10.23	-
Pledge Agreement between Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.

10.24	-	Subscription Agreement dated October 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.25	-
Employment Agreement between Encorium Oy and Eeva-Kaarina Koskelo dated June 9, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2010.

10.26	-	Loan Agreement between Finnvera and Encorium Oy dated December 16, 2009 incorporated by reference to our Annual Report on Form 10-K files with the Securities and Exchange Commission on April 19, 2010.
10.27	-	Agreement for an Account with Overdraft Facility between Handelsbanken and Encorium Oy dated February 9, 2005. Filed herewith.
10.28	-	Agreement for an Account with Overdraft Facility between Sampo Bank Oy and Encorium Oy dated February 21, 2006. Filed herewith.
21.1*		List of Subsidiaries
23.1*	-	Consent of Independent Registered Public Accounting Firm - Asher & Company , Ltd.
23.2*	-	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP
23.3	-	Consent of Cozen O’Connor (included as part of Exhibit 5.1).
24.1	-	Power of Attorney (included on signature page)

99.1*	-	Form of Instructions as to Use of Encorium Group, Inc. Subscription Rights Certificates.
99.2*	-	Form of Letter to Clients.
99.3*	-	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	-	Form of Nominee Holder Certification.
99.5*	-	Beneficial Owner Election Form.
99.6*	-	Form of Letter to Stockholders.

*    Filed Herewith
** To be filed by amendment

Item 17.         Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Wayne, state of Pennsylvania, on June 9, 2010.

Encorium Gropup, Inc.

By:	/s/ Kai Lindevall
Name:	Dr. Kai Lindevall
Title:	Chief Executive Officer

By:	/s/ Philip L. Calamia
Name:	Philip L. Calamia
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Dr. Kai Lindevall and Philip L. Calamia, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Encorium Group, Inc., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ Kai Lindevall	Chief Executive Officer and Director	June 9, 2010
Dr. Kai LIndevall	(Principal Executive Officer)

/S/ Philip L. Calamia	Chief Financial Officer	June 9, 2010
Philip L. Calamia	(Principal Financial and Accounting Officer)

/S/ Shahab Fatheazam	Chairman of the Board	June 9, 2010
Shahab Fatheazam

/S/ Sari Laintinen	Director	June 9, 2010
Sari Laitinen

/S/ Petri Manninen	Director	June 9, 2010
Petri Manninen

/S/ David Morra	Director	June 9, 2010
David Morra